As filed with the U.S. Securities and Exchange Commission on June 22, 2011

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No.1

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	3674	59-3509694
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code number)	Identification No.)

9192 Red Branch Road, Suite 110	John A. Conklin
Columbia, Maryland 21045	9192 Red Branch Road, Suite 110
(800) 213-0689	Columbia, Maryland 21045
(800) 213-0689
(Address and telephone number of principal executive offices)	(Name, address and telephone number of agent for service)

Copies to: Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue
7th Floor
New York, New York 10022
Telephone: (212) 246-3030
Facsimile:  (212) 246-3039

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the 1933 Act, please check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the 1933 Act, check the following box and list the 1933 Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee (2)
Common stock, $0.001 par value(3)	3,233,336	$3.36	(4)	$10,864,002	(4)	$606
Common Stock, $0.001 par value (5)	116,668	$4.98		$581,001.66		$41
Total	3,350,004			$11,445,003.66		$647

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Previously paid.

(3) Represents shares of our common stock were previously acquired by and issued to the Selling Stockholders in private transactions directly with us or with one of our affiliates. All of these shares are offered by the Selling Stockholders.

(4) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the closing price as reported on the Over the Counter Bulletin Board on September 17, 2009 which was $1.12 per share, but reflects the one-for-three reverse stock split effected by the Company on March 16, 2011 and declared effective by the Financial Industry Regulatory Authority as of March 21, 2011.

(5) Represents shares of our common stock, par value $0.001 per share, which may be issued upon exercise of outstanding options at prices ranging from $1.32 to $4.98 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED [], 2011

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until this registration statement is declared effective by the United States Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

New Energy Technologies, Inc.

3,350,004 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain of our stockholders named in the section of this prospectus titled “Selling Stockholders” (the “Selling Stockholders”) of up to 3,350,004 shares of our common stock (the “Shares”). The Shares being offered under this prospectus are comprised of 3,233,336 Shares that were purchased by the Selling Stockholders in transactions with us or with our affiliates pursuant to exemptions from the registration requirements of the Securities Act of 1933 as amended (the “Securities Act”) and 116,668 Shares of common stock which may be issued upon exercise of outstanding options at prices ranging from $1.32 to $4.98 per Share.

Although we will pay substantially all the expenses incident to the registration of the Shares, we will not receive any proceeds from the sales by the Selling Stockholders.

The Selling Stockholders and any underwriter, broker-dealer or agent that participates in the sale of the shares or interests therein may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act. The Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Our common stock is presently quoted for trading under the symbol “NENE” on the OTC Markets Group, Inc. OTCQBTM tier (the “OTCQB”). On June20, 2011, the closing price of the common stock, as reported on the OTCQB was $1.41 per share. The Selling Stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

The purchase of the shares offered through this prospectus involves a high degree of risk. Please refer to “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _______, 2011

You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus or incorporated by reference herein is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

NEW ENERGY TECHNOLOGIES, INC. HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES. THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

Prospectus Summary

This summary highlights certain information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before investing in the securities offered pursuant to this prospectus. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before making an investment decision.

Except where the context otherwise requires and for purposes of this prospectus only, “we,” “us,” “our,” “Company,” “our Company,” and “New Energy” refer to New Energy Technologies, Inc., a Nevada corporation, and its consolidated subsidiaries.

Our Company

We are a renewable and alternative energy company, actively developing two novel technologies for generating sustainable electricity, one of which harvests solar energy of the sun and artificial light, and the other harvests the available kinetic energy present in moving vehicles. Our proprietary, patent-pending technologies and products, which are the subjects of 24 patent-filings, have been invented, designed, engineered, and prototyped in preparation for advanced field testing, product development, and commercial deployment.

Our first technology, SolarWindow™, generates electricity when glass surfaces are sprayed with electricity-generating coatings, creating, semi-transparent, see-through solar cells. If successfully developed, SolarWindow™ could potentially be used on any of the more than 85 million commercial and residential buildings in the United States alone (U.S. Census Bureau, 2007 American Housing Survey & U.S. Energy Information Administration, 2003 Commercial Buildings Energy Consumption Survey).

Our second technology, MotionPower™, harvests the available kinetic or motion energy of cars, trucks, buses, and heavy commercial vehicles when they slow down before coming to a stop. MotionPower™ converts this captured energy into electricity. If successfully developed, MotionPower™ could potentially be used to harvest kinetic energy generated by any of the estimated 250 million vehicles registered in America (U.S. Department of Transportation Federal Highway Administration, 2008 Highway Statistics), which drive approximately six billion miles on our nation’s roadways every day (U.S. Environmental Protection Agency).

Our product development programs involve ongoing research and development efforts, and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

We have achieved numerous important milestones in the development of both our technologies. For example, in advancing our SolarWindow™ technology we have overcome major technical challenges, including the ability to achieve transparency while generating electricity on glass. We have also successfully scaled-up our technology from a single solar cell ― only one-quarter the size of a grain of rice ― to an array of solar cells which form a one-foot by one-foot, early working prototype, our largest-ever SolarWindow™. SolarWindow™ is fabricated by spraying our see-through, electricity-generating coatings onto glass surfaces at room temperature, a significant technical achievement which may provide a manufacturing advantage over expensive and cumbersome temperature-specific and pressure-sensitive manufacturing methods common to conventional solar manufacturing.

Likewise, following successful development of a first-generation prototype, we conducted early durability and user-experience testing of our MotionPower™-Express system for cars and light trucks, such as sport utility vehicles at BurgerKing®, Four Seasons Hotel®, and the Holiday Inn Express®. Data collected and analyzed from these tests have produced important advancements to the MotionPower™ technology, including a reduction in size and maintenance costs, while increasing the system’s capacity to produce electrical power. Having completed the early engineering and prototyping of MotionPower™-Heavy system for big rigs, such as tractor trailers, buses, and large commercial vehicles, we plan to conduct field tests of this system at Heller Industrial Park, an 8.7 million square-foot industrial park, located on the nation’s fifth-busiest toll road, servicing the third largest port in the nation.

Products Derived from our Technologies

SolarWindow™

Our SolarWindow™ products in development are designed to generate electricity on glass while remaining see-through. We currently have six product development goals for our SolarWindow™ technology:

•	SolarWindow™-Commercial ― A flat glass product for installation in new commercial towers under construction and replacement windows;
•	SolarWindowTM-Structural Glass ― Structural glass walls and curtains for tall structures;
•	SolarWindowTM-Architectural Glass ― Textured and decorative interior glass walls, room dividers, etc.;
•	SolarWindow™-Residential ― A window glass for installation in new residential homes under construction and replacement windows;
•	SolarWindow™-Flex ― Flexible films which may be applied directly onto glass, similar to aftermarket window tint films, for retrofit to existing commercial towers, buildings, and residential homes; and
•	SolarWindow™-BIPV ― Building product components associated with building-integrated-photovoltaic (“BIPV”) applications in homes, buildings, and office towers.

Our focus is first on the development and deployment of SolarWindow™-Commercial, Structural, and Architectural products. Our product development efforts have already produced early working prototypes for these applications.

MotionPower™

           Our MotionPower™ products are designed to generate electricity from the capture and conversion of available kinetic energy into electricity, which is present in vehicles which are slowing down before stopping. Kinetic energy is the energy an object possesses due to its motion. We are currently developing three MotionPower™ products:

•
MotionPower™-Heavy ― A fluid-driven, system with limited moving mechanical components for installation at sites where big rigs, such as tractor trailers, buses, and large commercial vehicles are traveling at below 15mph and are in the process of slowing down;

•
MotionPower™-Auto ― A fluid-driven, system similar to MotionPowerTM-Heavy for installation at sites where cars and light-duty trucks, such as sport utility vehicles and automobiles, are traveling at below 15mph and are in the process of slowing down; and

•
MotionPower™-Express ― A mechanical system for installation at sites where all cars, light-duty trucks, motor homes, buses, big rigs, and large commercial vehicles are traveling faster than 15mph and are in the process of slowing down.

Our focus is the development and deployment of all three MotionPower™ products. Our product development efforts have already produced early working prototypes for all three applications. With the prospect of 25-times greater kinetic energy present in big rigs than in cars, we are positioning MotionPower™-Heavy as our first energy harvester for commercial launch.

Our Competitive Strengths

We believe that the following strengths enable us to compete successfully in the alternative energy industry:

•	Our products are novel solutions for generating sustainable electricity.
•	Our products have unique characteristics, not readily-achievable by other technologies.
•	Our SolarWindow™ products are designed for application on the vast glass facades of commercial skyscrapers and are not confined to installation on limited rooftop space.
•	The electricity generated by our technologies is compatible for use with existing energy infrastructure.

Our Business Strategy

Key elements of our business strategy include:

•	Partnering with research institutions, product development firms, and others with proven technology expertise.
•	Identifying industry-centric partnerships for technology out-licensing and in-licensing opportunities.
•	Fostering commercial partnerships with industry partners.
•	Developing pricing models that capitalize on available energy subsidies to make our products affordable and attractive to end-users.
•	Developing cost-effective and efficient supply-chain management and manufacturing processes.
•	Identifying and potentially acquiring strategic and/or complementary technologies.

Corporate Information

We were incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” We conduct our operations through two wholly-owned subsidiaries, New Energy Solar Corporation and Kinetic Energy Corporation. Through New Energy Solar Corporation we are developing our SolarWindow™ Technology and through Kinetic Energy Corporation we are developing our MotionPower™ Technology. We are a development stage company; we have not generated any revenue since inception and we do not expect to generate any revenue for the foreseeable future. We have incurred losses since inception. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. See “Risk Factors.”

Our corporate headquarters is located at 9192 Red Branch Road, Suite 110, Columbia, Maryland 21045. Our telephone number is (800) 213-0689. Our fax number is (240) 554-2316. Our website is www.newenergytechnologiesinc.com. Information contained on our web site (or any other website) does not constitute part of this prospectus.

Private Placement

On February 12, 2008, the Company consummated the sale of an aggregate of 1,225,000 shares of its common stock and Class F Callable Warrants (the “Warrants”) to purchase up to an additional 1,225,000 shares of the Company’s common stock for aggregate gross proceeds of $3,675,000 pursuant to the terms of a Securities Purchase Agreement dated February 8, 2008 (the “2008 Private Placement”) with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Investors”). The Warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $3.75 per share.

Westminster Securities Corp. acted as the exclusive co-placement agent for the 2008 Private Placement and was paid a fee of $257,250, or of 7% of the aggregate proceeds. In addition, Westminster Securities was reimbursed $6,045 of expenses incurred on our behalf. Westminster Securities Corp. also received a Warrant to purchase up to 171,500 shares of our common stock.

Reverse Stock Split

On March 16, 2011, pursuant to a February 7, 2011 written consent signed by the shareholders owning a majority of the Company’s issued and outstanding shares and a February 24, 2011 unanimous written consent of the Company’s board of directors, the Company underwent a one-for-three reverse stock split whereby holders of three shares of the Company’s common stock as of March 15, 2011, received one share of its common stock after the reverse stock split, with all fractional shares being rounded up to the nearest whole share.

All share and per share amounts have been retrospectively restated to reflect the one-for-three reverse stock split effected March 16, 2011 and declared effective by the Financial Industry Regulatory Authority as of March 21, 2011.

Risk Factors

Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 12 of this prospectus.

The Offering

Selling Stockholders

The shares being offered under this prospectus are comprised of 3,233,336 shares of our common stock that were purchased by the Selling Stockholders in transactions with us or with our affiliates pursuant to exemptions from the registration requirements of the Securities Act and 116,668 Shares issuable upon exercise of outstanding stock options. Please refer to “Selling Stockholders.”

Securities Being Offered

The Selling Stockholders named in this prospectus are offering for resale up to 3,350,004 shares of our common stock to the public by means of this Prospectus. The shares being offered under this Prospectus are comprised of 3,233,336 Shares that were purchased by the Selling Stockholders in private transactions from us or one of our affiliates pursuant to an exemption from the registration requirements of the Securities Act; and up to 116,668 Shares which may be issued to certain of the Selling Stockholders upon the exercise of outstanding stock options.

Although we will pay substantially all the expenses incident to the registration of the Shares, we will not receive any proceeds from the sales by the Selling Stockholders.

All of the shares of our common stock, owned by the Selling Stockholders, will be registered by the registration statement of which this prospectus is a part. The Selling Stockholders may sell some or all of their shares immediately after they are registered. Please refer to “Plan of Distribution.”

Offering Price

The Selling Stockholders may sell their shares pursuant to this prospectus, at open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Number of Shares Outstanding

There were 20,638,360 shares of our common stock issued and outstanding as of June 7, 2011.

Duration of Offering

We have agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus is part, continuously effective under the Securities Act for the lesser of two years from the date it is declared effective or until all of the securities covered by such registration statement have been sold, or may be sold without volume restrictions pursuant to Rule 144 or any successor rule, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected holders of such securities.

Use of Proceeds

           We will incur all costs associated with this registration statement and prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders. We will however receive proceeds from the exercise of any options; any such proceeds will be used for working capital purposes.

Description of Our Common Stock

Our authorized capital stock consists of stock of 300,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. As of June 7, 2011, there were 20,638,360 shares of common stock issued and outstanding. No preferred shares are issued and outstanding. Please refer to “Description of Securities.”

The Offering

Securities Being Registered:	3,233,336 shares of our common stock shares of our common stock, $0.001 par value per share and 116,668 options.

Offering Price Per Unit:	The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

Option Terms:
The options included will be exercisable at any time following the completion of the offering. Each option may be exercised to purchase one share of our common stock at an exercise price between $1.32 per share and $4.98.

Selling Stockholders:
The Selling Stockholders are existing non-affiliated stockholders who purchased shares of our common stock from us or our affiliates in private transactions pursuant to exemptions from the registration requirements of the Securities Act. Please refer to the section entitled “Selling Stockholders” of this prospectus.

Shares Outstanding Prior to Completion of the Offering:	20,638,360

Authorized Capital Stock:
Our authorized capital stock consists of stock of 300,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. No preferred shares were issued and outstanding.

Shares Outstanding upon Closing of the Offering:	Upon closing, we will have 20,638,360 shares outstanding.

OTCQB Symbol:	NENE

Transfer Agent:	Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Risk Factors:
Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section entitled “Risk Factors” of this prospectus.

Use of Proceeds:
Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. However, we may receive proceeds from the exercise of the options; if such proceeds are received by us, they will be used to fund the development of our SolarWindow™ Technology; and MotionPower™ Technology, and for working capital and general corporate purposes. See “Use of Proceeds.”

The number of shares of common stock outstanding immediately prior to and to be outstanding immediately upon completion of this offering is based on the number of shares outstanding as of June 7, 2011, and does not include:

•	1,376,671 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $3.62 per share; and
•	3,549,995 shares of common stock available for future issuance under our 2006 Incentive Stock Option Plan.

Selected Financial Data

The following tables set forth a summary of certain selected consolidated financial data for the six month periods ended February 28, 2011 and 2010, and for the fiscal years ended August 31, 2010 and 2009. This information is derived from our consolidated financial statements. Historical results are not necessarily indicative of the results that may be expected for any future period. The consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes included elsewhere in this prospectus.

Statements of Operations Data:	For the Six Months Ended February 28, 2011 (Unaudited)	For the Six Months Ended February 28, 2010 (Unaudited)
Revenue	$0	$0
Loss from operations	$(2,321,407)	$(1,600,301)
Net loss	$(2,314,701)	$(45,009)
Basic and diluted net loss per share	$(0.11)	$(0.00)
Weighted average number of shares outstanding used in basic and diluted net loss per share calculation	20,150,353	19,533,533

Statements of Operations Data:	For the Year Ended August 31, 2010	For the Year Ended August 31, 2009
Revenue	$0	$0
Income (loss) from operations	$(2,352,064)	$1,950,594
Net income (loss)	$(233,136)	$1,961,175
Basic and diluted net income (loss) per share	$(0.01)	$0.10
Weighted average shares outstanding used in basic and diluted net income (loss) per share calculation	19,533,533	19,279,153

Balance Sheet Data:	February 28, 2011 (Unaudited)	August 31, 2010	August 31, 2009
Cash and cash equivalents	$3,648,865	$502,528	$2,736,221
Working capital	$3,574,051	$349,392	$2,528,790
Total assets	$3,812,389	$581,113	$2,783,366
Total liabilities	$237,180	$231,721	$254,576
Total stockholders’ equity	$3,812,389	$349,392	$2,528,790

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before purchasing any units. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment. You should acquire the units only if you can afford to lose your entire investment. You should also refer to the other information contained in this prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption “Forward Looking Statements.” The risks described below and contained in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related To Our Business

We have experienced significant losses, have not generated any revenues and expect losses to continue for the foreseeable future.

We are a development stage company. We do not have any commercialized products, we have not generated any revenue since inception and do not expect to generate any revenue for the foreseeable future. We had a net loss of $233,136 and net income of $1,961,175 for the years ended August 31, 2010 and 2009, respectively, and we have an accumulated deficit of $9,042,877 from inception (May 5, 1998) through February 28, 2011. Net loss for the year ended August 31, 2010 includes a non-cash decrease in the fair value of warrant liability of $2,120,272. Net income for the year ended August 31, 2009 includes the reversal of stock compensation expense due to the forfeiture of stock options of $3,591,093. Excluding the decrease in the warrant liability and the reversal of stock compensation expense, we would have recorded a net loss of $2,353,408 and $1,629,918 for the years ended August 31, 2010 and 2009, respectively. Moreover, during the six months ended February 28, 2011, our net loss was $2,314,701. We anticipate incurring losses through at least August 31, 2012.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In its report with respect to our financial statements for the year ended August 31, 2010, our independent auditors expressed substantial doubt about our ability to continue as a going concern. Because we have not yet generated revenues from our operations and do not expect to do so in the near future, our ability to continue as a going concern is wholly dependent upon our ability to obtain additional financing. The fact that our auditors have issued a “going concern” opinion may hinder our ability to obtain additional financing in the future. Currently, we have no commitments to obtain any additional financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

The sale by our stockholders of restricted shares, either pursuant to a resale prospectus or Rule 144, may adversely affect our ability to raise the funds we will require to effectuate our business plan.

The possibility that substantial amounts of our common stock may be sold into the public market, either under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to a resale registration statement, may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities because of the perception that future resales could decrease our stock price and because of the availability of resale shares to those interested in investing in our common stock.

We may require additional financing to expand, accelerate or sustain our current level of operations beyond August 31, 2012 and failure to obtain such financing would have a material adverse effect on our business, operating results, financial condition and prospects.

As of February 28, 2011, we had cash and cash equivalents of $3,648,865. We anticipate that we will remain engaged in research and product development activities at least through August 31, 2012. Based upon our current level of operations and expenditures, we believe that absent any modification or expansion of our existing research, development and testing activities, cash on hand should be sufficient to enable us to continue operations through August 31, 2012. However, any significant expansion in scope or acceleration in timing of our current research and development activities, or commencement of any marketing and sales activities, will require additional funds.

If adequate funds, including proceeds, if any, from this offering are not available on reasonable terms or at all, it would result in a material adverse effect on our business, operating results, financial condition and prospects. In particular, we may be required to delay, reduce the scope of or terminate one or more of our research programs, sell rights to our SolarWindow™ Technology and/or MotionPowerTM Technology or other technologies or products based upon such technologies, or license the rights to such technologies or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

Even if financing is available to us, because we cannot currently estimate the amount of funds or time required to commercialize our technologies, we may secure less funding than is actually required to effectuate our business plan.

We cannot accurately predict the amount of funding or the time required to successfully commercialize either the SolarWindow™ Technology or the MotionPower™ Technology. The actual cost and time required to commercialize these technologies may vary significantly depending on, among other things, the results of our research and development efforts, the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing claims with respect to patents, the regulatory approval process and manufacturing, marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

The success of our research and development activities is uncertain. If such efforts are not successful, we will be unable to generate revenues from our operations and we may have to cease doing business.

Commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology will require significant further research, development and testing as we must ascertain whether the SolarWindow™ Technology and/or the MotionPower™ Technology can form the basis for a commercially viable technology or product. If our research and development fails to prove commercial viability of either of the SolarWindow™ Technology or the MotionPower™ Technology, we may need to abandon our business model and/or cease doing business, in which case our shares may have no value and you may lose your investment. We anticipate we will remain engaged in research and development, through at least August 31, 2012.

The development of the SolarWindow™ Technology and/or the MotionPower™ Technology is subject to the risks of failure inherent to the development of any novel technology.

Ultimately, the development and commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology are subject to a number of risks that are particular to the development and commercialization of any novel technology. These risks include, but are not limited to, the following:

•	we may fail to maintain license rights to the SolarWindow™ Technology, and/or the MotionPower™ Technology (or any of their derivatives);
•
we may fail to develop, acquire, or license various enabling technologies that may be integral to the commercialization of the SolarWindow™ and/or the MotionPower™ Technology (or any of their derivatives);

•	the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives) may ultimately prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;
•	the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives), even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;
•	our marketing license or proprietary rights to products derived from the SolarWindow™ Technology and/or the MotionPower™ Technology may not be sufficient to protect our products from competitors;
•	the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing products utilizing the SolarWindow™ Technology and/or the MotionPower™ Technology; or,
•
third parties may market superior, more effective, or less expensive technologies or products having comparable results to the SolarWindow™ and/or the MotionPower™ technologies (or any of their derivatives).

If we ultimately do not obtain the necessary regulatory approvals for the commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology, we will not achieve profitable operations and your investment may be lost.

In order to commercialize the SolarWindowTM Technology and/or the MotionPower™ Technology, we may need to obtain regulatory approval from various local, state, federal or international agencies. At this time, we do not have a product to be submitted for regulatory approval. The process for obtaining such regulatory approvals may be time consuming and costly, and there is no guaranty that we will be able to obtain such approvals. The failure to obtain any necessary regulatory approvals could delay or prevent us from achieving profitability, which could result in the loss of your investment.

Our ability to operate profitably is directly related to our ability to develop, protect and perfect rights in and to our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect our SolarWindow™ Technology and MotionPower™ Technology, which may afford only limited protection.

We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, or force us to enter into royalty or license agreements rather than dispute the merits of such claims, requiring us to pay royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license or may adversely affect our ability to fully commercialize our technologies.

We generally require our subsidiaries and our employees, consultants, advisors and collaborators to execute appropriate agreements with us, regarding the confidential information developed or made known to such persons during the course of their engagement by us. These agreements provide that any proprietary technologies developed during such engagement are owned by us and that confidential information pertaining to such technologies will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also provide for the assignment to us by any such person of any patents issued with respect to any such technologies. If these provisions are breached, we may not be able to fully perfect our rights to the technologies in question, and in some instances, we may not have an appropriate remedy available for the damages that we may incur as a result of any such breach.

We may be accused of infringing the intellectual property rights of others.

We cannot guarantee that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current programs or future technology developments. Any such claims could be time consuming, result in costly litigation and could ultimately lead to a determination that the SolarWindow™ Technology and/or the MotionPower™ Technology, or any of their derivatives, infringe on a third party’s patent rights.

If we fail to obtain additional licenses in the future required to maintain our rights to market products developed, if any, we may need to curtail or cease operations.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain and maintain any such licenses could have a material adverse effect on our business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

Compliance with environmental regulations, or dealing with harmful or hazardous materials involved in our research and development, may require us to divert our limited capital resources.

Our research and development programs do not generally involve the handling of harmful or hazardous materials, but they may occasionally do so. Accordingly, we may become subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations. We do not have any insurance coverage with respect to damages or liabilities we may incur as a result of these activities.

In seeking to acquire or develop technologies, we are operating in highly competitive markets and our competitors enjoy numerous competitive advantages over us.

Our commercial success will depend on our ability to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The alternative energy industry is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter is expected to come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies enjoy numerous competitive advantages, including:

•	significantly greater name recognition;
•	established relations with customers;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products;
•	greater financial and human resources for product development, sales and marketing, and
•	the ability to endure potentially prolonged patent litigation.

As a result, we may not be able to compete effectively against these companies or their products. See “Description of Our Business and Property.”

Any products developed from our SolarWindow™ Technology and/or MotionPowerTM Technology will face competition from other companies producing solar power and/or energy harvesting products.

The solar power market is intensely competitive and rapidly evolving. The energy harvesting market is not well-defined, immature, and evolving with uncertainty. When, or if, this market matures, it may also be intensely competitive.

Our competitors are better capitalized, have established market positions, and if we fail to attract and retain customers and establish a successful distribution network for our solar products, we may be unable to achieve adequate sales and market share. There are a number of major multi-national corporations that produce solar power and alternative energy products, which may be competitive with those that we are seeking to develop, including BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo, among others. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power and alternative energy technologies that may have costs similar to, or lower than, our projected costs.

To the extent we are able to develop and commercialize products based upon or derived from the SolarWindow™ Technology and/or the MotionPower™ Technology, if such products do not gain market acceptance, we may not achieve sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•	customer acceptance of our products;
•	our failure to produce products that compete favorably against other alternative energy and solar-photovoltaic power products on the basis of cost, quality and performance;
•
our failure to produce products that compete favorably against conventional energy sources and alternative distributed-generation technologies, such as wind, biomass and solar thermal, on the basis of cost, quality and performance;

•	performance and reliability of our products as compared with conventional and alternative energy products;
•
our failure to qualify for and secure government reimbursements, tax incentives and any other financial subsidies that may be available to consumers for the implementation of alternative energy technologies such as solar systems at such time as our products become available for commercial sale, and which potential customers for our products may reasonably expect; and

•	our failure to develop and maintain successful relationships with manufacturers, distributors, and other resellers, as well as strategic partners.

If our products fail to gain market acceptance, we will be unable to achieve sales and market share.

If solar-photovoltaic or kinetic energy harvesting technologies are not suitable for widespread adoption or sufficient demand for such products does not develop or takes longer to develop than we anticipate, we may not be able to profitably exploit the SolarWindow™ Technology and/or MotionPower™ Technology.

The market for solar-energy related products is emerging and rapidly evolving, and the market for energy harvesting products is generally unproven and not yet established. The success of products for these markets is uncertain.

If our solar power or energy harvesting technologies prove unsuitable for widespread commercial deployment or if demand for such power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for such products in the particular markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar and energy capture and conversion products, including:

•	cost-effectiveness of such technologies as compared with conventional and competitive alternative energy technologies;
•	performance and reliability of such products as compared with conventional and competitive alternative energy products;
•	success of other alternative energy technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and solar thermal technologies;
•	public concern regarding energy security, the potential risks associated with global warming, the environmental and social impacts of fossil fuel extraction and use;

•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
•	increases or decreases in the prices of oil, coal and natural gas;
•	capital expenditures by customers, which tend to decrease when domestic or foreign economies slow;
•	continued deregulation of the electric power industry and broader energy industry; and
•	availability of government subsidies and incentives.

We lack sales and marketing experience and will likely rely on third party marketers.

We have limited experience in sales, marketing or distribution of photovoltaic and energy capture and conversion products. We expect to market and sell or otherwise commercialize the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives) through distribution, co-marketing, co-promotion or licensing arrangements with third parties. Therefore, any revenues received by us will be dependent on the efforts of third parties. If any such parties breach or terminate their agreements with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the SolarWindow™ Technology and/or the MotionPower™ Technology (or any of their derivatives) would be delayed or terminated, which would adversely affect our ability to generate revenues and our profitability.

Technological changes could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine our technologies and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The alternative energy industry is rapidly evolving and highly competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the industry and to compete in the future and we may be unable to secure such financing. We believe that a variety of competing solar and alternative energy technologies may be under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of products.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies, and we may have to compete with the other companies for their time, attention and efforts. Except for Messrs. John A. Conklin and Andrew T. Farago, who devote substantially all of their time and attention to our affairs, and Mr. Elliot Maza, who is engaged by us on a part-time basis pursuant to a consultancy agreement, none of our directors anticipate devoting more than approximately five (5%) percent of their working time to our matters.

Risks Related To Ownership of Our Common Stock and This Offering

If we do not maintain an effective registration statement, any shares thereafter issued upon exercise of the warrants will be deemed restricted shares.

If we fail to maintain the effectiveness of the registration statement of which this prospectus forms a part, any shares of common stock issued upon exercise of the warrants included in the units will be deemed “restricted securities” and will be issued with legends stating that such shares may only be sold pursuant to an effective registration statement or an applicable exemption from such registration. If there is no applicable exemption from the registration requirements of the Securities Act available at such time, you may not be able to sell the shares issued upon the exercise of your warrants.

The trading price of our common stock historically has been volatile and may not reflect its actual value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In recent years, broad stock market indices in general, and smaller capitalization companies in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock.

Our common stock is a penny stock and is not traded on a national securities exchange, therefore you may find it difficult to sell the shares of our common stock you acquire in this offering.

Our common stock is traded on the OTCQB. The OTCQB is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Additionally, our common stock is subject to regulations of the Securities and Exchange Commission (the “SEC”) applicable to “penny stock.” Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(c) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

In addition, the penny stock regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

Although we expect to designate the use of a significant portion of the proceeds from this offering for research, development and commercialization of our technologies, the proceeds from this offering may be used in ways with which you may not agree.

           We expect to devote a significant portion of the proceeds of this offering to continued research, development and commercialization of our technologies. However, you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Accordingly, you must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase the price of our securities. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

1420525 Alberta Ltd., a private corporation solely owned by Mr. Harmel Rayat, our former chief financial officer and director, owns approximately 41% of our issued and outstanding stock. This ownership interest may preclude you from influencing significant corporate decisions.

As of June 7, 2011, 1420525 Alberta Ltd., a private corporation solely owned by Harmel S. Rayat, our former chief financial officer and director, owned 8,366,534 shares, or approximately 40.5%, of our outstanding common stock. As a result, Mr. Rayat may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat’s interests may be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interest. This concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, or support or reject other management and board proposals that are subject to stockholder approval, such as the adoption of employee stock plans and significant unregistered financing transactions.

Substantial sales of our common stock could lower our stock price.

As of June 7, 2011, we had 20,638,360 shares of common stock outstanding. All shares are freely tradable by persons other than our affiliates. Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of the units could impair our ability to raise capital through the sale of additional equity in the future.

There are options to purchase shares of our common stock currently outstanding.

We have granted options to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue 1,376,671 shares at June 7, 2011. The exercise prices of these options range from $1.32 to $6.51 per share. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

You will experience immediate and substantial dilution.

The offering price will be substantially higher than the pro forma net tangible book value of each outstanding share of our common stock immediately after this offering. If you purchase our common stock in this offering, you will suffer immediate and substantial dilution. The exercise of outstanding options and the warrants issued in connection with this offering will result in further dilution of your investment. In addition, if we issue additional equity securities in the future, the newly issued securities may further dilute your ownership interest. See “Dilution.”

We may issue preferred stock which may have greater rights than our common stock.

Our articles of incorporation allow our board of directors to issue up to 1,000,000 shares of preferred stock. Currently, no shares of preferred stock are issued and outstanding. However, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from the holders of our common stock. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing it to be converted into shares of common stock, which could dilute the value of our common stock to then current stockholders and could adversely affect the market price, if any, of our common stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on a registered national exchange, such exchange’s rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our failure to adequately comply with any of these laws, regulations, standards or rules may result in substantial fines or other penalties and could have an adverse impact on our ongoing operations.

Because we do not intend to pay dividends for the foreseeable future you should not purchase our shares if you are seeking dividend income.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this prospectus. See “Market Price and Related Stockholders Matters — Dividend Policy.”

This offering may not be fully subscribed and we may need to raise additional financing which may be dilutive to our stockholders, if available at all.

The placement agent in this offering will offer the units on a reasonable “best-efforts” basis, meaning that we may receive substantially less than the total maximum offering amount. No refund will be made available to investors if less than all of the units are sold. Further, during our fiscal years ended August 31, 2010 and 2009 and the six months ended February 28, 2011, we used a significant amount of cash to finance the continued development of our products. If after this offering we still need significant additional financing, we may seek to raise such funds through, among other things, public and private equity offerings and debt financings. Any equity financings may be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Finally, such additional financing may not be available on acceptable terms, or at all.

Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon our current assumptions, expectations and projections, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows, (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities, (d) anticipated trends in the industries in which our technology would be utilized, (e) our future financing plans, and (f) our anticipated needs for working capital.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.

We have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities or financing from other sources until, if ever, we generate positive cash flow from operations.

Use of Proceeds

This prospectus relates to the resale of certain shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. This prospectus also relates to shares of our common stock to be issued to persons who exercise stock options. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise of any stock options and we will use any such proceeds for working capital purposes.

Determination of Offering Price

The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. The options are exercisable at a per share purchase price of between $1.32 and $4.68; the exercise price for the options has been arbitrarily determined by us, and bears no significant relationship to our assets, earnings, book value or any other objective standard of value. Please refer to “Plan of Distribution.”

Market Price and Related Stockholder Matters

Our common stock is quoted on the OTCQB under the symbol “NENE.” Our warrants are not currently traded on any market.

As of June 7, 2011, there were 20,638,360 shares of our common stock outstanding.

The following table sets forth the range of high and low bid prices for our common stock for each quarter during the past two fiscal years and the six months ended February 28, 2011 as reported on the Over the Counter Bulletin Board and the OTCQB:

Fiscal Year Ending August 31, 2011	High	Low
First Quarter (September 1 – November 30, 2010)	$5.13	$1.59
Second Quarter (December 1, 2010 - February 28, 2011)	$6.72	$4.50

Fiscal Year Ended August 31, 2010
First Quarter (September 1 - November 30, 2009)	$3.63	$1.56
Second Quarter (December 1, 2009 - February 28, 2010)	$2.52	$0.93
Third Quarter (March 1 – May 31, 2010)	$2.40	$1.35
Fourth Quarter (June 1 – August 31, 2010)	$2.34	$1.29

Fiscal Year Ended August 31, 2009
First Quarter (September 1 - November 30, 2008)	$2.85	$0.21
Second Quarter (December 1, 2008 - February 28, 2009)	$0.84	$0.21
Third Quarter (March 1 - May 31, 2009)	$1.77	$0.45
Fourth Quarter (June 1 - August 31, 2009)	$5.49	$1.26

All stock prices reflect the one-for-three reverse stock split effective as of March 21, 2011.

On June 20, 2011, the closing price of our common stock was $1.41 per share.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs.

Management’s Discussion And Analysis Of
Financial Condition And Results Of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a development stage renewable and alternative energy company, actively developing two novel technologies for generating sustainable electricity, one of which harvests solar energy of the sun and artificial light, and the other harvests the available kinetic energy present in moving vehicles. Our proprietary, patent-pending technologies and products, which are the subjects of 24 patent-filings, have been invented, designed, engineered, and prototyped in preparation for advanced field testing, product development, and commercial deployment.

We are currently focusing our development efforts on two technologies, SolarWindow™ Technology, which enables see-through glass windows to generate electricity by applying electricity-generating coatings to their glass surfaces, and MotionPower™ Technology for capturing the kinetic energy of moving vehicles and using it to generate electricity. We do not currently have any commercial products and there is no assurance that we will successfully be able to design, develop, manufacture, or sell any commercial products in the future.

Our product development programs involve ongoing research and development efforts, and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

Ultimately, we plan to market any SolarWindow™ Technology and/or MotionPower™ Technology products through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. We believe that this approach could provide immediate access to pre-existing distribution channels, therefore potentially increasing market penetration and commercial acceptance of our products and enabling us to avoid expending significant funds for development of a large sales and marketing organization.

We cannot accurately predict the amount of funding or the time required to successfully commercialize either the SolarWindow™ Technology or the MotionPower™ Technology. The actual cost and time required to commercialize these technologies may vary significantly depending on, among other things, the results of our research and development efforts, the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing claims with respect to patents, the regulatory approval process and manufacturing, marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

As of February 28, 2011, we had working capital of $3,574,051. Based upon our current level of operations and expenditures, we believe that, absent any modification or expansion of our existing research, development and testing, cash on hand should be sufficient to enable us to continue operations through at least August 31, 2012. However, any significant expansion in scope or acceleration in time of our current research and development activities, or commencement of any marketing activities, will require additional funds.

Research and Related Agreements

We are a party to certain agreements related to the development of our SolarWindow™ Technology and our MotionPower™ Technology. These agreements, and certain effects of these agreements on our financial statements for the periods presented in this prospectus, are summarized below.

SolarWindow™ Technology

Cooperative Research and Development Agreement with the National Renewable Energy Laboratory

We are a party to a cooperative research and development agreement (“CRADA”) with the U.S. Department of Energy’s National Renewable Energy Laboratory (“NREL”) in Golden Colorado. Under the terms of the CRADA, NREL researchers will make use of our exclusive intellectual property and NREL’s background intellectual property in order to work towards specific development goals. Pursuant to SEC Rule 24b-2, we have submitted requests to the SEC for confidential treatment of certain portions of these agreements, which have been granted. Accordingly, certain terms of these agreements have not been disclosed.

University of South Florida Research Foundation, Inc. License Agreement, Option Agreement and Sponsored Research Agreement

Through our wholly-owned subsidiary, New Energy Solar Corporation, we are a party to a License Agreement, an Addendum to the License Agreement, an Option Agreement and a Sponsored Research Agreement with the University of South Florida Research Foundation, Inc. These agreements provide for our support of a project relating to the development of the SolarWindow™ Technology and grant us an exclusive worldwide commercial license under certain patents relating to the SolarWindow™ Technology. Pursuant to SEC Rule 24b-2, we have submitted requests to the SEC for confidential treatment of certain portions of these agreements, which have been granted. Accordingly, certain terms of these agreements have not been disclosed.

University of Illinois at Urbana-Champaign Sponsored Research Agreement

Through our wholly-owned subsidiary, Sungen Energy, Inc., we were a party to a Sponsored Research Agreement with the University of Illinois at Urbana-Champaign that provided for our support of the development of a new technology to integrate films of silicon nanoparticle material on glass substrates. This agreement expired on August 22, 2008. As of such date, we had advanced a total of $266,709 to the University of Illinois pursuant to the terms of the agreement. Pursuant to the terms of the agreement, we were to advance an additional $156,109 to the University of Illinois, which is included in other accrued liabilities at August 31, 2009. However, we have not made the advance pending determination as to whether funds previously paid to the University of Illinois under the terms of the agreement have been fully expended. We are of the opinion that to the extent these funds were not expended, they are refundable to us.

We did not record any research and development expense pursuant to this agreement during either of the six month periods ended February 28, 2011 and 2010. During the period from inception (May 5, 1998) to February 28, 2011, we recorded $422,818 as research and development expense pursuant to this agreement.

Oakland Sponsored Research Agreement

We were a party to a Sponsored Research Agreement with scientists at Oakland University to further the development of our photovoltaic technology for generating electricity on transparent glass windows. Pursuant to the agreement, we agreed to advance in three installments a total of $348,066 to fund the research and development activities. In August 2008, we advanced the first installment of $140,519 to Oakland University. In February 2009, we elected to terminate the agreement. As of the termination date, $20,220 of the $140,519 advanced to Oakland University had been expended and the remaining $120,299 was refunded to us in April 2009.

MotionPower™ Technology

Veryst Agreement

Through our wholly-owned subsidiary, Kinetic Energy Corporation, we are a party to certain agreements with Veryst Engineering LLC, a Boston area engineering and consulting firm with experience in product development and energy harvesting; one dated November 4, 2008, two dated September 9, 2009 and one dated July 6, 2010, all relating to the development of a car and truck energy harvester. Pursuant to Rule 24b-2 we submitted a request for confidential treatment of certain portions of the November 4, 2008 agreement, relating to the payment terms, scope of work and the milestone terms of the agreement, which has been granted. Accordingly, certain terms and provisions of the November 4, 2008 agreement have not been disclosed.

During the six months ended February 28, 2011 and 2010, we recorded $28,466 and $233,290, respectively, as research and development expense pursuant to these agreements. During the period from inception (May 5, 1998) to February 28, 2011, we recorded $538,557 as research and development expense pursuant to these agreements.

Veryst Engineering LLC has successfully completed its contracted services associated with the agreements dated November 4, 2008 and July 6, 2010. Veryst Engineering LLC continues to perform site-specific work, including planning, installing, and testing services contracted under the agreement dated September 9, 2009.

Sigma Design Agreement

Through Kinetic Energy Corporation, we have been and continue to be a party to certain consulting agreements with Sigma Design Company, a Vancouver, Washington based engineering and design firm, pursuant to which Sigma Design provides ongoing engineering, product development and testing services relating to the development of our MotionPower™ Technology.

During the six months ended February 28, 2011 and 2010, we recorded $26,423 and $133,525, respectively, as research and development expense pursuant to these agreements. During the period from inception (May 5, 1998) to February 28, 2011, we recorded $292,694 as research and development expense pursuant to these agreements.

We continue to utilize Sigma Design Company on a consulting basis to further test, calibrate, and develop our MotionPower™ Technology.

Results of Operations

Three and Six Month Periods Ended February 28, 2011 and 2010

Operating Expenses

Below is a summary of our operating expense for the three and six months ended February 28, 2011 and 2010:

	Three Months Ended			Six Months Ended
	February 28,		Increase /	February 28,		Increase /
	2011	2010	(Decrease)	2011	2010	(Decrease)

Operating expense
Marketing and investor relations	$123,296	$40,539	$82,757	$160,351	$282,132	$(121,781)
Wages and benefits	1,251,699	247,426	1,004,273	1,531,185	472,787	1,058,398
Management fees - related party	7,500	-	7,500	7,500	-	7,500
Professional fees	325,621	134,793	190,828	415,567	227,362	188,205
Research and development	37,978	167,814	(129,836)	95,100	442,128	(347,028)
Travel and entertainment	10,453	23,935	(13,482)	16,640	30,641	(14,001)
Other operating expenses	57,997	83,498	(25,501)	95,064	145,251	(50,187)
Total operating expense	$1,814,544	$698,005	$1,116,539	$2,321,407	$1,600,301	$721,106

Marketing and Investor Relations

Marketing and investor relations costs represent fees paid to publicize our technology within the industry and investor community with the purpose of increasing company recognition. We utilize various third parties to manage our investor relations and facilitate our marketing programs, to increase company recognition and branding, and to provide shareholder communications.

The increase in marketing and investor relations expense during the three months ended February 28, 2011 compared to the same period in 2010, is substantially due to $90,000 incurred by us during the three months ended February 28, 2011 in connection with a targeted marketing program designed to inform our shareholders, investors, and possible customers of the perceived benefits and cost advantages of our technologies and potential products.

The decrease in marketing and investor relations expense during the six months ended February 28, 2011 compared to the same period in 2010 is substantially due to $210,000 incurred by us during the six months ended February 28, 2010 in connection with a targeted marketing program designed to establish our brand name recognition, which continued into the first quarter of fiscal year 2010. These marketing efforts kept our stockholders apprised of advances to our technologies and generated more than 100 news media stories, including online, radio, television, and print media coverage. Offsetting the decrease of $210,000 related to the targeted marketing program in the prior year is the increase of $90,000 during the current period as discussed in the previous paragraph.

We intend to undertake further efforts to develop and market our brand name and increase our brand recognition. We anticipate that as our technologies advance we may be required to expend increasing amounts in connection with our marketing efforts.

Wages and Benefits

Wages and benefits expense for the three months ended February 28, 2011 includes $75,828 in salary, bonus, and benefits paid to Mr. John Conklin, who was appointed to serve as our President, Chief Executive Officer and Chief Financial Officer, effective August 9, 2010, and $235,822 in stock compensation expense for the amortization of the fair value of a stock option granted to Mr. Conklin on August 9, 2010, in connection with such appointment. Wages and benefits expense also includes $36,386 in salary and benefits paid to Mr. Andrew Farago, who was appointed to serve as our Chief Operating Officer, effective December 17, 2010 and $892,798 in stock compensation expense for the amortization of the fair value of a stock option granted to Mr. Farago on December 17, 2010, in connection with such appointment. Wages and benefits for the same period also includes $7,047 in salary and benefits paid to Mr. Scott Taper, who was appointed to serve as our Vice President, Business Development, effective February 2, 2011. Mr. Taper subsequently resigned from this position, effective February 23, 2011. Also included in wages and benefits expense for this period is $3,567 paid for taxes upon the exercise of stock options.

Wages and benefits expense for the three months ended February 28, 2010, includes $43,491 in salary and benefits paid to Mr. Meetesh Patel, our former President, Chief Executive Officer, and Chief Financial Officer, and $183,562 in stock compensation expense for the amortization of the fair value of a stock option granted to Mr. Patel on June 24, 2009. The stock option granted to Mr. Patel was subsequently forfeited upon Mr. Patel’s resignation on August 9, 2010, and the related stock compensation previously recognized was reversed. Wages and benefits for the same period also includes $20,372 in salary and benefits paid to Mr. James B. Wilkinson, our former Vice President of Corporate Development and Chief Operating Officer. Mr. Wilkinson resigned from all positions held with us on February 15, 2010.

Wages and benefits expense for the six months ended February 28, 2011, includes $119,492 in salary, bonus, and benefits paid to Mr. Conklin and $471,644 in stock compensation expense for the amortization of the fair value of a stock option granted to Mr. Conklin on August 9, 2010. Wages and benefits expense also includes $36,386 in salary and benefits paid to Mr. Farago and $892,798 in stock compensation expense for the amortization of the fair value of a stock option granted to Mr. Farago on December 17, 2010. Wages and benefits for the same period also includes $7,047 in salary and benefits paid to Mr. Taper. Also included in wages and benefits expense for this period is $3,567 paid for taxes upon the exercise of stock options.

Wages and benefits expense for the six months ended February 28, 2010, includes $85,557 in salary and benefits paid to Mr. Patel and $366,292 in stock compensation expense for the amortization of the fair value of a stock option granted to Mr. Patel on June 24, 2009. The stock option granted to Mr. Patel was subsequently forfeited upon Mr. Patel’s resignation on August 9, 2010, and the related stock compensation previously recognized was reversed. Wages and benefits for the same period also includes $20,372 in salary and benefits paid to Mr. Wilkinson and $566 in salary and benefits paid to Mr. Nicholas Cucinelli, our former President and Chief Executive Officer. Mr. Cucinelli resigned from all positions held with us on October 15, 2010.

Professional Fees

Professional fees primarily consist of accounting, audit and tax fees, legal fees, non-employee board of director fees, SEC filing related fees, and fees for consulting services related to our MotionPower™ and SolarWindow™ Technology. These consulting services consist of technical advice, guidance, and business planning and modeling.

Professional fees increased $190,828 for the three months ended February 28, 2011, compared to the three months ended February 28, 2010, substantially as a result of an increase in non-employee board of director fees of approximately $150,400 primarily as a result of the increase in stock compensation expense related to stock options granted to non-employee directors on December 23, 2010. Also contributing to the increase in professional fees from prior year was an increase in legal fees of approximately $26,300 directly related to the preparation and filing of our Form S-1 and amendments thereto, as well as additional legal services received in connection with the appointment of Mr. Farago, Mr. Maza, and Mr. Taper to our executive team, and the amendments made to our Articles of Incorporation, increasing the number of shares of common stock authorized for issuance and the stockholder approval of a one-for-three reverse stock split, declared effective as of March 21, 2011.

Professional fees increased $188,205 for the six months ended February 28, 2011, compared to the six months ended February 28, 2010, substantially as a result of an increase in non-employee board of director fees of approximately $152,800 primarily as a result of the increase in stock compensation expense related to stock options granted to non-employee directors on December 23, 2010. Also contributing to the increase in professional fees from prior year is an increase in consulting services of approximately $10,300, an increase in accounting and audit related fees of approximately $10,200, and legal fees of approximately $9,400. Accounting and audit related fees increased primarily due to additional services provided to us in connection with our Form S-1 as well as a change in the timing, not the amount, of audit field work performed.

Research and Development

Research and development costs represent costs incurred to develop our SolarWindow™ Technology and MotionPower™ Technology and are incurred pursuant to our research agreements and agreements with other third party providers. Payments under these agreements include salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, contract services and other costs. Research and development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed.

Other Operating Expenses

Other operating expenses include but are not limited to directors and officers insurance, rent, patent filing costs, utilities, insurance, press releases, information technology related fees, printing costs, and other administrative costs.

Other operating expenses decreased $25,501 for the three months ended February 28, 2011, as compared to the three months ended February 28, 2010, substantially due to a decrease in patent filing costs of approximately $34,600 and a decrease in information technology related fees of approximately $7,800. During the quarter ended February 28, 2010, we filed U.S. and international patent applications for our MotionPower™ Technology and SolarWindow™ Technology. Offsetting the decreases in other operating expenses was an increase in fees related to press releases of approximately $24,300. During the quarter ended February 28, 2011, we announced the appointment of our current Chief Financial Officer and Chief Operating Officer, the appointment of two experts to our Scientific Advisory Board, and advancements made to our MotionPower™ Technology and SolarWindow™ Technology.

Other operating expenses decreased $50,187 for the six months ended February 28, 2011, as compared to the six months ended February 28, 2010, substantially due to a decrease in patent filing costs of approximately $40,000 and a decrease in information technology related fees of approximately $11,400. During the six months ended February 28, 2010, we filed U.S. and international patent applications for our MotionPower™ Technology and SolarWindow™ Technology.

Other Income (Expense)

Below is a summary of our other income (expense) for the three and six months ended February 28, 2011 and 2010:

	Three Months Ended			Six Months Ended
	February 28,			February 28,
	2011	2010	Change	2011	2010	Change

Other income (expense)
Interest expense	$(605)	$-	$(605)	$(856)	$-	$(856)
Foreign exchange loss	-	(722)	722	(497)	(706)	209
Change in fair value of warrant liability	697,405	564,744	132,661	8,059	1,555,998	(1,547,939)
Total other income (expense)	$696,800	$564,022	132,778	$6,706	$1,555,292	(1,548,586)

Change in Fair Value of Warrant Liability

On September 1, 2009, we adopted guidance which is now part of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-40, Contracts in Entity’s Own Equity. We determined that our Class F Callable Warrants contained a dilutive issuance provision. As a result, we reclassified 1,062,833 of our Class F Callable Warrants to warrant liability, resulting in a cumulative adjustment to accumulated deficit as of September 1, 2009 of $342,771.

Our Class F Callable Warrants are considered derivative financial liabilities and are therefore required to be adjusted to fair value each quarter. On February 12, 2011, all unexercised Class F Callable Warrants expired, resulting in a change in fair value of warrant liability of $697,405 during the quarter ended February 28, 2011 to adjust the fair value of the Class F Callable Warrants to $0 at February 28, 2011.

Decreases in the remaining term and volatility of the Class F Callable Warrants during the six months ended February 28, 2010 and a decline in the fair value of our common stock from September 1, 2009 to February 28, 2010 resulted in a decrease in the warrant liability and a non-cash gain related to the Class F Callable Warrants of $1,555,998 during the six months ended February 28, 2010.

Fiscal Years Ended August 31, 2010 and 2009

Operating Expenses

Below is a summary of our operating (income) expense for the years ended August 31, 2010 and 2009:

	Year Ended August 31,		Increase /
	2010	2009	(Decrease)

Operating (income) expense
Marketing and investor relations	$592,344	$423,513	$168,831
Wages and benefits	313,481	(3,161,464)	3,474,945
Management fees - related party	-	4,472	(4,472)
Professional fees	446,803	294,867	151,936
Research and development	685,549	323,848	361,701
License fee	20,000	-	20,000
Travel and entertainment	56,967	66,651	(9,684)
Other operating expenses	236,920	97,519	139,401
Total operating (income) expense	$2,352,064	$(1,950,594)	$4,302,658

Marketing and Investor Relations

The increase in marketing and investor relations expense for the year ended August 31, 2010 compared to the year ended August 31, 2009 is substantially due to our targeted marketing program which commenced during the year ended August 31, 2009 and our entry into a public relations agreement in July 2009.

During the year ended August 31, 2010, we spent $450,000 on our marketing program, compared to $356,170 during the year ended August 31, 2009.

Effective July 29, 2009, we entered into a one-year public relations agreement with a third party consultant to implement a public relations program. In accordance with the terms of the agreement, we pay the consultant $6,500 per month plus reimbursement of expenses. We renewed the agreement for another year, expiring July 29, 2011. During the year ended August 31, 2010, we incurred $79,200 pursuant to the PR Agreement compared to $13,415 in the prior year, an increase of $65,785.

Effective October 1, 2008, we entered into a one-year Market Access Services Agreement to publicize our technology within the industry and increase company recognition and branding. In accordance with the terms of this agreement, we pay $1,900 per month for investor and public relations, corporate branding and corporate image services. This agreement automatically renewed on October 1, 2009 for another one-year term. During the years ended August 31, 2010 and 2009, we incurred $30,300 and $32,167, respectively, related to this agreement.

Effective April 15, 2009, we entered into a one-year Shareholder Communication Services Agreement with a third party consultant to provide stockholder communication and related administrative services. In accordance with the terms of this agreement, we initially paid the consultant $1,250 per month. As a result of an increase in services provided to us, effective September 15, 2009, the agreement was amended increasing the amount paid the consultant to $1,500 per month, and effective February 1, 2010, the agreement was amended increasing the amount paid to the consultant to $1,667 per month. This agreement was renewed for another one-year term, expiring on April 15, 2011. During the years ended August 31, 2010 and 2009, we incurred $19,042 and $5,625, respectively, related to this agreement.

Wages and Benefits

Wages and benefits expense includes stock compensation expense of $498,923 and $121,816 for the years ended August 31, 2010 and 2009, respectively, related to the amortization of the fair value of stock options previously granted to Mr. Patel. As a result of Mr. Patel’s resignation, we recorded a reversal of stock compensation expense of $465,840 during the year ended August 31, 2010 for unvested stock options that were forfeited. Wages and benefits expense for the years ended August 31, 2010 and 2009 also includes $166,767 and $162,638, respectively, in salary and benefits paid to Mr. Patel.

Wages and benefits expense for the year ended August 31, 2010 includes $10,961 in salary and benefits paid to Mr. Conklin and $78,607 in stock compensation expense for the amortization of the fair value of the stock option granted to Mr. Conklin on August 9, 2010.

Wages and benefits expense for the years ended August 31, 2010 and 2009 includes $566 and $77,154, respectively, in salary and benefits paid to Mr. Nicholas Cucinelli, our former President and Chief Executive Officer, which includes a $50,000 severance payment during the year ended August 31, 2009. As a result of his resignation, we recorded a reversal of stock option compensation expense of $3,573,778 during the year ended August 31, 2009.

Wages and benefits expense for the year ended August 31, 2010 includes $23,497 in wages and benefits expense for services rendered by Mr. James B. Wilkinson, who served as our Vice President Corporate Development and Chief Operating Officer From February 1, 2010 until February 15, 2010.

Wages and benefits for the year ended August 31, 2009 also includes $50,703 for severance paid to employees in our former administrative office in Vancouver, British Columbia, which was closed effective August 31, 2008.

Management Fees – Related Party

During the year ended August 31, 2009, we incurred $4,472 for services rendered by Mr. Frank Fabio, who resigned as our Chief Financial Officer effective January 9, 2009. In connection with his resignation, stock option compensation expense of $4,053 recorded during the quarter ended November 30, 2008 was reversed during the quarter ended February 28, 2009, with no net impact on our consolidated statements of operations for the year ended August 31, 2009. Mr. Fabio was engaged by us under a consulting agreement.

Professional Fees

Professional fees increased $151,936 for the year ended August 31, 2010 compared to the year ended August 31, 2009, primarily as a result of increases in accounting and audit related fees of approximately $17,000, legal fees of approximately $32,400, SEC filing related fees of approximately $30,400, non-employee board of director fees of approximately $24,500, and fees for consulting services of approximately $54,200. Offsetting these increases was a decrease in tax fees of approximately $6,200 due to the filing of amended tax returns during the year ended August 31, 2009.

The increases in accounting, audit, legal and SEC filing fees were due to the preparation and filing of our Form S-1 and amendments thereto. The increase in non-employee board of director fees is due to stock compensation related to stock options that were granted to non-employee board members on December 15, 2009. The increase in fees for consulting services was due to fees incurred pursuant to a consulting agreement that we entered into on April 1, 2010 with Mr. Conklin whereby Mr. Conklin provided technical advice, guidance, and management oversight to help advance the commercial development of our technologies. Under the agreement, we paid Mr. Conklin $11,000 per calendar month for the first three calendar months of the consulting agreement and $12,444 for each calendar month of service thereafter and granted him an option to purchase 250,000 shares of our common stock. We recorded stock option compensation expense of $13,131 in connection with the option grant, which was reversed in connection with Mr. Conklin’s aapointment as our President, Chief Executive Officer and Chief Financial Officer on August 9, 2010, when the option was forfeited, resulting in no net impact on our consolidated statements of operations for the year ended August 31, 2010.

Research and Development

See “Research and Related Agreements” for disclosure regarding the terms and amounts incurred under our research agreements and a description thereof.

License Fee

We incurred the license fee during the year ended August 31, 2010 under the University of South Florida License Agreement. See “Research and Related Agreements—SolarWindowTM Technology—University of South Florida License Agreement, Option Agreement and Sponsored Research Agreement.”

Travel and Entertainment

Travel and entertainment for the year ended August 31, 2010 was primarily related to executive and board of director travel required as part of our ongoing research and development efforts and in connection with the preparation and filing of our Form S-1 and amendments thereto.

Travel and entertainment for the year ended August 31, 2009 was partially due to travel involved with closing our administrative office in Vancouver, British Columbia, Canada, effective August 31, 2008 and partly related to travel related expenses incurred during the fourth quarter as part of our ongoing research and development efforts. During the fourth quarter, we completed a prototype for the MotionPowerTM Technology energy harvester for heavy trucks and vehicles and expanded testing of the MotionPowerTM Technology prototype to include active field tests of the devices.

Other Operating Expenses

Other operating expenses increased $139,401 for the year ended August 31, 2010 as compared to the year ended August 31, 2009 as a result of increases in: printing and postage costs of approximately $10,300, patent expenses of approximately $49,500, rent of approximately $9,200, press releases of approximately $30,100, and directors and officers insurance of approximately $38,900. In both October 2009 and May 2010, we incurred printing and postage costs in connection with our distribution of letters from our President to all of our stockholders providing an update on the results of our testing of our SolarWindow™ Technology and MotionPower™ Technology. Patent expense increased as a result of our filing U.S. and international patent applications for our SolarWindow™ Technology and MotionPower™ Technology during the year ended August 31, 2010. The increase in rent of $9,200 was due to our entry into a one year sublease agreement, effective December 1, 2009, for office space for our corporate office. We paid a security deposit of $900 and rent of $900 per month through November 30, 2010. We renewed this sublease effective December 1, 2010 for an additional year, at which time the rent increased to $1,100 per month. Prior to October 2009, we did not have insurance for our directors and officers. The total annual premium for directors and officers insurance from October 1, 2009 through September 30, 2010 was $44,500, which we amortized on a straight-line basis over the term of the policy.

Other Income (Expense)

Below is a summary of our other income (expense) for the years ended August 31, 2010 and 2009:

	Year Ended
	August 31,
	2010	2009	Change

Other income (expense)
Interest income	$-	$7,743	$(7,743)
Interest expense	-	(267)	267
Gain on dissolution of foreign subsidiary	-	59,704	59,704
Foreign exchange loss	(1,344)	(56,599)	55,255
Change in fair value of warrant ability	2,120,272		2,120,272
Total other income	$2,118,928	$10,581	$2,108,347

Interest Income

Interest income decreased for the year ended August 31, 2010 as compared to the year ended August 31, 2009 due to the closing of our administrative office in Vancouver, British Columbia, Canada. As of December 31, 2008, we transferred all of the funds in our interest bearing cash account maintained at a Canadian owned financial institution to non-interest bearing bank accounts at U.S. financial institutions.

Gain on Dissolution of Foreign Subsidiary

Our wholly-owned subsidiary, Octillion Technologies Limited, provided administrative services to our Canadian office. We ceased to conduct business in Canada effective August 31, 2008, and closed our Canadian office. As a result, we dissolved Octillion Technologies Limited, eliminated all intercompany balances, and recorded a gain on our investment in Octillion Technologies Limited equal to the accumulated other comprehensive income at December 1, 2008, the time of the dissolution.

Foreign Exchange Loss

We translate assets and liabilities of our foreign subsidiaries, other than those denominated in U.S. Dollars, at the rate of exchange at the balance sheet date. The foreign exchange loss during the year ended August 31, 2009 is substantially the result of cash infusions made from New Energy Technologies to our former foreign subsidiary, Octillion Technologies Limited (denominated in Canadian dollars), which increased the intercompany payable on Octillion Technologies Limited’s balance sheet. Octillion Technologies Limited was dissolved effective December 1, 2008.

Change in Fair Value of Warrant Liability

Our Class F Callable Warrants are considered derivative financial liabilities and are therefore required to be adjusted to fair value each quarter. We have valued our warrant liability at August 31, 2010 using a Black-Scholes model containing the following assumptions: dividend yield of 0%, volatility of 68.99%, risk-free rate of 0.19%, and a term of 0.45 years. Decreases in the remaining term and volatility of the Class F Callable Warrants during the year ended August 31, 2010, and a decline in the fair value of our common stock from September 1, 2009 to August 31, 2010, resulted in a decrease in the warrant liability and a non-cash gain related to the Class F Callable Warrants of $2,120,272 during the year ended August 31, 2010.

Liquidity and Capital Resources

The financial statements appearing elsewhere in this prospectus have been prepared assuming we will continue as a going concern. We have incurred cumulative losses of $9,042,877 through February 28, 2011. Due to the “start up” nature of our business, we expect to incur losses as we continue development of our photovoltaic and energy harvesting technologies and expand. These conditions raise substantial doubt about our ability to continue as a going concern. Management recognizes that in order for us to meet our capital requirements, and continue to operate, additional financing will be necessary. We expect to raise additional funds through private or public equity investment in order to expand the range and scope of its business operations. We will seek access to private or public equity but there is no assurance that such additional funds will be available for us to finance our operations on acceptable terms, if at all. If we are unable to raise additional capital or generate positive cash flow, it is unlikely that we will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our principal source of liquidity is cash in the bank. At February 28, 2011, we had a cash and cash equivalent balance of $3,648,865. We have financed our operations primarily pursuant to a Securities Purchase Agreement in which we received net proceeds of $3,395,955 in February 2008 (as further described below) and from the exercise of warrants and stock options.

Net cash used in operating activities was $837,448 for the six months ended February 28, 2011, compared to net cash used in operating activities of $1,225,341 for the six months ended February 28, 2010. The decrease in cash used in operating activities of $387,893 substantially reflects decreases in amounts paid for marketing and investor relations, research and development, professional fees, and other operating expenses.

Net cash provided by financing activities was $3,985,175 and $0 for the six months ended February 28, 2011 and 2010, respectively. During the six months ended February 28, 2011, we received $3,954,375 from the exercise of Class F Callable Warrants and $30,800 from the exercise of stock options.

Private Placement

On February 12, 2008, we consummated the sale of an aggregate of 1,225,000 shares of our common stock and Class F Callable Warrants to purchase up to an additional 1,225,000 shares of our common stock for aggregate gross proceeds of $3,675,000 pursuant to the terms of a Securities Purchase Agreement dated February 8, 2008 with certain institutional and other accredited investors.

We engaged an agent to help locate investors in the private placement. The agent was paid a total cash fee of 7% of the aggregate proceeds, or $257,250, and received Class F Callable Warrants to purchase 171,500 shares of our common stock, valued at $642,980 and representing 7% of the total number of shares purchased by the Investors. In addition, the Agent was reimbursed $6,045 for expenses incurred on our behalf.

Accrued Liabilities

Under the Sponsored Research Agreement with the University of Illinois, described under “Research and Related Agreements— SolarWindow™ Technology—University of Illinois at Urbana-Champaign Sponsored Research Agreement,” we agreed to provide a total of $422,818 to the University of Illinois. The agreement expired on August 22, 2008. As of this date, we had advanced a total of $266,709 to the University of Illinois. We were to advance an additional $156,109 to the University of Illinois, which is included in other accrued liabilities at February 28, 2011, August 31, 2010, and August 31, 2009. However, we have not made the advance pending determination as to whether funds previously paid to the University of Illinois under the terms of the agreement have been fully expended. We are of the opinion that to the extent these funds were not expended, they are refundable to us.

Other Contractual Obligations

In addition to our contractual obligations under the research agreements, as of February 28, 2011, we have future minimum lease payments of $12,375 under our corporate and other office operating leases. In addition, we have future minimum payments totaling $45,950 pursuant to agreements with third party providers that we utilize for investor relations and marketing.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

We review new accounting standards as issued. Although some of these accounting standards issued or effective after the end of our previous fiscal year may be applicable to us, we have not identified any standards that we believe merit further discussion. We believe that none of the new standards will have a significant impact on our consolidated financial statements.

Description of Our Business and Property

Background

We are a Nevada corporation. We were incorporated on May 5, 1998, under the name “Octillion Corp.” We are a development stage company; we have not generated any revenue since inception and we do not expect to generate any revenue for the foreseeable future. We have incurred losses since inception. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. We do not currently have any commercial products and there is no assurance that we will successfully be able to design, develop, manufacture, or sell any commercial products in the future. See “Risk Factors.”

We are a renewable and alternative energy company, actively developing two novel technologies for generating sustainable electricity, one of which harvests solar energy of the sun and artificial light, and the other harvests the available kinetic energy present in moving vehicles. Our proprietary, patent-pending technologies and products, which are the subjects of 24 patent-filings, have been invented, designed, engineered, and prototyped in preparation for advanced field testing, product development, and commercial deployment.

Our first technology, SolarWindow™, generates electricity when glass surfaces are sprayed with electricity-generating coatings, creating semi-transparent, see-through solar cells. If successfully developed, SolarWindow™ could potentially be used on any of the more than 85 million commercial and residential buildings in the United States alone.

Our second technology, MotionPower™, harvests available “kinetic” or “motion” energy of cars, trucks, buses, and heavy commercial vehicles when they slow down before coming to a stop. MotionPower™ converts this captured energy into electricity. If successfully developed, MotionPower™ could potentially be used to harvest kinetic energy generated by any of the estimated 250 million vehicles registered in America, which drive approximately six billion miles on our nation’s roadways every day.

Our product development programs involve ongoing research and development efforts and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

We have achieved numerous important milestones in the development of both of our technologies. For example, in advancing our SolarWindow™ technology, we have overcome major technical challenges, including the ability to achieve transparency while generating electricity on glass. We have also successfully scaled-up our technology from a single solar cell – only one-quarter the size of a grain of rice – to an array of solar cells which form a one-foot by one-foot early working prototype – our largest-ever SolarWindow™. SolarWindow™ is fabricated by spraying our see-through, electricity-generating coatings onto glass surfaces at room temperature, a significant technical achievement which may provide a manufacturing advantage over expensive and cumbersome temperature-specific and pressure-sensitive manufacturing methods common to conventional solar manufacturing.

Likewise, following successful development of a first-generation prototype, we conducted early durability and user-experience testing of our MotionPower™-Express system for cars and light trucks, such as sport utility vehicles at BurgerKing®, Four Seasons Hotel®, and the Holiday Inn Express®. Data collected and analyzed from these tests have produced important advancements to the MotionPower™ technology, including a reduction in size and maintenance costs, while increasing the system’s capacity to produce electrical power. Having completed the early engineering and prototyping of MotionPower™-Heavy system for big rigs, such as tractor trailers, buses, and large commercial vehicles, we plan to conduct field tests of this system at Heller Industrial Park, an 8.7 million square-foot industrial park, located on the nation’s fifth-busiest toll road, servicing the third largest port in the nation.

We have increased our focus on advanced testing, durability, and design refinements in preparation for commercial deployment, which is key to the commercialization of our products. We are also working to partner with established commercial enterprises where our technologies can be field tested and refined. We will seek to leverage and evolve such early relationships into our potential customer pipelines.

In order to accelerate the technical development and subsequent distribution of our products, in addition to the license granted to us by the University of South Florida Research Foundation, Inc., we are seeking technology and product licensing arrangements with research institutions, commercial partners, and organizations with established technical competencies, market reach, and mature distribution networks in the solar-photovoltaic, building-integrated photovoltaics, or alternative and renewable energy industries.

The development of our SolarWindow™ technology has significantly advanced through our sponsored research agreement with the University of South Florida. We have advanced our MotionPower™ technologies through product development agreements with Veryst Engineering LLC and Sigma Design Company. These firms have experience in energy capture technologies and alternative and renewable energy, respectively. For a description of these agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Research and Related Agreements.”

Our Key Milestones

SolarWindow™ Milestones

We have been working to invent, design, test, and prototype our SolarWindow™ technology for application to commercial flat glass in tall towers and residential windows in homes since November 2006. We have achieved the following important milestones in the development of our SolarWindow™ technology and products:

•
Filed six patent applications through our license agreement with the University of South Florida Research Foundation, Inc. and developed important trade secrets related to methods, processes, applications, and materials for use in SolarWindow™;

•	Secured an exclusive worldwide license from the University of South Florida, to several important SolarWindow™ related technologies;

•
Determined the correct combination of compounds to create a single solar cell, smaller than one-quarter the size of a grain of rice, which can successfully generate electricity on glass while remaining stable and see-through;

•	Scaled-up from this single solar cell to a one-inch by one-inch “array”. An “array” is an arrangement of multiple solar cells rather than an individual single solar cell;

•
Developed a method for spraying our see-through electricity-generating coatings onto glass surfaces at room temperature, a significant technical achievement which may provide manufacturing advantage over expensive and cumbersome temperature-specific and pressure-sensitive manufacturing methods common to traditional solar manufacturing;

•
Invented and fabricated novel contacts that conduct electricity on SolarWindow™, yet remain see-through. Conventional contacts for conducting electricity use metals, which generally blocks visibility and inhibits transparency;

•
Engineered new methods for absorbing light energy once it has been generated in order to help improve the flow of electrons (negatively charged particles), a process fundamental to generating electricity necessary for power appliances and fixtures;

•
Discovered new, solution-based compounds that successfully mobilize the electrons necessary for generating electricity on SolarWindow™, and eliminate the use of other materials that could be prone to breakdown. We have been able to produce these compounds without the use of expensive starting materials, and have discovered methods that allow for reproducibility;

•	Created methods for increasing power output by maximizing the number of solar-cells present in our SolarWindow™ array for a defined surface area; and

•	Successfully scaled-up SolarWindow™ prototypes from a one-inch square to a twelve-inch square (144 square inches in surface area).

MotionPower™ Milestones

We have been working to invent, design, test, and prototype our MotionPower™ technology and all three MotionPower™ products since July 2008. We have achieved the following important milestones in the development of our MotionPower™ technology and products:

•	Filed eighteen patent applications related to MotionPower™;

•	Invented methods for harvesting the kinetic energy from vehicles of varying sizes, ranging from small cars to big rigs;

•	Built systems able to adapt to the unique characteristics of different vehicles in order to optimize the amount of energy captured;

•	Developed systems able to accommodate passage of small vehicles, bicyclists, and pedestrians over the device;

•
Designed tamper-resistant systems, accompanied by a suite of sensors that allow systems to operate and be tracked for extended periods of time without supervision, essential to conducting meaningful tests at field-installation sites and commercial installation;

•	Engineered systems that can be manufactured and installed with low operating costs and simple and reliable mechanical configurations that are easily maintained;

•
Limited the number of moving or mechanical parts and arranged moving mechanical components into a single housing unit for ease of manufacturing, greater operating reliability, and lower maintenance and production costs;

•	Invented a novel storage system that helps better utilize the power of each vehicle axle to improve the capture and conversion of kinetic energy to electricity;

•	Addressed system durability, resistance to damage from vehicles, road debris and weather;

•
Engineered MotionPowerTM mechanical components and height actuation to maintain driver control and minimize disruption; and control rolling resistance and forces to reduce, if not eliminate, potential jerking motion;

•	Configured systems for flexibility of installation for both above-grade and in-road (embedded) applications;

•	Developed MotionPowerTM to be “scalable” to accommodate site-specific roadway entry and egress, and electrical power demands.

Products Derived from our Technologies

SolarWindowTM

We are developing our SolarWindow™ technology and products as the world’s first-of-their-kind systems able to generate electricity through see-through glass windows.

On September 16, 2010, we publicly unveiled a working four-inch by four-inch prototype of our proprietary SolarWindow™ technology at the University of South Florida. Scientists at the event powered lights on a scale-model house by exposing our see-through SolarWindow™ to artificial light from fluorescent lamps, mimicking lighting typically installed inside offices. In artificial light, SolarWindow™ technology outperforms today’s commercial solar and thin-films by as much as 10-fold under low-intensity irradiance.

Researchers also repeatedly opened and closed window shades, successfully powering LED lights each time SolarWindow™ was exposed to natural light. This demonstration mimicked outdoor exposure such as sunlight on the exterior façade of commercial buildings – our initial target market and a promising early application of the technology.

Scientists at the debut event not only demonstrated the ability to generate “voltage” to power lighting, but also revealed SolarWindow’s capacity to produce “current” necessary for powering mechanical devices and appliances. Researchers successfully powered the mechanical rotor blades of a small helicopter using only a single, small-scale SolarWindow™ prototype exposed to a solar simulator.

SolarWindow™ generates electricity by harnessing the energy of the sun (“solar”) in order to create a “photovoltaic” effect. Photovoltaics is a method of generating electrical power by converting solar radiation into electricity, using materials which conduct electricity. Typically, conventional photovoltaic power is generated by making use of solar modules composed of a number of cells containing photovoltaic and electricity-conducting materials. These materials are usually very opaque (i.e., not see-through). Our researchers have replaced these materials with compounds that allow our SolarWindow™ products to remain see-through, while generating electricity.

We currently have six products that we seek to develop using our SolarWindow™ technology:

•	SolarWindow™ – Commercial – A flat glass product for installation in new commercial towers under construction and replacement windows;

•	SolarWindowTM – Structural Glass – Structural glass walls and curtains for tall structures;

•	SolarWindowTM – Architectural Glass – Textured and decorative interior glass walls, room dividers, etc.

•	SolarWindow™ – Residential – A window glass for installation in new residential homes under construction and replacement windows;

•
SolarWindow™ – Flex – Flexible films which may be applied directly onto glass, similar to aftermarket window tint films, for retrofit to existing commercial towers, buildings, and residential homes; and

•	SolarWindow™ – BIPV – Components associated with BIPV applications in homes, buildings, and office towers.

Our focus is first on the development and deployment of SolarWindow™-Commercial, Structural, and Architectural products. Our product development efforts have already produced early working prototypes for these applications. Commercialization of the SolarWindowTM Technology will require significant further research, development and testing, and we must ascertain whether the SolarWindowTM Technology can actually form the basis for a commercially viable technology or product.

MotionPower™

Our MotionPower™ products in development are systems that generate clean electricity by capturing and making use of the kinetic energy of moving vehicles.

All vehicles in motion possess kinetic energy. Kinetic energy refers to the energy of motion, and is best described as the extra energy an object possesses due to its motion, such as the energy observed when a ball is thrown or kicked or when a cyclist no longer needs to pedal a bike in order to continue forward motion.

The amount of kinetic energy a vehicle possesses is based upon the vehicle’s speed and weight. The faster the vehicle is moving and the heavier it is, the more kinetic energy it possesses. When a moving vehicle slows down, it wastes some of its kinetic energy in the process of braking. It is this available kinetic energy which our MotionPower™ products seek to capture and convert into electricity.

For our MotionPower™ products to effectively harvest a vehicle’s kinetic energy, they must be installed at sites where vehicles are in the process of slowing down before stopping. Our MotionPower™ Technology functions as an energy harvester, and may be considered an “external regenerative brake” which helps a vehicle slow down. Because our MotionPower™ products are designed to be installed in locations where cars and light trucks are required to reduce their speed, our systems only make use of vehicle energy that is required to slow down and do not “rob” vehicles of energy they would otherwise use.
We have already conducted early durability and user-experience testing of our MotionPower™-Express system for cars and light trucks, such as sport utility vehicles, at BurgerKing®, Four Seasons Hotel®, and the Holiday Inn Express®. Having completed the early engineering and prototyping of MotionPower™-Heavy system for big rigs, such as tractor trailers, buses, and large commercial vehicles, we plan to conduct field tests of this system at Heller Industrial Park, an 8.7 million square-foot industrial park, located on the nation’s fifth-busiest toll road, servicing the third largest port in the nation.

We would seek to install our MotionPower™ products at high traffic locations, wherever vehicles are required to slow down or stop, including exit ramps, toll booths, traffic intersections, rest areas, travel plazas, border crossings, neighborhoods with traffic calming zones, parking sites, drive-thru’s and other roadway points. We would expect to target such locations as possible installation sites for all three of our MotionPower™ products.

We are currently developing three MotionPower™ products:

•
MotionPower™-Heavy ― A fluid-driven, system with limited moving mechanical components for installation at sites where big rigs, such as tractor trailers, buses, and large commercial vehicles are traveling at below 15mph and are in the process of slowing down;

•
MotionPower™-Auto ― A fluid-driven, system similar to MotionPowerTM-Heavy for installation at sites where cars and light-duty trucks, such as sport utility vehicles and automobiles, are traveling at below 15mph and are in the process of slowing down; and

•
MotionPower™-Express ― A mechanical system for installation at sites where all cars, light-duty trucks, motor homes, buses, big rigs, and large commercial vehicles are traveling faster than 15mph and are in the process of slowing down.

Our focus is the development and deployment of all three MotionPower™ products. Our product development efforts have already produced early working prototypes for all three applications. With the prospect of 25-times greater kinetic energy present in big rigs than in cars, we are positioning MotionPower™ – Heavy as our first energy harvester for commercial launch. Commercialization of the MotionPowerTM Technology will require significant further research, development and testing, and we must ascertain whether the MotionPowerTM Technology can actually form the basis for a commercially viable technology or product.

Our Industry and Market Opportunity

Overview

We believe our products uniquely address a growing market opportunity for technologies able to generate sustainable electricity. Rising energy costs, increasing electricity consumption, and the need for a cleaner alternative to today’s non-renewable energy sources, all contribute to the growing demand for clean, renewable alternative energy sources.

Global energy consumption is expected to double from 2003 to 2030, according to the Energy Information Administration, and domestic electricity prices have been rising as a consequence of the cost of conventional fuels for electricity generation and looser pricing caps in some states.

America is the world’s largest consumer of electricity, according to the U.S. Energy Information Administration, with nearly 70% of the nation’s electricity generated by coal and natural gas. The environmental impact and rising costs of these non-renewable fuels, along with the potential doubling of global electricity consumption in the coming years, illustrate the need for more creative, sustainable methods for generating electrical power.

The Market Opportunity for our SolarWindow™ Technology and Products

There are no commercially marketed see-through glass windows capable of generating electricity available for sale in the United States. We believe our SolarWindow™ technology and products could be uniquely positioned as first-to-market, if commercially launched. 2010 saw the completion of more skyscrapers than any previous year in history, according to a January 2011 report from the Council on Tall Buildings and Urban Habitat at the Illinois Institute of Technology, Chicago. Our early target market for SolarWindow™ products is tall towers and commercial skyscrapers, including increasingly popular “green buildings.”

The U.S. market for new, non-residential “green buildings,” such as offices and factories, is forecast to more than double to as much as $135 billion in five years, according to a 2010 industry report by McGraw-Hill Construction . The same report states that, a third of all new nonresidential construction today is green. The amount of green building area has been growing at about 50% compounded annually, since 2000. Green building growth is approximately 25 times greater than commercial real estate overall in this country, which averages almost 2% annually, according to the United Nations Environment Programme Finance Initiative.

Unprecedented levels of government initiatives, heightened residential demand for green construction, and improvements in sustainable materials are driving green building. Because buildings account for almost 50% of the energy consumed in developed countries, governments are putting increased focus on legislation and policies to improve their energy efficiency, according to the United States Environmental Protection Agency. In North America, initiatives such as the environmental building rating system (LEED) run by the U.S. Green Building Council are helping to transform the market for added-value glazing, and this trend is expected to continue. We anticipate similar opportunities in Europe, through the development of a European Union-wide energy labeling system for windows.

In addition to government incentives, the economic benefits of Energy Star and LEED buildings include higher occupancy, better rental rates, and increased resale value for developers of commercial real estate, as shown in the table below.

Economic Benefits of Energy Star and LEED Buildings

	Energy Star	LEED Certified
No. of buildings	960	360
Rent increase	$2.40/square ft.	$11.33/square ft.
Occupancy increase (nominal %)	3.60%	4.10%
Resale value increase	$6.20/square ft.	$171/square ft.
Source: Yudelson, Jerry. Greening Existing Buildings, Chapter 3. 2009, http://greenbuildconsult.com/pdfs/03_Yudelson_Ch03_p035-048_lr.pdf

Our SolarWindow™ products are under development for application to glass surfaces in such buildings, often referred to as “architectural flat glass.” In the United States, the country’s ten largest cities have more than 444 million square feet of architectural glass, as estimated in a 2010 industry report on flat glass by Pilkington, a major global glass manufacturer. This market is growing in volume, with global growth of around 4-5% annually, with Europe, China and North America accounting for over 70% of global demand, according to the same report.

The Market Opportunity for our MotionPower™ Technology and Products

With no commercially marketed vehicle energy harvesting devices available for sale in the United States and no formally recognized vehicle energy harvesting industry, we believe our MotionPower™ technology and products could be uniquely positioned as first-to-market if commercially launched.

The U.S. boasts the world’s largest roadway transportation system. In 2006, Americans traveled 5.2 trillion person-miles in vehicles and moved 4.6 trillion ton-miles of freight, according to the Bureau of Transportation Statistics. The U.S. population and economy are expected to grow, increasing both freight and personal travel. For example, the Energy Information Administration’s 2010 Annual Energy Outlook projects population to grow by 85 million persons by 2035 compared to 2008.

There is also a worldwide rise in roadway vehicles. Globally, the world auto fleet has increased from about 50 million vehicles to 580 million vehicles between 1950 and 1997, growing five times faster than the growth in population, according to a January 2011 report by the Pew Center on Global Climate Change.

With the prospect of 25-times greater kinetic energy present in big rigs than in cars, we are positioning MotionPower™-Heavy as our first energy harvester for commercial launch. 2009 and 2004 reports from the Bureau of Transportation Statistics indicate that freight trucks are the backbone of U.S. freight transportation, carrying 71% of the dollar value and 70% of the weight of U.S. freight, and representing 40% of the total ton-miles carried. Trucking has been growing rapidly at the expense of rail and shipping. Between 1993 and 2007, truck ton-miles grew by 54%, while rail grew by 43% and shipping lost 42%.

Freight truck vehicle miles traveled are projected to grow faster than any other mode of truck. The Energy Information Administration projects that truck travel will grow from 241 billion vehicle miles in 2007 to 363 billion miles in 2035, a growth rate of 1.7% per year. In addition, buses are the largest fleet of vehicles in the U.S., with 66,506 vehicles available for peak service, as estimated by the Bureau of Transportation Statistics). Passenger miles by bus increased from 18,818 in 1995 to 21,757 (in millions) in 2008, according to an April 2010 report by the American Public Transportation Association.

Car and light truck travel also continues to increase. Passenger cars and light-duty trucks account for about 60% of the energy used for U.S. transportation and their energy use has grown by 1.4% per year over the past several decades, states a March 2011 data book by the U.S. Department of Energy.

In addition to highway points of installation such as toll booths, rest stops, and exit ramps, other target markets for our MotionPower™ products in the United States include:

MotionPower™ Installation Sites	(number/thousands)
Parking Lots
Education1	386,000
Sports Venues2	2,467
Shopping Malls3	133,000
Grocery Stores4	196,200
Hotels	48,062
Healthcare5	129,000
Warehouse & Storage	597,000
Limited Service Dining6	228,789
Ports of Entry
Land-border crossings7	75
Rest Stops8	1,546
1 U.S. Census http://search.census.gov/search?q=cache:h4qr8RhZTucJ:www.census.gov/compendia/statab/2009/tables/09s0887.xls+strip+malls&output=xml_no_dtd&ie=UTF-8&client=default_frontend&proxystylesheet=default_frontend&site=census&access=p&oe=ISO-8859-1
www.census.gov/compendia/statab/2009/tables/09s0887.xls
3U.S. Census
http://search.census.gov/search?q=cache:h4qr8RhZTucJ:www.census.gov/compendia/statab/2009/tables/09s0887.xls+strip+malls&output=xml_no_dtd&ie=UTF-8&client=default_frontend&proxystylesheet=default_frontend&site=census&access=p&oe=ISO-8859-1
www.census.gov/compendia/statab/2009/tables/09s0887.xls
4 Ibid.
5 Ibid.
6 U.S Census
7 America's Freight Transportation Gateways
8 http://www.interstaterestareas.com

Parking lots in the sectors noted above (education, sports venues, shopping malls, grocery stores, hotels, healthcare locations and at warehouses ) as well as fast food drive-thru (“limited service dining”) and land-border crossings along the Mexico and Canada borders possess desirable characteristics for our MotionPower™ products.

All three of our MotionPower™ products could have applications at our nation’s border crossings and ports of entry. In 2009, according to the Bureau of Transportation Statistics, American border crossings reported nearly 195 million personal vehicle passengers traveling in more than 97 million cars. Over 9.3 million trucks entered the United States through our border crossings, with the top 20 sites accounting for approximately 87% of such traffic. An estimated 4.9 million bus passengers in more than 344,000 buses crossed our borders.

We also intend to target parking garages for use of our MotionPower™ products. According to estimates from the International Parking Institute, there were approximately 70.5 million off-street parking spaces in the U.S. in 2000 and approximately 6.9 million parking spaces in parking garages in 2001.

Additionally, high-traffic venues such as theme parks, shopping malls, drive-thrus and sports venues represent excellent sites for our MotionPower™ products. These sites remain strong prospects, with theme parks growing to 341 million attendees and $12 billion in revenue in 2007, according to the International Association of Amusement Parks and Attractions. Nearly 90 million attendees visited America’s top ten theme parks in 2009, estimates a report by the Themed Entertainment Association. Among sports venues, the National Football League alone accounts for roughly 2.47 million vehicles per year and approximately 330,000 parking spaces.

Our Competitive Strengths

We believe that the following strengths enable us to compete successfully in the alternative energy industry:

•
Our products are first-of-their-kind solutions for generating sustainable electricity. There are no commercially-available products for sale in competition to our technologies and products, and therefore, our SolarWindow™ and MotionPower™ products may be positioned as ‘first-to-market’.

•
Our products have unique characteristics, not readily-achievable by other technologies. Our SolarWindow™ products generate electricity while remaining see-through, and are able to produce electricity from both natural and artificial light. These traits are unique to our products and technologies, and have not been replicated by any commercially-available technology. Our MotionPower™ systems can be engineered as either discreet or disruptive products, depending upon customer specifications. These systems are also designed to function independent of daily management, and do not require the presence of wind, sunlight, or other natural environmental influences in order to function.

•
Our SolarWindow™ products are designed for application on the vast glass facades of commercial skyscrapers and are not confined to installation on limited rooftop space. The installation of typical roof-rack photovoltaic modules is often constrained by limited roof-top areas on commercial skyscrapers. In contrast, our SolarWindowTM products may be applied to the entire vertical glass façades of skyscrapers.

•
The electricity generated by our technologies is compatible for use with existing energy infrastructure. Our SolarWindow™ and MotionPower™ products are under development for seamless applications in order to avoid burdening potential customers with special utility management systems.

Our Business Strategy

Our goal is to complete the product development phase for our MotionPower™ and SolarWindow™ technologies and then work towards commercial launch of these products. Key elements of our business strategy include:

•
Partner with research institutions, product development firms, and others with proven technology expertise. We are currently working with scientists at the University of South Florida for the ongoing development of our SolarWindow™ products. Our MotionPower™ products are being developed with the support of engineering teams at two highly-respected firms in the energy harvesting and renewable energy industries, Veryst Engineering LLC and Sigma Design Corporation. In addition to these partnerships, we will seek to engage additional firms and institutions with important technical and product development competencies.

•
Identify partnerships for technology out-licensing and in-licensing opportunities. We are actively engaged in identifying potential industry or commercial partnerships for the out-licensing of our technologies, or, if warranted, the in-licensing of certain enabling technologies that could help accelerate our product development programs by reducing our need for internal research and development.

•
Foster commercial partnerships with industry partners. Work to develop commercial partnerships with third-parties, which we believe could help us accelerate the development of our sales and distribution pipeline for any products we are able to develop.

•
Develop pricing models that capitalize on available energy subsidies in order to make our products affordable and attractive to end-users. In developing pricing strategies for any products we are able to develop, we would seek to provide our potential customers with access to various subsidies, government incentives, tax credits, and other related financial mechanisms.

•
Develop cost-effective and efficient supply-chain management and manufacturing processes. Both our SolarWindow™ and MotionPower™ technologies and products would require manufacturing systems and supply-chain management expertise. We have begun to strategize, and would work to address these needs in a cost-effective and efficient manner.

•
Identify and potentially acquire strategic and/or complementary technologies. We are actively engaged in identifying technologies which may be strategic and/or complementary to our SolarWindow™ and/or MotionPower™ technologies for potential acquisition.

Competition For SolarWindow™ Technology and Products

Competition in the solar-photovoltaic’s industry is growing. Although we are not aware of other products utilizing technology substantially similar to our SolarWindow™ Technology, numerous solar cell technologies have been developed, or are being developed, by a number of companies.

Such technologies include, but are not necessarily limited to, the use of organic materials, advanced crystalline silicon thin film concepts, amorphous silicon, cadmium telluride, copper-indium-gallium-selenide, titanium dioxide, and copper indium diselenide, and others to generate electricity from the sun’s light. Given the time, investment and advances in manufacturing technologies, any of these competing technologies mayachieve lower manufacturing costs, superior performance, or greater market acceptance than our SolarWindow™ Technology product, currently under development.

We face competition from many companies, major universities and research institutions in the United States and abroad. Many of our competitors have substantially greater resources, experience in conducting research, experience in obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities name recognition and production capabilities. We will face competition from companies marketing existing products or developing new products which may render our technologies absolute. The description of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports filed by these companies:

•
Konarka Technologies, Inc. - is focused on the development and advancement of nano-enabled polymer photovoltaic materials that are lightweight, flexible and more versatile than traditional solar materials.

•
XsunX, Inc. - develops and markets proprietary Thin Film Photovoltaic (“TFPV”) solar cell designs and core solar cell manufacturing systems, enabling licensees to manufacture TFPV solar devices on various substrates.

•
Sharp Corporation - has developed mass-production technology for stacked triple-junction thin-film solar cells by turning a conventional two-active-layer structure (amorphous silicon plus microcrystalline silicon) into a triple-junction structure with amorphous silicon (two active layers) and microcrystalline silicon (single active layer).

•
DuPont - is a leading materials supplier to the Photovoltaic (“PV”) industry, with more than 20 years of experience in PV materials development, applications know-how, manufacturing expertise and global market access, and offers a broad and growing portfolio of films, resins for encapsulants, encapsulant films, and conductive pastes.

These companies may have numerous competitive advantages, including:

•	significantly greater name recognition;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products; and
•	greater financial and human resources for product development, sales and marketing, and patent litigation.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, price, marketing and distribution.

There can be no assurance that competitors will not succeed in developing products that are more effective than our SolarWindow™ technology, therefore rendering our products obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts if and when regulatory approval is received.

Competition with respect to our technologies is and will be based, among other things, on safety, reliability, availability, price, marketing, distribution and patent position. Another important factor will be the timing of market introduction of any SolarWindowTM products we develop. Accordingly, the speed with which we can develop our SolarWindow™ products, complete safety approvals processes and ultimately supply commercial quantities of any products we develop to the market is expected to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

Competition For MotionPower™ Technology and Products

Currently, there are no commercially marketed vehicle energy harvesting devices available for sale in the U.S. and there is no formally recognized vehicle energy harvesting industry. Therefore, to the best of our knowledge, our MotionPower™ Technology does not currently face any substantive, direct competition from any commercially available vehicle energy harvester.

Other than our efforts, to our knowledge there are only two, small, privately-held companies developing vehicle energy harvesters. Unlike our MotionPower™ Technology for cars, light trucks, and heavy long-haul vehicles, these other technologies appear primarily directed to heavy trucks only.

•
AEST Incorporated – is purportedly developing its “Dragon Power Station” technology for installation where heavy trucks drive over a series of plates embedded in the roadway. The motion of the plates creates a pumping action of hydraulic fluids which subsequently turn a generator, ultimately producing electricity. To date, there is only one publicly-disclosed Dragon Power Station installation of which we are aware.

•
KinergyPowerUSA – is purportedly developing its “Energy Carpet” technology for installation where heavy trucks drive over a series of slats. A number of underlying, interconnected micro- sized pistons pump hydraulic fluids to turn a generator, ultimately producing electricity. To- date, there are no publicly-disclosed Energy Carpet installations of which we are aware.

•	Highway Energy Systems Ltd. – a UK based company is purportedly developing an energy-harvesting device.

The foregoing information regarding each of AEST Incorporated and KinergyPower USA was obtained from their respective web sites. The foregoing information regarding Highway Energy Systems Ltd. Was obtained from an article published in The Wall Street Journal dated February 28, 2011.

These companies’ systems rely on vehicle weight to depress elaborate piston configurations situated beneath slats or plates which hydraulically pump fluids to electrical generators. We believe these methods are substantially different from our MotionPower™ Technology which makes use of otherwise wasted kinetic energy when cars and trucks slow down. Unlike these other systems, our MotionPower Technology does not require many moving mechanical parts, which we believe make it less vulnerable to mechanical failure.

We also anticipate that competition could grow if first-generation energy harvesting technologies designed to capture human kinetic energy and other such small-scale devices begin to gain commercial acceptance. Such devices could potentially be re-engineered to capture the kinetic energy of moving vehicles.

There can be no assurance new competitors will not succeed in developing products that are more effective than our MotionPower™ Technology, therefore rendering our products, if any, obsolete and non-competitive. In addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development, as described under “—Competition for Our Solar Window™ Technology and Products.” We intend to continue to develop and market our brand name pending commercialization of our MotionPower™ Technology products, if ever successfully developed. We believe our strategy ultimately will assist the marketing, distribution and public acceptance of any MotionPower™ Technology products we develop.

Competition with respect to our technologies is and will be based, among other things, on safety, reliability, availability, price, marketing, distribution and patent position. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technology development and commercial sales.

Proprietary Assets

SolarWindowTM

The SolarWindow™ Technology is subject to six patent applications filed by the University of South Florida Research Foundation, Inc. We have obtained an exclusive license from the University of South Florida Research Foundation, Inc. to market the SolarWindow™ Technology.
MotionPowerTM

Through Kinetic Energy Corporation we have filed eighteen Non-Provisional and International Patent Applications in the U.S. Patent and Trademark Office related to our MotionPower™ technology. Each of these applications has been filed in the name of the individual inventors. Each of the inventors has assigned and transferred to Kinetic Energy Corporation the full and exclusive right to these inventions in the U.S., its territories, dependencies and possessions and the entire right, title and interest in and to any and all Letters Patent(s) that may be granted therefore in the U.S., its territories, dependencies and possessions, and in any and all foreign countries, and to any and all divisions, reissues, continuations, conversions and extensions thereof for the full term or terms for which the same may be granted.

Government Regulation

SolarWindow™

Our SolarWindow™ Technology may be subject to certain government regulations. Our ability to remain viable will depend on favorable government decisions at various stages of the technology’s development by various agencies. From time to time, legislation is introduced that could significantly change the statutory provisions governing our research and development processes, as well as approval of the manufacture and marketing of any products derived from such research and development activities.

The production and marketing of SolarWindow™ Technology derived products would be subject to existing safety regulations and may be subject to yet unknown regulations.

Current safety requirements for electrical products can include, but may not be limited to, Occupational Safety and Health Administration regulations, National Electrical Code as approved as an American National Standard by the American National Standards Institute or ANSI/NFPA-70, certification by Underwriters Laboratories and the Society of Automotive Engineers, and compliance with local building codes. These regulations are subject to change, and our ability to remain viable is contingent upon successfully satisfying regulatory requirements as stipulated by these agencies and/or others as the development of our SolarWindow™ Technology evolves.

MotionPower™

Our MotionPower™ Technology may be subject to certain government regulations. Our ability to remain viable will depend on favorable government decisions at various stages of the technology’s development by various agencies. From time to time, legislation is introduced that could significantly change the statutory provisions governing our research and development processes, as well as approval, manufacture and marketing of any products derived from such research and development activities.

The production, marketing, and installation of our MotionPower™ Technology products may be construed by regulatory agencies as a new technology for roadway implementation, which could be subject to existing safety regulations and may be subject to yet unknown regulations.

Current safety requirements for electrical products can include, but may not be limited to, Occupational Safety and Health Administration regulations, National Electrical Code as approved as an American National Standard by the American National Standards Institute or ANSI/NFPA-70, certification by Underwriters Laboratories and the Society of Automotive Engineers, and compliance with local roadway safety legislation. These regulations are subject to change, and our ability to remain viable is contingent upon successfully satisfying regulatory requirements as stipulated by these agencies and/or others as the development of our MotionPower™ technology evolves.

Please see “Risk Factors” beginning on page 12 and other information included in this prospectus for a discussion of risks and uncertainties related to our Company.

Employees

As of the date of this prospectus, we have three full time employees, including our President and Chief Executive Officer, Mr. John A. Conklin and our Chief Operating Officer, Mr. Andrew T. Farago. Additionally, we have engaged Mr. Elliot Maza to serve as our Chief Financial Officer on a part-time basis pursuant to an at-will consultancy agreement. See “Management.”

Our Office Facilities

Our corporate office is located at 9192 Red Branch Road, Suite 110, Columbia, Maryland 21045. On December 1, 2010, we renewed our sublease agreement for an additional year with MVP Law Group, P.A., of which our former Chief Executive Officer and President is a founder and managing attorney. Rent for this office space is $1,100 per month through November 30, 2011.

We also maintain an office at 8875 Hidden River Parkway, Suite 300, Tampa, FL 33637. We have a one year lease, which began on February 16, 2009. The lease automatically renews on the anniversary date, but we may terminate by giving written notice to Landlord not less than sixty (60) days prior to the expiration of the initial term. The rent for the office in Tampa, FL is $225 per month plus tax and variable charges. Pursuant to the lease terms, we are provided with a bundle of services including but not limited to reception, phone and mail service for one gross price.

We believe that our office facilities are sufficient and adequate for our purposes given our present staff and research objectives.

Legal Proceedings

We are not party to nor are we aware of any material pending lawsuit, litigation or proceeding.

Management

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers.

Name	Age	Current Position With Us	Director or Officer Since
John A. Conklin	51	President and Chief Executive Officer	August 9, 2010 (1)

Elliot Maza	55	Chief Financial Officer	February 1, 2011

Andrew T. Farago	42	Chief Operating Officer	December 17, 2010

Alastair Livesey	53	Director	September 19, 2007

Joseph Sierchio	61	Director	July 24, 2008

Jatinder S. Bhogal	44	Director	September 9, 2008

Javier Jimenez	45	Director	January 17, 2011

Todd Pitcher	42	Director	March 21, 2011

Peter Fusaro	60	Director	March 21, 2011

(1) Mr. Conklin was appointed our President, Chief Executive Officer and Chief Financial Officer following the resignation of Meetesh V. Patel from such positions on August 9, 2010.

Meetesh V. Patel, our President, Chief Executive Officer since October 15, 2008, Chief Financial Officer since January 9, 2009 and director since September 19, 2008, resigned on August 9, 2010 from all such positions. James B. Wilkinson, our Chief Operating Officer since February 1, 2010, resigned from such position on February 15, 2010. Scott Taper, our Vice President of Business Development since February 2, 2011, resigned from such position on February 28, 2011.

Biographical Information

John A. Conklin. Mr. Conklin is founder of Tellurium Associates, LLC, an industrial and environmental process design and operations consulting company, and founder of National Solar Systems, LLC, a New York based renewable energy firm. Mr. Conklin has studied chemical engineering, chemical technology, and numerous industrial, safety and renewable energy programs. With 26 years of industrial process and renewable and alternative energy experience, Mr. Conklin has consulted regarding and overseen the technical and business requirements of over 50 technology, manufacturing and industrial companies, ranging from start-ups to Fortune 500 companies, including industry leaders such as Lockheed Martin and TDI Power, a global manufacturer of power systems. Mr. Conklin serves as the Company’s President and Chief Executive Officer and brings a combination of technical, business and hands-on alternative and renewable energy experience.

           Elliott Maza. Mr Maza earned his Bachelor’s degree (B.A) from Touro College in 1980, followed by a JD from the University of Pennsylvania in 1985; he is a licensed C.P.A. in the states of New Jersey and New York and is a member of the New Jersey and New York State Bar. Mr. Maza has over 25 years of corporate finance, regulatory compliance, accounting, and legal expertise. Mr. Maza served as Partner, Transaction Advisory Services at Ernst & Young LLP, New York, NY, and previously as Vice President, Structured Finance at the New York, NY offices of both Goldman Sachs & Co and JP Morgan Securities, Inc. Early in his career, Mr. Maza tenured as a Tax and Corporate Attorney at Sullivan & Cromwell, a 130 year old global law firm at their New York, NY offices. While there he advised multinational corporations and investment banks on tax consequences of equity, debt and derivative structures as well as domestic and cross-border merger and acquisition (M&A) transactions.

Andrew T. Farago. Mr. Farago earned his B.A. in Psychology from Syracuse University in 1990, followed by a J.D. from Touro College Jacob D. Fuchsberg Law Center in 1993. Mr. Farago has over 16 years of experience as a practicing attorney, hedge fund and investment professional, and equity trader. He is a former Partner of Gemini Strategies, LLC, an investment management firm, where he was responsible for due diligence and certain aspects of portfolio management of solar energy and environmental investments. Prior to joining Gemini, Mr. Farago was employed by RNK Capital, LLC, an investment manager focused on long/short energy equity investments and environmental market strategies. At RNK Capital, LLC, Mr. Farago was instrumental in helping to raise assets under management from $30 million to over $800 million during his tenure. He performed due diligence, negotiated and managed select private investment in public equity (PIPE) transactions and was an early mover and active investor focusing on solar and alternative energy investments. Mr. Farago serves as the Company’s Chief Operating Officer and brings a unique combination of legal, business and hands-on alternative and renewable energy experience.

Jatinder S. Bhogal. Since December 1993, Mr. Bhogal has worked as a business consultant to emerging growth companies. For over 15 years, Mr. Bhogal has provided early business development guidance and consulting to companies developing healthcare services, medical devices, pharmaceuticals and vaccines, solar-photovoltaics, biofuels, and information technology solutions. Mr. Bhogal also serves as a director of New Energy Technologies, Inc. Mr. Bhogal was invited to join the Board due to his experience with public companies in matters related to finance and business development.

Peter C. Fusaro. Mr. Fusaro is a best-selling author, keynote speaker and thought leader on emerging energy and environmental financial markets. He is Chairman of Global Change Associates an energy and environmental consultancy in New York since 1991 and is the best-selling author of What Went Wrong at Enron as well as 15 other books on energy and the environmental financial markets. Peter’s latest book will be published in 2010 by Oxford University Press on Energy and Environmental Project Finance Law and Taxation: New Investment Techniques. Mr. Fusaro is has been on the forefront of energy and environmental change for over 36 years focusing emissions, energy efficiency, cleantech, carbon trading and renewable energy markets. Mr. Fusaro has worked over 20 years on climate change issues and is currently advising on carbon trading and finance as well as clean energy technology and renewable energy to companies worldwide. Mr. Fusaro was selected for Who’s Who in America for 2007-2012 and Who’s Who in the World for 2009-2011. He coined the term “Green Trading” and holds the annual Wall Street Green Trading Summit X each spring (www.wsgts.com). Peter is advisor to 8 cleantech software and hardware companies in the US and UK. In 2009, Mr. Fusaro launched the Global Change Foundation focused on environmental education and projects (www.global-changefoundation.com) and held its first Green Jobs Summit in March 2010. The foundation also runs the Green Salon where artists perform and environmental experts speak. Mr. Fusaro graduated with an MA in international relations from Tufts University and a BA from Carnegie-Mellon University. He is on the Advisory Board of the ERB Institute for Global Sustainable Enterprise, Ross School of Business, University of Michigan as well as on the Board of Trustees of the UN’s Energy & Water Institute of New York.

Alastair Livesey. Dr. Livesey earned his B.A. in Science from the University of Cambridge in 1979, followed by an M.A. and Ph.D. in materials science from the Cavendish Physics Laboratory at the University of Cambridge in 1982 and 1984, respectively. From May 2001 to July 2007, Dr. Livesey was employed by Energy Conversion Devices, Inc. During his tenure at Energy Conversion Devices, Dr. Livesey held several positions, including Director of Integrated Hydrogen Energy Systems, Head of New Business Development and Strategic Planning, and Director, Cognitive Computer Business Development and Architecture Design. In these roles, he led projects involving product development and commercialization, strategic and business planning, new business development, joint venture partnerships, financing, human resources, information technology, and public relations across a diverse range of technologies including hydrogen storage, thin-film solar cells, advanced batteries, and fuel cells. From August 2007 to the present, Dr. Livesey has worked as an independent consultant in the alternative and renewable energy field. In April 2010, Dr. Livesey was appointed as the Managing Director of Diverse Energy Ltd, a UK firm developing and assembling fuel cell power plants to replace diesel generators. Dr. Livesey was invited to join the board of directors due to, and we continue to benefit from, his experience with scientific research, and product and business development.

 Javier Jimenez. Mr. Jimenez holds an M.B.A. from Boston University and a Master of Aeronautical Engineering from Universidad Politecnica of Madrid. Mr. Jimenez is currently a Partner in the New England practice of Tatum, a national executive services firm focused on providing strategic and operational consulting and leadership in finance and technology. Prior to joining Tatum, he was General Manager for Abiomed Europe and acting Chief Financial Officer and Vice President Operations for Abiomed Inc. Previously, he held multiple leadership roles with General Electric leading, among other departments, Financial Planning and Analysis for the $1.5 billion Americas Diagnostic Imaging Division as well as several operational finance roles in Latin America for GE Healthcare. He started his career at General Electric as a member of its corporate audit staff. Mr. Jimenez is a lecturer in Operations Strategy and Project Management at Babson College and Boston University. Mr. Jimenez is a certified Six Sigma Black Belt. Mr. Jimenez was invited to join the board of directors due to, and we continue to benefit from, his extensive public company management and administration experience.

Todd Pitcher. Mr. Pitcher earned his B.A. in Philosophy from the University of California, Berkley in 1991 and undertook his graduate studies in Philosophy at the University of California, Santa Barbara and Claremont Graduate School. Mr. Pitcher currently serves as the Managing Partner of Aspire Clean Tech Communications, a clean-tech and alt energy focused capital markets advisory firm which works with companies on a global basis in sectors including solar, wind, biofuels, nanotechnologies, and energy services, the Chairman of Superclick, Inc., a publicly traded company where he has directed its corporate strategy. Additionally, Mr. Pitcher serves as an independent director at GC China Turbine, Corp. Mr. Pitcher was invited to join the board of directors due to, and we continue to benefit from, his extensive public company management and his in depth knowledge of the clean technology space.

Joseph Sierchio. Mr. Sierchio earned his J.D. at Cornell University Law School in 1974, and a B.A., with Highest Distinction in Economics from Rutgers College at Rutgers University in 1971. Mr. Sierchio has been engaged in the practice of law as a member of Sierchio & Company, LLP, our counsel, since May of 2007. Mr. Sierchio was engaged in the practice of law as a member of Sierchio Greco & Greco, LLP from January 2003 through May 2007. Prior thereto Mr. Sierchio was a partner at Eiseman Levine Learhaupt and Kakoyannis, PC. Since 1975, Mr. Sierchio has continuously practiced corporate and securities law in New York City, representing domestic and foreign corporations, investors, brokerage firms, entrepreneurs, and public and private companies in the U.S., Canada, United Kingdom, Germany, Italy, Switzerland, Australia, and Hong Kong. Mr. Sierchio is admitted in all New York state courts and federal courts in the Eastern, Northern, and Southern Districts of the State of New York as well as the federal Court of Appeals for the Second Circuit. Mr. Sierchio is a director of Alliqua, Inc. (formerly, HepaLife Technologies, Inc.) which develops, manufactures and markets high water content, electron beam cross-linked, aqueous polymer hydrogels used for wound care, medical diagnostics, transdermal drug delivery and cosmetics and Janus Resources, Inc. (formerly, Entheos Technologies, Inc.), which is engaged in the acquisition, exploration and development, of oil and gas properties as well as precious metals. Mr. Sierchio was invited to join the board of directors, due to his experience representing corporations (public and private) and individuals in numerous and various organizational, compliance, administrative, governance, finance (equity and debt private and public offerings), regulatory and legal matters.

All of our directors are elected annually to serve for one year or until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among or between any of our officers and directors.

Director Independence

Upon completion of this offering and if our listing application is approved by NYSE Amex, we intend to maintain a majority of directors who are deemed to be independent under the rules of the NYSE Amex. After considering all of the relevant facts and circumstances, our board of directors has determined that at this time Messrs. Livesey, Jimenez, Fusaro and Pitcher are independent directors pursuant to the rules of the NYSE Amex.

Board Committees

Currently, we do not have an audit committee, nominating committee or compensation committee. However, if our listing application is approved by NYSE Amex, we intend to form such committees, which will be comprised of independent directors in compliance with applicable NYSE Amex, SEC and other rules.

Director Compensation

Our board of directors determines the non-employee directors’ compensation for serving on the board of directors and its committees. In establishing director compensation, the board of directors is guided by the following goals:

•	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;
•	Compensation should align the directors’ interests with the long-term interests of stockholders; and
•	Compensation should assist with attracting and retaining qualified directors.

We do not pay director compensation to directors who are also employees. During the fiscal year ended August 31, 2010, all non-employee directors received a director’s fee in the amount of $2,500 per quarter. Commencing with our fiscal quarter beginning December 1, 2010 and ending February 28, 2011, this amount has been increased to $3,750 per quarter.

Directors are entitled to participate in, and have been issued options under, our 2006 Incentive Stock Option Plan. We also reimburse directors for any actual expenses incurred to attend board meetings.

The following table reports all compensation we paid to non-employee directors during the fiscal year ended August 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Alastair Livesey (2)	$10,000	$17,500	$27,500
Jatinder Bhogal (2)	10,000	17,500	27,500
Joseph Sierchio (2)	10,000	17,500	27,500
Total Director compensation	$30,000	$52,500	$82,500

(1) This column reflects the aggregate grant date fair value of option awards as determined in accordance with FASB ASC Topic 718. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options see “Note 9. Stock Options” to our financial statements included elsewhere in this prospectus.

(2) On December 15, 2009, the board approved, and we granted, a stock option to each of our non-employee directors to purchase 16,667 shares of our common stock at an exercise price of $1.32 per share, the fair market value of our common stock on the date of grant. Each stock option expires five years from the date of grant and vests as follows: (a) 6,667 shares on December 16, 2009; (b) 5,000 shares on December 16, 2010; and (c) 5,000 shares on December 16, 2011. The stock options are further subject to the terms and conditions of a stock option agreement between us and each director. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be one of our directors. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

On December 23, 2010, the board approved, and we granted, a stock option to each of our non-employee directors to purchase 16,667 shares of our common stock at an exercise price of $5.94 per share, the fair market value of our common stock on the date of grant. Each stock option expires ten years from the date the applicable stock option agreement was executed, on January 17, 2021, and vests as follows: (a) 6,667 shares on January 17, 2011; (b) 5,000 shares on January 17, 2012; and (c) 5,000 shares on January 17, 2013. The stock options are further subject to the terms and conditions of a stock option agreement between us and each director. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be one of our directors. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

On January 17, 2011, the board of directors appointed Mr. Javier Jimenez as a director and granted him a stock option to purchase 16,667 shares of our common stock at an exercise price of $6.51 per share, the fair market value of our common stock on the date the applicable stock option agreement was executed by Mr. Jimenez, January 19, 2011. The stock option expires ten years from January 19, 2011 and vest as follows: (a) 6,667 shares on January 19, 2011; (b) 5,000 shares on January 19, 2012; and (c) 5,000 shares on January 19, 2013. The stock options are further subject to the terms and conditions of a stock option agreement between us and Mr. Jimenez. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that Mr. Jimenez ceases to be one of our directors. Upon termination of such service, Mr. Jimenez will have a specified period of time to exercise vested stock options, if any.

On March 21, 2011, the board of directors appointed Messrs. Peter Fusaro and Todd Pitcher as directors and granted each of them a stock option to purchase 16,667 shares of our common stock at an exercise price of $3.27 per share, the fair market value of our common stock on the date the stock options were granted. The stock option expires ten years from March 21, 2011 and vest as follows: (a) 6,667 shares on March 21, 2011; (b) 5,000 shares on March 21, 2012; and (c) 5,000 shares on March 21, 2013. The stock options are further subject to the terms and conditions of a stock option agreement between us and each of Messrs. Fusaro and Pitcher. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that Messrs. Fusaro and Pitcher cease to be one of our directors. Upon termination of such service, Messrs. Fusaro and Pitcher will each have a specified period of time to exercise vested stock options, if any.

Executive Compensation

Our board of directors is responsible for establishing the compensation and benefits for our executive officers. The board annually reviews the performance and total compensation package for our company’s executive officers, including the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, and considers the modification of existing compensation and the adoption of new compensation plans. The board has not retained any compensation consultants.

The goals of our executive compensation program are to attract, motivate and retain individuals with the skills and qualities necessary to support and develop our business within the framework of our small size and available resources. We designed our executive compensation program to achieve the following objectives:

•	attract and retain executives experienced in developing and delivering products such as our own;
•	motivate and reward executives whose experience and skills are critical to our success;
•	reward performance; and
•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by our Named Executive Officers during the years ended August 31, 2010 and 2009.

Name and Principal Position	Year Ended August 31,	Salary ($)	Option Awards ($) (3)	All Other Compensation($) (4)	Total ($)

John A. Conklin (1)	2010	$55,875	$1,128,789	$742	$1,185,406
President, Chief Executive
Officer, and Chief Financial	2009	-	-	-	-
Officer
Meetesh V. Patel (2)	2010	$166,767	$154,903	$14,400	$336,070
Former President, Chief
Executive Officer, Chief	2009	$149,438	$980,000	$13,200	$1,142,638
Financial Officer, and
Former Director

(1) On April 1, 2010, we entered into a consulting agreement with Mr. Conklin under which Mr. Conklin provided technical advice, guidance, and management oversight to help advance the commercial development of our technologies, including but not limited to our SolarWindow™ Technology and MotionPower™ Technology. In consideration of Mr. Conklin’s services, we paid Mr. Conklin $11,000 per calendar month for the first three calendar months of the consulting agreement and $12,444 for each calendar month of service thereafter. Included in the salary amount above for the year ended August 31, 2010 is $45,656 for services rendered by Mr. Conklin pursuant to the consulting agreement from April 1, 2010 through August 8, 2010. In additional consideration of Mr. Conklin’s consulting services, we granted Mr. Conklin a stock option to purchase 83,334 shares of our common stock at an exercise price of $1.62 per share, the fair market value of our common stock on the date of grant. The stock option would have vested upon the achievement of specific technical, product development, and/or business milestones.

We appointed Mr. Conklin to serve as our President, Chief Executive Officer, and Chief Financial Officer effective August 9, 2010, and entered into an Employment Agreement with him on such date. Pursuant to the employment agreement, the 83,334 stock options granted to him on April 1, 2010 were forfeited.

Pursuant to Mr. Conklin’s employment agreement, he is entitled to an annual salary of $150,000 and a stipend of $1,000 per month to cover medical insurance premiums until such time as we can provide an alternative medical insurance plan. On August 9, 2010, we also granted Mr. Conklin a stock option to purchase 666,667 shares of our common stock at an exercise price of $1.65 per share, the fair market value of our common stock on the date of grant. The stock option expires ten years from the date of grant and vests as follows:

1. as to 166,667 shares or such portion thereof as may be determined by the Board at its sole discretion, when one or more of the following items related the development, production, manufacturing, and sale of any commercially viable product have been successfully executed:

(a) completion of final design and/or engineering;
(b) the establishment of manufacturing facilities, whether in-house or outsourced; and
(c) the initial filing of any product safety approval applications, if required, in order to allow for the commercial sale of products by us;

2. as to 166,667 shares upon commencing commercial sales of any of our products, as reported in our financial statements, whether to retail customers or wholesale customers;

3. 33,333 shares for each calendar year of service in an Executive Position for the next five years (166,665 shares in the aggregate), which shall become exercisable as follows:

(a) as to 33,333 shares on August 9, 2011;
(b) as to 33,333 shares on August 9, 2012;
(c) as to 33,333 shares on August 9, 2013;
(d) as to 33,333 shares on August 9, 2014; and
(e) as to 33,333 shares on August 9, 2015.

4. as to 166,668 shares when, to the Board’s satisfaction, we enter into a favorable business partnership with a third-party commercial organization in the industry segment related to our product development and sales efforts, under any of the following conditions:

(a) a product development relationship whereby the third-party partner makes a significant financial investment, as determined at the Board’s discretion, directed towards the development of our products; or
(b) a product development relationship whereby the third-party partner invests significant research and development resources, as determined at the Board’s discretion, directed towards the development of our products; or
(c) a strategic partnership with the third-party partner where, as determined at the Board’s discretion, such a partnership provides significant business advantages to us which it would otherwise not have, whether related to product development, commercial sales, industry position, or business reputation.

(2) Mr. Patel served as our Chief Executive Officer, President and Chief Financial Officer and a director until August 9, 2010.

Pursuant to an employment agreement dated June 24, 2009, and prior to such date as well, Mr. Patel received an annual salary of $150,000 and a stipend of $1,200 per month to cover medical insurance premiums, subject to normal prorations. We also granted Mr. Patel a stock option to purchase 666,667 shares of our common stock at an exercise price of $1.56 per share, the fair market value of our common stock on the date of grant. All 666,667 stock options were unvested and forfeited by Mr. Patel upon his resignation.

We also granted a stock option to Mr. Patel on December 15, 2009 to purchase 83,334 shares of our common stock at an exercise price of $1.32 per share, the fair market value of our common stock on the date of grant. The stock option was fully vested and exercisable upon grant. Pursuant to the stock option agreement, Mr. Patel had 90 days following the date he ceased to serve as one of our officers or directors to exercise these stock options. On November 1, 2010, Mr. Patel exercised 23,334 of the 83,334 stock options. The remaining 60,000 stock options were forfeited effective November 7, 2010.

On April 6, 2010, we entered into an amendment to Mr. Patel’s employment agreement, pursuant to which Mr. Patel agreed to continue to serve until March 31, 2011. Mr. Patel was granted a stock option to purchase 50,000 shares of our common stock at an exercise price of $1.74 per share, the fair market value of our common stock on the date of grant. The option was scheduled to vest as follows: (a) 12,500 shares on June 30, 2010; (b) 12,500 shares on September 30, 2010; (c) 12,500 shares on December 31, 2010; and (d) 12,500 shares on March 31, 2011. As of the date that Mr. Patel tendered his resignation, 12,500 of the 50,000 stock options had vested. Pursuant to the stock option agreement, the vesting of all shares was accelerated when we mutually terminated the amended employment agreement. On November 1, 2010, Mr. Patel exercised all 50,000 of these stock options via a cashless exercise we issued him 26,984 shares of our common stock.

(3) This column reflects the aggregate grant date fair value of option awards as determined in accordance with FASB ASC Topic 718. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options see “Note 9. Stock Options” to our financial statements included elsewhere in this prospectus.

(4) Represents amounts paid for medical insurance.

Outstanding Equity Awards at Fiscal Year-End August 31, 2010

The following table sets forth information regarding equity awards that have been previously awarded to each of the Named Executive Officers and which remained outstanding as of August 31, 2010:

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

John A. Conklin	-		666,667	(1)	1.65	8/9/20

Meetesh V. Patel	83,334	(2)	-		1.32	11/7/10
	50,000	(2)	-		1.74	12/7/10

(1) For the terms of this option, including vesting dates please refer to footnote (1) to the Summary Compensation Table.
(2) For the terms of these options, including vesting, forfeiture, and exercise dates please refer to footnote (2) to the Summary Compensation Table.

The following table summarizes information about stock options outstanding and exercisable at February 28, 2011:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
	Options	Contractual	Exercise	Options	Contractual	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price

$ 1.32	50,001	3.8	$1.32	35,000	3.8	$1.32
1.65	666,667	9.5	1.65	—	—	—
2.55	33,334	7.5	2.55	13,334	7.5	2.55
4.98	16,667	7.0	4.98	10,000	7.0	4.98
5.94	50,001	9.9	5.94	20,000	9.9	5.94
6.21	500,000	9.8	6.21	—	—	—
6.51	16,667	9.9	6.51	6,667	9.9	6.51
$ 1.32 – $ 6.51	1,333,337	9.3	$3.63	85,001	6.7	$3.44

Employment Agreements

For a description of Mr. Conklin’s employment agreement and Mr. Patel’s former employment agreement, see the footnotes to the Summary Compensation Table.
Pursuant to the terms of Mr. Conklin’s employment agreement, in the event that Mr. Conklin’s employment is terminated by us, he will be entitled to a severance payment equal to one month salary for every four months that he has been employed by us, up to a maximum of four months’ salary. Otherwise, Mr. Conklin’s employment by us is “at-will employment” and may be terminated by Mr. Conklin or us at any time, with or without cause, and for any reason whatsoever, upon written notice to the other.

Pursuant to the terms of the stock option agreement between us and Mr. Conklin, if the employment agreement is terminated, as of the date of such termination, no further installments of the stock option shall vest and Mr. Conklin will have 120 days to exercise the vested portion of the option.

On December 17, 2010, we entered into an employment agreement with Mr. Farago pursuant to which Mr. Farago was appointed our Chief Operating Officer. Pursuant to the employment agreement, Mr. Farago is entitled to an annual salary of $150,000, which will increase to $250,000 if we consummate either an equity or debt financing or series of financings with net proceeds of at least $7,000,000 and a stipend of $1,000 per month to cover medical insurance premiums until such time as we can provide an alternative medical insurance plan. The employment agreement provides that Mr. Farago’s employment by us is “at-will employment” and may be terminated by Mr. Farago or us at any time, with or without cause, and for any reason whatsoever, upon written notice to the other.

On December 17, 2010, we also granted, Mr. Farago a stock option to purchase 500,000 shares of our common stock at an exercise price of $6.21 per share, the fair market value on the date of grant. The stock option expires ten years from the date of grant and vests as follows:

1. as to 33,333 when, as a result of Mr. Farago’s direct efforts, he is able to develop, to the satisfaction of the Board of Directors, a comprehensive business plan, plan of operations, product roll-out strategy, various financial models associated with the business plan, and other such corporate finance tools required by us.

2. as to 83,334 when we appoint or elect at least two new Directors to its Board of Directors, who have been recommended by Mr. Farago. We agree to act in good faith and consider candidates recommended by Mr. Farago.

3. as to 83,334 when, as a result of Mr. Farago’s direct efforts and contribution, we receive non-compensated analyst coverage.

4. as to 83,334 when, as a result of Mr. Farago’s direct efforts and contribution, we are able to achieve a listing on either the AMEX or NASDAQ stock exchange.

5. as to 50,000 when, as a result of Mr. Farago’s direct efforts and contribution, we enter into a product development relationship whereby a third-party industry partner makes a significant financial investment, as determined at the Board’s discretion, directed towards the development of our products.

6. as to 33,333 shares for each calendar year of service in an executive position for the next five years (166,665 shares in the aggregate), which shall vest as follows:

(a) as to 33,333 shares on December 17, 2011;
(b) as to 33,333 shares on December 17, 2012;

(c) as to 33,333 shares on December 17, 2013;
(d) as to 33,333 shares on December 17, 2014; and
(e) as to 33,333 shares on December 17, 2015.

On February 1, 2011, we entered into a consultancy agreement with Mr. Elliot Maza pursuant to which Mr. Maza was appointed our Chief Financial Officer. Pursuant to the terms of the consultancy agreement, Mr. Maza is entitled to a monthly fee of $7,500. The consultancy agreement provides that Mr. Maza’s engagement is on a part-time basis and is “at-will” and may be terminated by Mr. Maza or us at any time, with or without cause, and for any reason whatsoever, upon written notice to the other.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 7, 2011, by (i) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock; (ii) each of our directors; (iii) each of our Named Executive Officers; and (iv) all of our directors and executive officers as a group.

Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class Owned Before Offering (1)

1420525 Alberta Ltd.(2) c/o Harmel S. Rayat 216 – 1628 West 1st Avenue Vancouver, BC V6J 1G1	8,366,534	(2)	40.6%

John A. Conklin 9192 Red Branch Road, Suite 110 Columbia, MD 21045	0		*

Elliot Maza 114 Chestnut Street Englewood, NJ 07631	0		*

Andrew T. Farago 9192 Red Branch Road, Suite 110 Columbia, MD 21045	83,334	(3)	*

Jatinder Bhogal 9192 Red Branch Road, Suite 110 Columbia, MD 21045	25,000	(4)	*

Alastair Livesey 9192 Red Branch Road, Suite 110 Columbia, MD 21045	28,333	(5)	*

Joseph Sierchio 430 Park Avenue, Suite 702 New York, NY 10022	41,667	(6)	*

Javier Jimenez 9192 Red Branch Road, Suite 110 Columbia, MD 21045	6,667	(7)	*

Peter Fusaro 9192 Red Branch Road, Suite 110 Columbia, MD 21045	6,667	(8)	*

Todd Pitcher 9192 Red Branch Road, Suite 110 Columbia, MD 21045	6,667	(8)	*

All Directors and Officers as a Group (9 persons)	198,335	(9)	*
* less than 1%

(1) Calculated pursuant to rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 20,638,360 shares of common stock issued and outstanding on a fully diluted basis as of June 7, 2011. Under Rule 13d-3(d) shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2) 1420525 Alberta Ltd., is a private Alberta corporation wholly owned by Mr. Harmel Rayat. In such capacity, Mr. Rayat may be deemed to have beneficial ownership of these shares.

(3) On March 21, 2011, at a meeting of the board of directors, the Company’s board of directors resolved that, pursuant to his employment agreement, 83,334 of Mr. Farago’s options vested.

(4) Represents stock options to purchase 25,000 shares of our common stock which have fully vested.

(5) Represents stock options to purchase 28,333 shares of our common stock which have fully vested.

(6) Includes stock options to purchase 25,000 shares of our common stock which have fully vested.

(7) Represents stock options to purchase 6,667 shares of our common stock which have fully vested.

(8) Represents stock options to purchase 6,667 shares of our post reverse stock split common stock which have fully vested.

(9) Assumes exercise of all options exercisable within 60 days of June 7, 2011 that are owned by all executive officers and directors.

Related Party Transactions

The board of directors is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of our directors, executive officers, certain stockholders, and any of their respective immediate family members. The policy applies to related person transactions, which are transactions in which we participate, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the board of directors will review potential transactions, in consultation with the principal executive officer considering all relevant facts and circumstances available, including:

•	the benefits to us of the related person transaction;
•	if applicable, the impact on a director’s independence;
•	the availability of other sources for comparable products and services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties or employees generally.

After reviewing this information, the board of directors may approve the related person transaction if they conclude in good faith that the related person transaction is in, or is not inconsistent with, our best interests as well as the best interests of our stockholders.

The law firm of Sierchio & Company, LLP, of which Joseph Sierchio, one of our directors, is a principal, has provided counsel to us since our inception. In July 2008, we asked Mr. Sierchio to join our board of directors. During the years ended August 31, 2009 and 2010 and since September 1, 2010 through February 28, 2011, the law firm of Sierchio & Company, LLP provided $102,460, $144,038 and $95,561, respectively, of legal services to us, respectively.

Description of Our Securities

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share. As of June 7, 2011, there were 20,638,360 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Reverse Stock Split

On March 16, 2011, pursuant to a February 7, 2011, written consent signed by the shareholders owning a majority of our issued and outstanding shares and a February 24, 2011, unanimous written consent of our board of directors, we underwent a one-for-three reverse stock split whereby holders of three shares of our common stock as of March 15, 2011, received one share of our common stock after the reverse stock split with all fractional shares being rounded up to the nearest whole share. The reverse stock split was declared effective as of March 21, 2011, by the Financial Industry Regulatory Authority.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders, including the election of directors. The shares of common stock do not have cumulative voting rights. This means that the holders of more than 50% of the shares of common stock can elect all of our directors, subject to the rights of any outstanding series of preferred stock.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding series of preferred stock.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities and subject to the prior rights of any outstanding series of preferred stock. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series The rights of holders of our common stock may be subject to, and adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control and may adversely affect the voting and other rights of holders of our common stock.

Warrants

Class F Callable Warrants

As of June 7, 2011, all unexercised Class F Callable Warrants issued in connection with the 2008 Private Placement have expired.

Shares Eligible for Resale

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding common stock or the average weekly trading volume of shares of common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company.

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common stock for at least 6 months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the current public information provision of Rule 144 until our common stock has been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Registration on Form S-8

We have filed a registration statement on Form S-8 under the Securities Act to register the 5,000,000 shares authorized by our 2006 Incentive Stock Option Plan. This registration contains a resale prospectus permitting the resale of these shares by affiliates in the public market without restriction under the Securities Act.

The Selling Stockholders

The following table presents information regarding the Selling Stockholders. The Selling Stockholders may sell up to 3,350,004 shares of our common stock. The percentage of outstanding shares beneficially owned is based on 20,638,360 shares of common stock issued and outstanding at June 7, 2011. Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. Except as may be otherwise described below, to the best of our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the Selling Stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

Selling Stockholders	No. of Shares Beneficially Owned Prior to the Offering	Percentage of Issued and Outstanding Shares Owned Prior to the Offering(1)	Number of Shares Registered and to be Sold in This Offering(2)	Percentage of Issued and Outstanding Shares Prior to the Offering(1)	No. of Shares Beneficially Owned After This Offering (2)	Percentage of Issued and Outstanding Shares Owned After This Offering(1)
1420524 Alberta Ltd. (3)	933,334	4.5%	500,000	2.3%	433,334	2.1%

1420468 Alberta Ltd. (4)	933,334	4.5%	500,000	2.3%	433,334	2.1%

1420525 Alberta Ltd. (5)	8,366,534	40.5%	766,667	3.7%	7,599,867	36.8%

1420527 Alberta Ltd.(6)	933,334	4.5%	666,667	3.2%	266,667	1.3%

1422688 Alberta Ltd.(7)	416,667	2.0%	333,334	1.6%	83,333	0.4%

Michael and Betsy Brauser TBE (8)	621,667	3.0%	233,334	1.1%	388,333	1.9%

Barry Honig (9)	183,334	0.9%	116,667	0.6%	66,667	0.3%

GRQ Consultants 401K(9)	216,667	1.0%	116,667	0.6%	100,000	0.5%

Meetesh V. Patel (10)	83,334	*	83,334	*	0	*

Jatinder S. Bhogal(11)	10,000	*	10,000	*	0	*

Alastair Livesey (12)	13,334	*	13,334	*	0	*

Joseph Sierchio(13)	26,667	*	10,000	*	16,667	*

Total	12,738,206	61.8%	3,350,004	16.2%	9,388,202	45.5%
* Less than 0.5%

(1) Calculated pursuant to rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 20,638,360 shares of Common Stock issued and outstanding as of 13, 2011. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on June 7, 2011. Please refer to “Plan of Distribution.”

(2) The Selling Stockholders may offer and sell, from time to time, any or all of our common stock issued to them and registered for resale. Because the Selling Stockholders may offer all or only some portion of the 3,350,004 shares of common stock registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. We can only make estimates and assumptions. The number of shares listed in the category entitled “Percentage of Issued and Outstanding Shares Owned After This Offering,” in the table above, represent an estimate of the number of shares of common stock that will be held by the Selling Stockholders after the offering. To arrive at this estimate, we have assumed that the Selling Stockholders will sell all of the shares to be registered pursuant to this offering and will not be acquiring any additional shares. Please refer to “Plan of Distribution.”

(3) 1420524 Alberta Ltd. is a private Alberta corporation, wholly owned by David Ernest Jenkins, as the trustee under the KJR Family Trust dated August 28, 2008, for the benefit of Kalen Jai Rayat. 1420524 Alberta Ltd. acquired its 933,334 shares directly from Mr. Rayat as part of Mr. Rayat’s estate planning. Kalen Jai Rayat is Mr. Rayat’s son. The acquisition of our shares by 1420524 Alberta Ltd. was exempt from the registration requirements of the Securities Act by virtue of Regulation S as promulgated thereunder and Section 4(1) thereof. Mr. Rayat is not a beneficiary or trustee of the aforementioned trust.

(4) 1420468 Alberta Ltd. is a private Alberta corporation, wholly owned by Jasbinder Chohan, as the trustee under the TJR Family Trust dated August 28, 2008, for the benefit of Talia Jevan Rayat. 1420468 Alberta Ltd. acquired its 933,334 shares directly from Mr. Rayat as part of Mr. Rayat’s estate planning. Talia Jevan Rayat is Mr. Rayat’s daughter. The acquisition of our shares by 1420468 Alberta Ltd. was exempt from the registration requirements of the Securities Act by virtue of Regulation S as promulgated thereunder and Section 4(1) thereof. Mr. Rayat is not a beneficiary or trustee of the aforementioned trust.

(5) 1420525 Alberta Ltd. is a private Alberta company wholly-owned by Mr. Harmel Rayat, a former officer, director and controlling stockholder. 1420525 Alberta Ltd acquired our shares directly from Mr. Rayat as part of Mr. Rayat’s estate planning. Mr. Rayat had purchased the shares directly from us.

(6) 1420527 Alberta Ltd. is a private Alberta corporation, wholly owned by Amritpal Kaur Tanda, as the trustee under the Heritage Family Trust dated August 28, 2008, for the benefit of Mehar Singh Bhogal. Mr. Harmel Rayat is not a beneficiary of the trust. 1420527 Alberta Ltd. acquired 933,334 shares of our stock directly from 1420525 Alberta Ltd. The acquisition of our shares by 1420527 Alberta Ltd. was exempt from the registration requirements of the Securities Act by virtue of Regulation S as promulgated thereunder and Section 4(1) thereof. Mr. Rayat is not a beneficiary or trustee of the aforementioned trust.

(7) 1422688 Alberta Ltd. is a private Alberta corporation, wholly owned by Gurmeet Singh Sidhu, as the trustee under the DS Sidhu Family Trust dated August 28, 2008, for the benefit of Dayan Singh Sidhu. Mr. Harmel Rayat is not a beneficiary of the trust. 1422688 Alberta Ltd. acquired 41,667 shares of our stock directly from 1420525 Alberta Ltd. The acquisition of our shares by 1422688 Alberta Ltd. was exempt from the registration requirements of the Securities Act by virtue of Regulation S as promulgated thereunder and Section 4(1) thereof. Mr. Rayat is not a beneficiary or trustee of the aforementioned trust.

(8) We have previously registered (SEC File No.333- 149665) 166,667 shares for resale by Michael and Betsey Brauser as Tenants by the Entirety, as to which Mr. Brauser has sole voting and disposition authority. These shares are not part of the shares registered pursuant to the registration statement of which this prospectus is part. Michael and Betsey Brauser acquired the 621,667 shares included in this registration statement in a private transaction with Mr. Rayat exempt from the registration requirements of the Securities Act by virtue of Section 4(1) thereof.

(9) We have previously registered (SEC File No. 333- 149665) 166,667 shares for resale by Mr. Honig, as well as 166,667 shares for resale by GRQ Consultants 401K, Inc. and 500,000 shares for resale by GRQ Consultants Defined Benefit Pension Plan, as to which Mr. Honig has voting and disposition authority and in such capacity may be deemed to have beneficial ownership of such shares. These shares are not part of the shares registered pursuant to the registration statement of which this prospectus is part. Mr. Honig acquired 400,000 shares included in this registration statement in a private transaction with Mr. Rayat exempt from the registration requirements of the Securities Act by virtue of Section 4(1) thereof. Mr. Honig subsequently transferred 183,334 shares to GRQ Consultants 401K, Inc., of which is Mr. Honig is the sole shareholder. Mr. Honig has voting and disposition authority over the shares owned by GRQ Consultants 401K, Inc. and in such capacity may be deemed to have beneficial ownership of such shares.

(10) On December 15, 2009, we granted a stock option to Mr. Meetesh Patel, our President and Chief Executive Officer permitting Mr. Patel to purchase up to 83,333 shares of our common stock at an exercise price of $1.32 per share, the fair market value of our common stock on the date of grant. The option was fully vested on the date of grant. Accordingly, all of these 83,333 shares represent shares issuable upon exercise of the vested options granted on December 15, 2009.

(11) This amount does not include 933,334 shares owned by 1420527 Alberta Ltd., a private Alberta corporation wholly owned by the Heritage Family Trust dated August 28, 2008, of which Amritpal Kaur Tanda is the trustee, for the benefit of Mehar Singh Bhogal, Mr. Jatinder Bhogal’s son. Mr. Jatinder Bhogal is not a beneficiary or trustee of the aforementioned trust, nor does he otherwise have any voting or disposition authority over the shares owned by 1420527 Alberta Ltd. Accordingly, Mr. Jatinder Bhogal disclaims beneficial ownership of such shares. Mr. Bhogal has been granted a stock option to purchase up to 16,667 shares of our common stock at $2.55 per share and a stock option to purchase up to another 16,667 shares of our common stock at $1.32 per share, both subject to applicable vesting requirements. As of the date of this prospectus, stock options to purchase up to 10,000 shares have vested and are included in the registration statement as to which this prospectus is part.

(12) Mr. Livesey has been granted a stock option to purchase up to 16,667 shares of our common stock at $4.98 per share and a stock option to purchase up to another 16,667 shares of our common stock at $1.32 per share, both subject to applicable vesting requirements. As of the date of this prospectus, stock options to purchase up to 13,334 shares have vested and are included in the registration statement as to which this prospectus is part.

(13) We have previously registered (SEC File No. 333- 149665) 16,667 shares of common stock for resale by Mr. Sierchio. These shares consist of 8,334 shares of our common stock purchased by Mr. Sierchio and 8,334 shares issuable upon exercise of an outstanding warrant entitling Mr. Sierchio to purchase up to an aggregate of 8,334 shares of common stock at $3.75 per share. These shares are not part of the shares registered pursuant to the registration statement of which this prospectus is part. Mr. Sierchio has also been granted a stock option to purchase up to 16,667 shares of our common stock at $2.55 per share and a stock option to purchase up to another 16,667 shares of our common stock at $1.32 per share, both subject to applicable vesting requirements. As of the date of this prospectus, stock options to purchase up to 10,000 shares have vested and are included in the registration statement as to which this prospectus is part. Mr. Sierchio is a member of Sierchio & Company, LLP, legal counsel to us.

Other than the relationships described in the table and footnotes, none of the Selling Stockholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Plan of Distribution

Each Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the 1933 Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the 1933 Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the 1933 Act, they will be subject to the prospectus delivery requirements of the 1933 Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the 1933 Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 or any other rule of similar effect, (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the 1933 Act or any other rule of similar effect, or (iii) the second year anniversary of the effective date of the registration statement of which this prospectus is part. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the 1933 Act).

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for New Energy Technologies, Inc. by Sierchio & Company LLP, 430 Park Avenue, 7th Floor, New York, New York 10022. Joseph Sierchio, a member of Sierchio & Company LLP, is one of our directors. Mr. Sierchio is the beneficial owner of 41,667 shares of our common stock.

Experts

Our consolidated financial statements for the fiscal years ended August 31, 2010 and 2009, appearing herein, have been audited by Peterson Sullivan, LLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our units offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us, our common stock and the units offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address: New Energy Technologies, Inc., 9192 Red Branch Road, Suite 110, Columbia, Maryland 21045,
(800) 213-0689.

Index to Consolidated Financial Statements

Consolidated Balance Sheet (Unaudited) as of February 28, 2011 and August 31, 2010	F-1

Consolidated Statements of Operations (Unaudited) for the Three and Six Months Ended February 28, 2011 and 2010 and the Cumulative Period from Inception (May 5, 1998) to February 28, 2011	F-2

Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited) from Inception (May 5, 1998) to February 28, 2011	F-3

Consolidated Statements of Cash Flows (Unaudited) for the Six Months Ended February 28, 2011 and 2010 and the Cumulative Period from Inception (May 5, 1998) to February 28, 2011	F-4

Notes to Consolidated Financial Statements (Unaudited)	F-5

Report of Independent Registered Public Accounting Firm	F-17

Consolidated Balance Sheets as of August 31, 2010 and 2009	F-18

Consolidated Statements of Operations for the Years Ended August 31, 2010 and 2009 and the Cumulative Period from Inception (May 5, 1998) to August 31, 2010	F-19

Consolidated Statements of Stockholders’ Equity (Deficit) from May 5, 1998 (Inception) to August 31, 2010	F-20

Consolidated Statements of Cash Flows for the Years Ended August 31, 2010 and 2009 and the Cumulative Period from Inception (May 5, 1998) to August 31, 2010	F-21

Notes to Consolidated Financial Statements	F-22

NEW ENERGY TECHNOLOGIES, INC.
(Formerly "Octillion Corp.")
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
FEBRUARY 28, 2011 AND AUGUST 31, 2010
(Expressed in U.S. Dollars)
(Unaudited)

	February 28,	August 31,
	2011	2010

ASSETS

Current assets
Cash and cash equivalents	$3,648,865	$502,528
Deferred research and development costs	86,203	64,207
Deferred offering costs	25,000	-
Prepaid expenses and other current assets	51,163	14,378
Total current assets	3,811,231	581,113

Equipment, net of accumulated depreciation of $232 and $0 at February 28, 2011 and August 31, 2010	1,158	-

Total assets	$3,812,389	$581,113

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$73,772	$67,553
Accrued liabilities	163,408	156,109
Warrant liability	-	8,059
Total current liabilities	237,180	231,721

Total liabilities	237,180	231,721

Commitments and contingencies

Stockholders' equity
Preferred stock: $0.10 par value; 1,000,000 shares authorized, no shares issued and outstanding at February 28, 2011 and August 31, 2010	-	-
Common stock: $0.001 par value; 300,000,000 shares authorized, 20,638,360 and 19,533,533 shares issued and outstanding at February 28, 2011 and August 31, 2010	20,638	19,533
Additional paid-in capital	12,597,448	7,058,035
Deficit accumulated during the development stage	(9,042,877)	(6,728,176)
Total stockholders' equity	3,575,209	349,392

Total liabilities and stockholders' equity	$3,812,389	$581,113

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(Formerly "Octillion Corp.)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2011 AND 2010 AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO FEBRUARY 28, 2011
(Expressed in U.S. Dollars)
(Unaudited)

					Cumulative
	Three Months Ended		Six Months Ended		May 5, 1998
	February 28,		February 28,		(Inception) to
	2011	2010	2011	2010	February 28, 2011

Revenue	$-	$-	$-	$-	$-

Operating expense
Marketing and investor relations	123,296	40,539	160,351	282,132	3,315,733
Wages and benefits	1,251,699	247,426	1,531,185	472,787	2,648,662
Management fees - related party	7,500	-	7,500	-	215,046
Professional fees	325,621	134,793	415,567	227,362	1,587,475
Research and development	37,978	167,814	95,100	442,128	1,541,424
License fee	-	-	-	-	20,000
Travel and entertainment	10,453	23,935	16,640	30,641	372,905
Other operating expenses	57,997	83,498	95,064	145,251	650,834
Total operating expense	1,814,544	698,005	2,321,407	1,600,301	10,352,079

Loss from operations	(1,814,544)	(698,005)	(2,321,407)	(1,600,301)	(10,352,079)

Other income (expense)
Interest income	-	-	-	-	98,582
Interest expense	(605)	-	(856)	-	(11,858)
Loss on disposal of fixed assets	-	-	-	-	(5,307)
Gain on dissolution of foreign subsidiary	-	-	-	-	59,704
Foreign exchange loss	-	(722)	(497)	(706)	(85,382)
Change in fair value of warrant liability	697,405	564,744	8,059	1,555,998	2,128,331
Payable forgiven	-	-	-	-	30,000
Total other income (expense)	696,800	564,022	6,706	1,555,292	2,214,070

Loss from continuing operations	(1,117,744)	(133,983)	(2,314,701)	(45,009)	(8,138,009)

Loss from discontinued operations	-	-	-	-	(162,097)

Net loss	$(1,117,744)	$(133,983)	$(2,314,701)	$(45,009)	$(8,300,106)

Net loss per common share - basic and diluted	$(0.05)	$(0.01)	$(0.11)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	20,613,780	19,533,533	20,150,353	19,533,533

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(formerly "Octillion Corp.")
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM MAY 5, 1998 (INCEPTION) TO FEBRUARY 28, 2011
(Expressed in U.S. Dollars)
(Unaudited)

						Accumulated
						Other	Deficit Accumulated
	Preferred Stock		Common Stock		Additional	Comprehensive	During the	Comprehensive	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Income (Loss)	Development Stage	Income (Loss)	Equity (Deficit)

Restricted common stock issued to related parties for management services at $0.001 per share	-	$-	3,000,000	$3,000	$-	$-	$-	$-	$3,000

Unrestricted common stock sales to third parties at $0.40 per share	-	-	375,000	375	149,625	-	-	-	150,000

Comprehensive income (loss)
Net loss for the year ended August 31, 1998	-	-	-	-	-	-	(12,326)	(12,326)	(12,326)
Total comprehensive loss								(12,326)

Balance, August 31, 1998	-	-	3,375,000	3,375	149,625	-	(12,326)	-	140,674

Comprehensive income (loss)
Net loss for the year ended August 31, 1999	-	-	-	-	-	-	(77,946)	(77,946)	(77,946)
Total comprehensive loss								(77,946)

Balance, August 31, 1999	-	-	3,375,000	3,375	149,625	-	(90,272)	-	62,728

Comprehensive income (loss)
Net loss for the year ended August 31, 2000	-	-	-	-	-	-	(12,446)	(12,446)	(12,446)
Total comprehensive loss								(12,446)

Balance, August 31, 2000	-	-	3,375,000	3,375	149,625	-	(102,718)	-	50,282

Comprehensive income (loss)
Net loss for year ended August 31, 2001	-	-	-	-	-	-	(12,904)	(12,904)	(12,904)
Total comprehensive loss								(12,904)

Balance, August 31, 2001	-	-	3,375,000	3,375	149,625	-	(115,622)	-	37,378

Comprehensive income (loss)
Net loss for the year ended August 31, 2002	-	-	-	-	-	-	(54,935)	(54,935)	(54,935)
Total comprehensive loss								(54,935)

Balance, August 31, 2002	-	-	3,375,000	3,375	149,625	-	(170,557)	-	(17,557)

Restricted common stock issued to a related party to satisfy outstanding management fees at $0.01 per share on December 19, 2002	-	-	8,000,000	8,000	72,000	-	-	-	80,000

Restricted common stock issued to a related party to satisfy outstanding management fees at $0.01 per share on March 18, 2003	-	-	2,333,200	2,333	20,999	-	-	-	23,332

Comprehensive income (loss)
Net loss for the year ended August 31, 2003	-	-	-	-	-	-	(97,662)	(97,662)	(97,662)
Total comprehensive loss								(97,662)

Balance, August 31, 2003	-	-	13,708,200	13,708	242,624	-	(268,219)	-	(11,887)

Comprehensive income (loss)
Net loss for the year ended August 31, 2004	-	-	-	-	-	-	(19,787)	(19,787)	(19,787)
Total comprehensive loss								(19,787)

Balance, August 31, 2004	-	-	13,708,200	13,708	242,624	-	(288,006)	-	(31,674)

Comprehensive income (loss)
Net loss for the year ended August 31, 2005	-	-	-	-	-	-	(103,142)	(103,142)	(103,142)
Total comprehensive loss								(103,142)

Balance, August 31, 2005	-	-	13,708,200	13,708	242,624	-	(391,148)	-	(134,816)

Issuance of common stock and warrants at $0.50 per share on May 16, 2006	-	-	1,000,000	1,000	499,000	-	-	-	500,000

Comprehensive income (loss)
Net loss for the year ended August 31, 2006	-	-	-	-	-	-	(157,982)	(157,982)	(157,982)
Total comprehensive loss								(157,982)

Balance, August 31, 2006	-	-	14,708,200	14,708	741,624	-	(549,130)	-	207,202

Exercise of Class A Warrants at $0.50 per share during November - December 2006	-	-	1,000,000	1,000	499,000	-	-	-	500,000

Exercise of Class B Warrants at $0.55 per share November 2006 - May 2007	-	-	1,000,000	1,000	549,000	-	-	-	550,000

Exercise of Class C Warrants at $1.50 per share during August 2007	-	-	326,667	327	489,673	-	-	-	490,000

Exercise of Class D Warrants at $1.65 per share during August 2007	-	-	293,333	293	483,707	-	-	-	484,000

Exercise of Class E Warrants at $1.80 per share during August 2007	-	-	293,333	293	527,707	-	-	-	528,000

Issuance of common stock and warrants at $1.50 per share on April 23, 2007	-	-	333,333	333	499,667	-	-	-	500,000

Dividend paid - spin off of MircoChannel
Technologies Corporation	-	-	-	-	-	-	(400,000)	-	(400,000)

Comprehensive income (loss)
Foreign currency translation adjustments	-	-	-	-	-	(1,811)	-	(1,811)	(1,811)

Net loss for the year ended August 31, 2007	-	-	-	-	-	-	(1,442,769)	(1,442,769)	(1,442,769)
Total comprehensive loss								(1,444,580)

Balance, August 31, 2007	-	-	17,954,866	17,955	3,790,377	(1,811)	(2,391,899)		1,414,622

Common stock and warrants issued for cash and services at $3.00 per Unit in February 2008	-	-	1,225,000	1,225	3,394,730	-	-	-	3,395,955

Exercise of Class C Warrants at $1.50 per share during March 2008	-	-	6,667	7	9,993	-	-	-	10,000

Exercise of Class D Warrants at $1.65 per share during May 2008	-	-	6,667	7	10,993	-	-	-	11,000

Exercise of Class F Warrants at $3.75 per share during April - May 2008	-	-	58,333	58	218,692	-	-	-	218,750

Stock based compensation	-	-	-	-	3,600,303	-	-	-	3,600,303

Comprehensive income (loss)
Foreign currency translation adjustments	-	-	-	-	-	12,504	-	12,504	12,504

Net loss for the year ended August 31, 2008	-	-	-	-	-	-	(5,721,545)	(5,721,545)	(5,721,545)
Total comprehensive loss								(5,709,041)

Balance, August 31, 2008	-	-	19,251,533	19,251	11,025,089	10,693	(8,113,444)		2,941,589

Exercise of Class E Warrants at $1.80 per share during July 2009	-	-	6,667	7	11,993	-	-	-	12,000

Exercise of Class F Warrants at $3.75 per share during July - August 2009	-	-	275,333	275	1,032,225	-	-	-	1,032,500

Stock based compensation	-	-	-	-	183,312	-	-	-	183,312

Reversal of stock based compensation due to forfeiture of stock options	-	-	-	-	(3,591,093)	-	-	-	(3,591,093)

Comprehensive income
Foreign currency translation adjustments	-	-	-	-	-	(10,693)	-	(10,693)	(10,693)

Net loss for the year ended August 31, 2009	-	-	-	-	-	-	1,961,175	1,961,175	1,961,175
Total comprehensive income								1,950,482

Balance, August 31, 2009	-	-	19,533,533	19,533	8,661,526	-	(6,152,269)		2,528,790

Stock based compensation	-	-	-	-	661,040	-	-	-	661,040

Reversal of stock based compensation due to forfeiture of stock options	-	-	-	-	(478,971)	-	-	-	(478,971)

Cumulative adjustment upon adoption of ASC 815-40	-	-	-	-	(1,785,560)	-	(342,771)	-	(2,128,331)

Net loss for the year ended August 31, 2010	-	-	-	-	-	-	(233,136)	(233,136)	(233,136)
Total comprehensive loss								(233,136)

Balance, August 31, 2010	-	-	19,533,533	19,533	7,058,035	-	(6,728,176)	-	349,392

Rounding due to reverse one for three stock split effective March 16, 2011	-	-	(3)	-	-	-	-	-	-

Exercise of Class F Warrants at $3.75 per share during October 2010 - February 2011	-	-	1,054,512	1,055	3,953,320	-	-	-	3,954,375

Exercise of stock options	-	-	50,318	50	30,750	-	-	-	30,800

Stock based compensation	-	-	-	-	1,555,343	-	-	-	1,555,343

Net loss for the six months ended February 28, 2011	-	-	-	-	-	-	(2,314,701)	(2,314,701)	(2,314,701)
Total comprehensive loss								$(2,314,701)

Balance, February 28, 2011	-	$-	20,638,360	$20,638	$12,597,448	$-	$(9,042,877)		$3,575,209
(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(Formerly "Octillion Corp.")
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2011 AND 2010 AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO FEBRUARY 28, 2011
(Expressed in U.S. Dollars)
(Unaudited)

			Cumulative
	Six Months Ended		May 5, 1998
	February 28,		(Inception) to
	2011	2010	February 28, 2011

Cash flows from operating activities
Loss from continuing operations	$(2,314,701)	$(45,009)	$(8,138,009)
Add: loss from discontinued operations	-	-	(162,097)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	232	-	4,714
Stock based compensation expense	1,555,343	409,988	5,999,998
Reversal of stock based compensation expense due to forfeiture of stock options	-	-	(4,070,064)
Change in fair value of warrant liability	(8,059)	(1,555,998)	(2,128,331)
Loss of disposal of fixed assets	-	-	5,307
Payable written off	-	-	(30,000)
Common stock issued for services	-	-	3,000
Common stock issued for debt settlement	-	-	103,332
Changes in operating assets and liabilities:
Increase in deferred research and development costs	(21,996)	(28,626)	(86,203)
Increase in deferred offering costs	(25,000)	-	(25,000)
Increase in prepaid expenses and other current assets	(36,785)	(29,317)	(51,163)
Increase in accounts payable	6,219	16,893	73,772
Increase in accrued liabilities	7,299	6,728	163,408
Increase in accounts payable - related party	-	-	30,000
Net cash used in operating activities	(837,448)	(1,225,341)	(8,307,336)

Cash flows from investing activity
Purchase of equipment	(1,390)	-	(11,179)
Net cash used in investing activity	(1,390)	-	(11,179)

Cash flows from financing activities
Proceeds from the issuance of common stock, exercise of warrants and stock options, net	3,985,175	-	12,367,380
Repayment of promissory note	-	-	(155,000)
Proceeds from promissory notes	-	-	155,000
Dividend paid	-	-	(400,000)
Net cash provided by financing activities	3,985,175	-	11,967,380

Increase (decrease) in cash and cash equivalents	3,146,337	(1,225,341)	3,648,865

Cash and cash equivalents at beginning of period	502,528	2,736,221	-

Cash and cash equivalents at end of period	$3,648,865	$1,510,880	$3,648,865

Supplemental disclosure of cash flow information:
Interest paid in cash	$856	$-	$11,858
Income taxes paid in cash	$-	$-	$-

Supplemental disclosure of non-cash transactions:
Accrued management fees converted to equity	$-	$-	$103,332
Warrants issued for broker commissions	$-	$-	$642,980

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(Formerly “Octillion Corp.”)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2011
(Expressed in U.S. Dollars)
(Unaudited)

Note 1.  Organization and Nature of Operations

New Energy Technologies, Inc. (the “Company”) was incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, the Company amended its Articles of Incorporation to effect a change of name to New Energy Technologies, Inc.  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sungen Energy, Inc. (“Sungen”), Kinetic Energy Corporation (“KEC”), Octillion Technologies Limited (“Octillion Technologies”), and New Energy Solar Corporation (“New Energy Solar”).

Sungen was incorporated on July 11, 2006 in the State of Nevada and has no assets and no liabilities.

KEC was incorporated on June 19, 2008 in the State of Nevada and has no assets and no liabilities.

Octillion Technologies was incorporated on April 11, 2007 in the Province of British Columbia, Canada for providing administrative services to the Company’s Canadian office. The Company ceased to conduct business in Canada on August 31, 2008 and closed this office. As a result, the Company dissolved Octillion Technologies and eliminated all intercompany balances, effective December 1, 2008.

New Energy Solar was incorporated on February 9, 2009 in the State of Florida and has no assets and no liabilities.

On August 22, 2007, the Company spun off its wholly-owned biotechnology subsidiary, MicroChannel Technologies Corporation (“MicroChannel”) with the shareholders of the Company. The net assets and results of operations of MicroChannel of the prior period have been reclassified as discontinued operations.

The Company is a renewable and alternative energy company, actively developing two novel technologies for generating sustainable electricity, one of which harvests solar energy of the sun and artificial light, and the other harvests the available kinetic energy present in moving vehicles. The Company’s proprietary, patent-pending technologies and products, which are the subjects of 24 patent-filings, have been invented, designed, engineered, and prototyped in preparation for advanced field testing, product development, and commercial deployment.

The Company’s first technology, SolarWindow™, generates electricity when glass surfaces are sprayed with electricity-generating coatings, creating, semi-transparent, see-through solar cells. If successfully developed, SolarWindow™ could potentially be used on any of the more than 85 million commercial and residential buildings in the United States alone (U.S. Census Bureau, 2007 American Housing Survey & U.S. Energy Information Administration, 2003 Commercial Buildings Energy Consumption Survey).

The Company’s second technology, MotionPower™, harvests the available kinetic or motion energy of cars, trucks, buses, and heavy commercial vehicles when they slow down before coming to a stop. MotionPower™ converts this captured energy into electricity. If successfully developed, MotionPower™ could potentially be used to harvest kinetic energy generated by any of the estimated 250 million vehicles registered in America (U.S. Department of Transportation Federal Highway Administration, 2008 Highway Statistics), which drive approximately six billion miles on our nation’s roadways every day (U.S. Environmental Protection Agency).

The Company’s product development programs involve ongoing research and development efforts, and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

The Company conducts its current operations through its two wholly-owned subsidiaries:

•	KEC; and
•	New Energy Solar

On March 16, 2011, pursuant to a February 7, 2011 written consent signed by the shareholders owning a majority of the Company’s issued and outstanding shares and a February 24, 2011 unanimous written consent of the Company’s board of directors (collectively the “Consents”), the Company underwent a one-for-three reverse stock split whereby holders of three shares of the Company’s common stock as of March 15, 2011, received one share of its common stock after the reverse stock split, with all fractional shares being rounded up to the nearest whole share.

All share and per share amounts have been retrospectively restated to reflect the one-for-three reverse stock split effected March 16, 2011 and declared effective by the Financial Industry Regulatory Authority as of March 21, 2011.

On March 16, 2011, pursuant to the Consents, the Company filed a Certificate of Amendment to its Certificate of Incorporation increasing its authorized shares of common stock, $0.001 par value, from 100,000,000 to 300,000,000.

Note 2.  Going Concern Uncertainties

The Company is a development stage company, does not have any commercialized products, has not generated any revenue since inception and does not expect to generate any revenue for the foreseeable future.  The Company has an accumulated deficit of $9,042,877 as of February 28, 2011, and does not have positive cash flows from operating activities.  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.

In its report with respect to the Company’s financial statements for the year ended August 31, 2010, the Company’s independent auditors expressed substantial doubt about the Company’s ability to continue as a going concern. Because the Company has not yet generated revenues from its operations and does not expect to do so in the near future, its ability to continue as a going concern is wholly dependent upon its ability to obtain additional financing. Currently, the Company has no commitments to obtain any additional financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all.

As of February 28, 2011, the Company had cash and cash equivalents of $3,648,865. The Company anticipates that it will remain engaged in research and product development activities at least through August 31, 2012. Based upon its current level of operations and expenditures, the Company believes that absent any modification or expansion of its existing research, development and testing activities, cash on hand should be sufficient to enable it to continue operations through August 31, 2012. However, any significant expansion in scope or acceleration in timing of the Company’s current research and development activities, or commencement of any marketing and sales activities, will require additional funds.

If adequate funds are not available on reasonable terms or at all, it would result in a material adverse effect on the Company’s business, operating results, financial condition and prospects. In particular, the Company may be required to delay, reduce the scope of or terminate one or more of its research programs, sell rights to its SolarWindow™ Technology and/or MotionPowerTM Technology or other technologies or products based upon such technologies, or license the rights to such technologies or products on terms that are less favorable to the Company than might otherwise be available.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt. These consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Note 3.  Presentation of Interim Information

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all adjustments (of a normal recurring nature) considered necessary for a fair presentation of the financial statements have been included. Operating results for the three and six months ended February 28, 2011 are not necessarily indicative of the results that may be expected for the year ended August 31, 2011 or any other interim period.  For further information, refer to the consolidated financial statements and notes thereto included in the Company’s 2010 Annual Report on Form 10-K for the year ended August 31, 2010 filed with the Securities and Exchange Commission.

Note 4.  Summary of Significant Accounting Policies

Estimates

The preparation of the Company’s consolidated financial statements requires management to make estimates and use assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses.  These estimates and assumptions are affected by management’s application of accounting policies.  On an on-going basis, the Company valuates its estimates.  Actual results and outcomes may differ materially from these estimates and assumptions.

Research and Development

Research and development costs represent costs incurred to develop the Company’s technology, including salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs.  Research and development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed.

During the three months ended February 28, 2011 and 2010, the Company incurred $37,978 and $167,814, on research and development activities. During the six months ended February 28, 2011 and 2010, the Company incurred $95,100 and $442,128, respectively, on research and development activities.  From inception (May 5, 1998) to February 28, 2011, the Company incurred $1,541,424 on research and development activities.

Stock-based Compensation

The Company measures all employee stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period.  The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards on the date of grant.  The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and risk free interest rates. See “Note 9. Warrants” and “Note 10. Stock Options” for additional information on the Company’s stock-based compensation plans.

Fair Value

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.  The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Liabilities valued with Level 3 inputs are described below in “Note 9. Warrants.”

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts payable, and accrued liabilities approximate their fair value because of the short-term nature of these instruments and their liquidity. On February 12, 2011, all unexercised Class F Callable Warrants expired, resulting in a fair value of $0 at February 28, 2011 (see “Note 9. Warrants”).  Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Recently Issued and Adopted Accounting Pronouncements

The Company reviews new accounting standards as issued.  Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion.  The Company believes that none of the new standards will have a significant impact on its consolidated financial statements.

Note 5.  Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period.

During the three and six month periods ended February 28, 2011 and 2010, the Company recorded a net loss.  Excluded from the computation of diluted net loss per share for the three and six months ended February 28, 2011, because their effect would be anti-dilutive, are stock options to acquire 1,333,337 shares of common stock with a weighted-average exercise price of $3.63 per share. Excluded from the computation of diluted net loss per share for the three and six months ended February 28, 2010, because their effect would be anti-dilutive, are stock options and warrants to acquire 1,946,171 shares of common stock with a weighted-average exercise price of $2.79 per share.

For purposes of earnings per share computations, shares of common stock that are issuable at the end of a reporting period are included as outstanding.

Following is the computation of basic and diluted net loss per share for the three and six months ended February 28, 2011 and 2010:

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010

Basic and Diluted EPS Computation
Numerator: income available to common stockholders	$(1,117,744)	$(133,983)	$(2,314,701)	$(45,009)

Denominator:
Weighted average number of common shares outstanding	20,613,780	19,533,533	20,150,353	19,533,533

Basic and diluted EPS	$(0.05)	$(0.01)	$(0.11)	$(0.00)

Note 6. SolarWindow™ Technology

University of South Florida Research Foundation, Inc. License Agreement, Option Agreement and Sponsored Research Agreement

Through the Company’s wholly-owned subsidiary, New Energy Solar Corporation, it is a party to a License Agreement, an Addendum to the License Agreement, an Option Agreement and a Sponsored Research Agreement with the University of South Florida Research Foundation, Inc. These agreements provide for the Company’s support of a project relating to the development of the SolarWindow™ Technology and grant it an exclusive worldwide commercial license under certain patents relating to the SolarWindow™ Technology. Pursuant to SEC Rule 24b-2, the Company has submitted requests to the SEC for confidential treatment of certain portions of these agreements, which have been granted. Accordingly, certain terms of these agreements have not been disclosed.

University of Illinois at Urbana-Champaign Sponsored Research Agreement

Through the Company’s wholly-owned subsidiary, Sungen Energy, Inc., it was a party to a Sponsored Research Agreement with the University of Illinois at Urbana-Champaign that provided for the Company’s support of the development of a new technology to integrate films of silicon nanoparticle material on glass substrates. This agreement expired on August 22, 2008. As of such date, the Company had advanced a total of $266,709 to the University of Illinois pursuant to the terms of the agreement. Pursuant to the terms of the agreement, the Company was to advance an additional $156,109 to the University of Illinois, which is included in other accrued liabilities at February 28, 2011 and August 31, 2010. However, the Company has not made the advance pending determination as to whether funds previously paid to the University of Illinois under the terms of the agreement have been fully expended. The Company is of the opinion that to the extent these funds were not expended, they are refundable to the Company.

The Company did not record any research and development expense pursuant to this agreement during any of the three or six month periods ended February 28, 2011 or 2010. During the period from inception (May 5, 1998) to February 28, 2011, the Company recorded $422,818 as research and development expense pursuant to this agreement.

Oakland Sponsored Research Agreement

The Company was a party to a Sponsored Research Agreement with scientists at Oakland University to further the development of its photovoltaic technology for generating electricity on transparent glass windows. Pursuant to the agreement, the Company agreed to advance in three installments a total of $348,066 to fund the research and development activities. In August 2008, the Company advanced the first installment of $140,519 to Oakland University. In February 2009, the Company elected to terminate the agreement. As of the termination date, $20,220 of the $140,519 advanced to Oakland University had been expended and the remaining $120,299 was refunded to the Company in April 2009.

Note 7. MotionPower™ Technology

Veryst Agreement

Through the Company’s wholly-owned subsidiary, Kinetic Energy Corporation, it is a party to certain agreements with Veryst Engineering LLC, a Boston area engineering and consulting firm with experience in product development and energy harvesting; one dated November 4, 2008, two dated September 9, 2009 and one dated July 6, 2010, all relating to the development of a car and truck energy harvester. Pursuant to Rule 24b-2 the Company submitted a request for confidential treatment of certain portions of the November 4, 2008 agreement, relating to the payment terms, scope of work and the milestone terms of the agreement, which has been granted. Accordingly, certain terms and provisions of the November 4, 2008 agreement have not been disclosed.

During the three months ended February 28, 2011 and 2010, the Company recorded $17,901 and $109,650, respectively, as research and development expense pursuant to these agreements. During the six months ended February 28, 2011 and 2010, the Company recorded $28,466 and $233,290, respectively, as research and development expense pursuant to these agreements. During the period from inception (May 5, 1998) to February 28, 2011, the Company recorded $538,557 as research and development expense pursuant to these same agreements.

Veryst Engineering LLC has successfully completed its contracted services associated with the agreements dated November 4, 2008 and July 6, 2010. Veryst Engineering LLC continues to perform site-specific work, including planning, installing, and testing services contracted under the agreement dated September 9, 2009.

Sigma Design Agreement

Through Kinetic Energy Corporation, the Company has been and will continue to be a party to certain consulting agreements with Sigma Design Company, a Vancouver, Washington based engineering and design firm, pursuant to which Sigma Design provides ongoing engineering, product development and testing services relating to the development of the Company’s MotionPower™ Technology.

During the three months ended February 28, 2011 and 2010, the Company recorded $0 and $12,747, respectively, as research and development expense pursuant to these agreements.  During the six months ended February 28, 2011 and 2010, the Company recorded $26,423 and $133,525, respectively, as research and development expense pursuant to these agreements.  During the period from inception (May 5, 1998) to February 28, 2011, the Company recorded $292,694 as research and development expense pursuant to these agreements.

The Company continues to utilize Sigma Design Company on a consulting basis to further test, calibrate, and develop the Company’s MotionPower™ Technology.

Note 8. Capital Stock

Preferred Stock

At February 28, 2011, there were 1,000,000 shares of preferred stock, par value $0.10 per share, authorized, of which no shares were issued and outstanding.  The Board of Directors has the authority to issue such stock in one or more series, to fix the number of shares and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Reverse Stock Split

On March 16, 2011, pursuant to a February 7, 2011, written consent signed by the shareholders owning a majority of the Company’s issued and outstanding shares and a February 24, 2011, unanimous written consent of the Company’s board of directors, the Company underwent a one-for-three reverse stock split whereby holders of three shares of the Company’s common stock as of March 15, 2011, received one share of its common stock after the reverse stock split, with all fractional shares being rounded up to the nearest whole share.

All share and per share amounts have been retrospectively restated to reflect the one-for-three reverse stock split effected March 16, 2011. Pursuant to the Financial Industry Regulatory Authority, the reverse stock split was declared effective as of March 21, 2011.

Common Stock

On February 12, 2008, the Company consummated the sale of an aggregate of 1,225,000 shares of its common stock and Class F Callable Warrants to purchase up to an additional 1,225,000 shares of the Company’s common stock for aggregate gross proceeds of $3,675,000 pursuant to the terms of a Securities Purchase Agreement dated February 8, 2008 with certain institutional and other accredited investors. The Class F Callable Warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $3.75 per share. See “Note 9. Warrants.”

The number of shares issuable upon exercise of the Class F Callable Warrants and the exercise price of the Class F Callable Warrants were adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by the Company of additional securities, unless such issuance was at a price per share which is less than the then applicable exercise price of the Class F Callable Warrants (“Dilutive Issuance”), in which event then the exercise price shall be reduced and only reduced to equal the lower issuance price and the number of shares issuable upon exercise thereof shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.  The potential adjustment to the Class F Callable Warrants exercise price and number of underlying shares of common stock resulted in a settlement amount that did not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed exercise price.  Accordingly, the Class F Callable Warrants were not considered indexed to the Company’s own stock and therefore needed to be accounted for as a derivative.  As of February 12, 2011, the expiration date of all of the remaining outstanding Class F Callable Warrants, the Company had not sold any shares of common stock or common stock equivalents that resulted in an adjustment to the exercise price or number of shares of common stock underlying the Class F Callable Warrants. See “Note 9. Warrants.”

The Company engaged an agent to help locate investors in the private placement.  The agent was paid a total cash fee of 7% of the aggregate gross proceeds, or $257,250, and received Class F Callable Warrants to purchase 171,500 shares of the Company’s common stock, valued at $642,980 and representing 7% of the total number of shares purchased by the investors. In addition, the agent was reimbursed $6,045 for expenses incurred on behalf of the Company.

At the time of grant, the fair value of the 1,396,500 Class F Callable warrants was $5,236,875, using the Black-Scholes Option Pricing Model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 159.33%, risk-free interest rates of 4.76%, and expected lives of 3 years.  The proceeds received pursuant to the 2008 Private Placement allocated to the warrants were $2,337,885.

Note 9.  Warrants

Class F Callable Warrants

On February 12, 2008, the Company completed a private placement  (see “Note 8. Capital Stock”).  Pursuant to the private placement and payment of a commission to an agent, the Company issued 1,396,500 Class F Callable Warrants, each to purchase a share of common stock at $3.75 per share, expiring on February 12, 2011.  See “Note 8. Capital Stock - Common Stock” for additional disclosures regarding the terms and conditions related to the Class F Callable Warrants.

During the six months ended February 28, 2011, investors exercised 1,054,512 Class F Callable Warrants for aggregate gross proceeds of $3,954,375.  On February 12, 2011, all unexercised Class F Callable Warrants expired.

Class F Callable Warrant Liability

On September 1, 2009, the Company adopted guidance which is now part of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-40, Contracts in Entity’s Own Equity.  The Company determined that its Class F Callable Warrants contained a dilutive issuance provision.  As a result, the Company reclassified 1,062,833 of its Class F Callable Warrants to long-term warrant liability, resulting in a cumulative adjustment to accumulated deficit as of September 1, 2009 of $342,771.

The Company’s Class F Callable Warrants are considered derivative financial liabilities and were therefore required to be adjusted to fair value each quarter.  On February 12, 2011, all unexercised Class F Callable Warrants expired, resulting in a change in fair value of warrant liability of $697,405 during the quarter ended February 28, 2011 to adjust the fair value of the Class F Callable Warrants to $0 at February 28, 2011.

The following reconciles the warrant liability for the six months ended February 28, 2011:

Beginning Balance, September 1, 2010	$8,059
Change in fair value of warrant liability	(8,059)
Ending Balance, February 28, 2011	$-

Note 10. Stock Options

On October 10, 2006, the board of directors adopted and approved the 2006 Incentive Stock Option Plan (the “2006 Stock Plan”) that provides for the grant of stock options to employees, directors, officers and consultants. The 2006 Stock Plan provides for the granting of stock options to purchase a maximum of 5,000,000 shares of the Company’s common stock.  Stock options granted to employees under the Company’s 2006 Stock Plan generally vest over two to five years or as otherwise determined by the plan administrator. Stock options to purchase shares of the Company’s common stock expire no later than ten years after the date of grant.

The per share exercise price for each stock option is determined by the board of directors and may not be below fair market value on the date of grant.  The fair market value of the Company’s common stock is the closing price of the common stock as listed on the Over the Counter Bulletin Board (the “OTCBB”) on the date of grant or, if the Company’s common stock is not traded on the date of grant, the first day of active trading following the date of grant.

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period.  The grant date fair value of stock options is based on the price of a share of the Company’s common stock on the date of grant.  In determining the grant date fair value of stock options, the Company uses the Black-Scholes option pricing model which requires management to make assumptions regarding the option lives, expected volatility, and risk-free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term.  The Company does not anticipate declaring dividends in the foreseeable future.  Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option.  The Company uses the “simplified” method for determining the expected term of its “plain vanilla” stock options.  The Company recognizes compensation expense for only the portion of stock options that are expected to vest.  Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates.  If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods.

Below is a summary of the Company’s stock option activity for the six months ended February 28, 2011:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at August 31, 2010	900,003	$1.70
Grants	566,668	6.19
Exercises	(73,334)	1.61
Forfeitures	(60,000)	1.32
Outstanding at February 28, 2011	1,333,337	$3.63	9.3 years	$2,124,005

Exercisable at February 28, 2011	85,001	$3.44	6.7 years	$137,301

Available for grant at February 28, 2011	3,593,329

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of its second quarter of 2011 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on February 28, 2011.  The intrinsic value changes based on the fair market value of the Company’s common stock.

The following table sets forth the share-based compensation cost resulting from stock option grants, including those previously granted and vesting over time, that were recorded in the Company’s Statements of Operations for the three and six months ended February 28, 2011 and 2010:

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010

Wages and benefits	$1,128,620	$183,562	$1,364,442	$366,292
Professional fees	179,570	34,809	190,901	43,696
Total	$1,308,190	$218,371	$1,555,343	$409,988

As of February 28, 2011, the Company had $2,677,239 of total unrecognized compensation cost related to unvested stock options which is expected to be recognized over a period of 5.25 years.

Stock Option Grants During the Six Months Ended February 28, 2011

On December 17, 2010, the board of directors approved, and the Company granted, Mr. Andrew Farago a stock option to purchase 500,000 shares of the Company’s common stock at an exercise price of $6.21 per share, the fair market value of the Company’s common stock on the date of grant. The stock option expires ten years from the date of grant and vests as follows:

1. as to 33,333 when, as a result of Mr. Farago’s direct efforts, he is able to develop, to the satisfaction of the board of directors, a comprehensive business plan, plan of operations, product roll-out strategy, various financial models associated with the business plan, and other such corporate finance tools required by the Company.

2. as to 83,334 when the Company appoints or elects at least two new directors to its board of directors, who have been recommended by Mr. Farago. The Company agrees to act in good faith and consider candidates recommended by Mr. Farago.

3. as to 83,334 when, as a result of Mr. Farago’s direct efforts and contribution, the Company receives non-compensated analyst coverage.

4. as to 83,334 when, as a result of Mr. Farago’s direct efforts and contribution, the Company is able to achieve a listing on either the AMEX or NASDAQ stock exchange.

5. as to 50,000 when, as a result of Mr. Farago’s direct efforts and contribution, the Company enters into a product development relationship whereby a third-party industry partner makes a significant financial investment, as determined at the board of director’s discretion, directed towards the development of the Company’s products.

6. as to 33,333 shares for each calendar year of service in an executive position for the next five years (166,665 shares in the aggregate), which shall vest as follows:

(a) as to 33,333 shares on December 17, 2011;
(b) as to 33,333 shares on December 17, 2012;
(c) as to 33,333 shares on December 17, 2013;
(d) as to 33,333 shares on December 17, 2014; and
(e) as to 33,333 shares on December 17, 2015.

The grant date fair value of the stock option granted to Mr. Farago was $2,878,274 estimated using a Black-Scholes model containing the following assumptions:  dividend yield of 0%, volatility of 134.4%, risk-free rate of 2.7%, and a term of 6.8 years.

On December 23, 2010, the board of directors approved, and the Company granted, a stock option to each of the Company’s non-employee directors to purchase 16,667 shares of its common stock at an exercise price of $5.94 per share, the fair market value of the Company’s common stock on the date of grant. Each stock option expires ten years from the date the applicable stock option agreement was executed, on January 17, 2021, and vests as follows: (a) 6,667 shares on January 17, 2011; (b) 5,000 shares on January 17, 2012; and (c) 5,000 shares on January 17, 2013. The stock options are further subject to the terms and conditions of a stock option agreement between the Company and each director. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be one of the Company’s directors. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any.

The grant date fair value of each of the stock options granted to each of the Company’s non-employee directors was $89,228 estimated using a Black-Scholes model containing the following assumptions:  dividend yield of 0%, volatility of 134.4%, risk-free rate of 2.8%, and a term of 5.75 years.

On January 17, 2011, the board of directors appointed Mr. Javier Jimenez as a director and granted him a stock option to purchase 16,667 shares of the Company’s common stock at an exercise price of $6.51 per share, the fair market value of the Company’s common stock on the date the stock option agreement was executed by Mr. Jimenez, January 19, 2011. The stock option expires ten years from January 19, 2021 and vests as follows: (a) 6,667 shares on January 19, 2011; (b) 5,000 shares on January 19, 2012; and (c) 5,000 shares on January 19, 2013. The stock options are further subject to the terms and conditions of a stock option agreement between the Company and Mr. Jimenez. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that Mr. Jimenez ceases to be one of the Company’s directors. Upon termination of such service, Mr. Jimenez will have a specified period of time to exercise vested stock options, if any.

The grant date fair value of the stock option granted to Mr. Jimenez was $97,250 estimated using a Black-Scholes model containing the following assumptions:  dividend yield of 0%, volatility of 133.4%, risk-free rate of 2.0%, and a term of 5.75 years.

Stock Options Exercised and Forfeited by Meetesh Patel During the Six Months Ended February 28, 2011

Mr. Meetesh Patel was appointed a director of the Company on September 19, 2008, the President and Chief Executive Officer (“CEO”) on October 15, 2008 and the Chief Financial Officer (“CFO”) on January 9, 2009.  On August 9, 2010, Mr. Patel resigned from all executive positions held with the Company and as one of its directors.

On December 15, 2009, the board of directors approved, and the Company granted, a stock option to Mr. Patel to purchase up to 83,334 shares of the Company’s common stock at an exercise price of $1.32 per share.  The stock option granted to Mr. Patel was fully vested and exercisable upon grant.  Pursuant to the stock option agreement, Mr. Patel had 90 days following the date he ceased to be an officer or director of the Company to exercise these stock options.  Accordingly, Mr. Patel had until November 7, 2010 to exercise the 83,334 stock options granted to him.  On November 1, 2010, Mr. Patel exercised 23,334 of the 83,334 stock options granted to him on December 15, 2009.  The remaining 60,000 stock options were forfeited, unexercised, effective November 7, 2010.

On April 6, 2010, the Company entered into an amendment to the Employment Agreement dated June 24, 2009 with Mr. Patel (the “Amended Employment Agreement”), pursuant to which Mr. Patel agreed to continue to serve as the Company’s President and CEO, until March 31, 2011 (the “Employee Employment Commitment”).  In consideration of the Employee Employment Commitment, Mr. Patel was granted a stock option to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $1.74 per share.  Subject to the terms, restrictions and earlier termination provisions as set forth in the option agreement dated April 6, 2010 between the Company and Mr. Patel, the option vested as follows:

(a)	as to 12,500 on June 30, 2010;
(b)	as to 12,500 on September 30, 2010;
(c)	as to 12,500 on December 31, 2010; and
(d)	as to 12,500 on March 31, 2011.

As of the date that Mr. Patel tendered his resignation, 12,500 of the 50,000 stock options had vested.  Pursuant to the stock option agreement, the vesting of this stock option was accelerated when the Company mutually terminated the Amended Employment Agreement between the Company and Mr. Patel and Mr. Patel had the right at any time within the then remaining exercise period of such vested stock options to exercise the 50,000 stock options granted to him on April 6, 2010.  On November 1, 2010, Mr. Patel exercised all 50,000 of these stock options via the cashless exercise option set forth in the option agreement and the Company issued 26,984 shares of its common stock in full settlement of this stock option exercise.

The following table summarizes information about stock options outstanding and exercisable at February 28, 2011:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
	Options	Contractual	Exercise	Options	Contractual	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price

$ 1.32	50,001	3.8	$1.32	35,000	3.8	$1.32
1.65	666,667	9.5	1.65	—	—	—
2.55	33,334	7.5	2.55	13,334	7.5	2.55
4.98	16,667	7.0	4.98	10,000	7.0	4.98
5.94	50,001	9.9	5.94	20,000	9.9	5.94
6.21	500,000	9.8	6.21	—	—	—
6.51	16,667	9.9	6.51	6,667	9.9	6.51
$ 1.32 – $ 6.51	1,333,337	9.3	$3.63	85,001	6.7	$3.44

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

Note 11.  Related Party Transactions

On December 17, 2010, the Company entered into an employment agreement with Mr. Farago pursuant to which Mr. Farago was appointed the Company’s Chief Operating Officer. Pursuant to the employment agreement, Mr. Farago is entitled to an annual salary of $150,000, which will increase to $250,000 if the Company consummates either an equity or debt financing or series of financings with net proceeds of at least $7,000,000 and a stipend of $1,000 per month to cover medical insurance premiums until such time as the Company can provide an alternative medical insurance plan. The employment agreement provides that Mr. Farago’s employment by the Company is “at-will employment” and may be terminated by Mr. Farago or the Company at any time, with or without cause, and for any reason whatsoever, upon written notice to the other.

On December 17, 2010, the board of directors approved, and the Company granted, Mr. Farago a stock option to purchase 500,000 shares of the Company’s common stock at an exercise price of $6.21 per share, the fair market value of the Company’s common stock on the date of grant. The stock option expires ten years from the date of grant and is subject to various vesting terms.  See “Note 10. Stock Options” for details of the vesting terms

On February 1, 2011, the Company entered into a consultancy agreement with Mr. Elliot Maza pursuant to which Mr. Maza was appointed the Company’s Chief Financial Officer. Pursuant to the terms of the consultancy agreement, Mr. Maza is entitled to a monthly fee of $7,500. The consultancy agreement provides that Mr. Maza’s engagement is on a part-time basis and is “at-will” and may be terminated by Mr. Maza or the Company at any time, with or without cause, and for any reason whatsoever, upon written notice to the other.

On February 2, 2011, the Company entered into an employment agreement with Mr. Scott Taper pursuant to which Mr. Taper was appointed the Company’s Vice President of Business Development. Pursuant to the terms of the employment agreement, Mr. Taper was entitled to an annual salary of $90,000, which would increase to $100,800 if certain milestone were met, and a stipend of $1,000 per month to cover medical insurance premiums until such time as the Company could provide an alternative medical insurance plan. The employment agreement provides that Mr. Taper’s employment by the Company was “at-will employment” and may be terminated by Mr. Taper or the Company at any time, with or without cause, and for any reason whatsoever, upon written notice to the other. On February 28, 2011, Mr. Taper, resigned as the Company’s Vice President of Business Development.

Note 12.  Subsequent Events

On March 18, 2011, the Company entered into a Stevenson-Wydler Cooperative Research and Development Agreement (a “CRADA”) with the Alliance for Sustainable Energy, LLC, operator of The National Renewable Energy Laboratory (“NREL”) under its U.S. Department of Energy contract. Under terms of the CRADA, NREL researchers will make use of the Company’s exclusive intellectual property and NREL’s background intellectual property in order to work towards specific product development goals.

The Company filed a confidential treatment request (a “CTR”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 406 of the Securities Act of 1933, as amended, and Rule 24-b2 of the Securities Exchange Act of 1934, as amended, to have certain confidential portions of the CRADA redacted.

On March 21, 2011, the board of directors appointed John Conklin, the Company’s President and Chief Executive Officer, as a director of the Company.

On March 21, 2011, the board of directors appointed Mr. Peter Fusaro and Mr. Todd Pitcher as directors of the Company. In connection with their appointments to the board of directors, the Company granted Mr. Fusaro and Mr. Pitcher each a non-qualified stock option to purchase up to 16,667 shares of the Company’s common stock at an exercise price of $3.27 per share, the fair market value of the Company’s common stock on the date of grant (March 21, 2011), pursuant to the terms of a stock option agreement entered into between each of Mr. Fusaro and Mr. Pitcher and the Company.  The options expire ten years from the date of grant and vest as follows:

(a)          as to 6,667 shares on March 21, 2011;
(b)          as to 5,000 shares on March 21, 2012; and
(c)          as to 5,000 shares on March 21, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
New Energy Technologies, Inc.
Columbia, Maryland

We have audited the accompanying consolidated balance sheets of New Energy Technologies, Inc. (formerly Octillion Corp.) and Subsidiaries ("the Company") (a development stage company) as of August 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2010.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Energy Technologies, Inc. and Subsidiaries as of August 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2010, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has experienced recurring losses from operations since inception, and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP
Seattle, Washington
December 13, 2010

NEW ENERGY TECHNOLOGIES, INC.
(Formerly "Octillion Corp.")
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
AUGUST 31, 2010 AND 2009
(Expressed in U.S. Dollars)

	August 31,	August 31,
	2010	2009

ASSETS

Current assets
Cash and cash equivalents	$502,528	$2,736,221
Deferred research and development costs	64,207	39,559
Prepaid expenses and other current assets	14,378	7,586
Total current assets	581,113	2,783,366

Total assets	$581,113	$2,783,366

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$67,553	$98,467
Accrued liabilities	156,109	156,109
Warrant liability	8,059	-
Total current liabilities	231,721	254,576

Total liabilities	231,721	254,576

Commitments and contingencies

Stockholders' equity
Preferred stock: $0.10 par value; 1,000,000 shares authorized, no shares issued and outstanding at August 31, 2010 and 2009	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized, 58,600,600 shares issued and outstanding at August 31, 2010 and 2009	58,601	58,601
Additional paid-in capital	7,018,967	8,622,458
Deficit accumulated during the development stage	(6,728,176)	(6,152,269)
Total stockholders' equity	349,392	2,528,790

Total liabilities and stockholders' equity	$581,113	$2,783,366

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(Formerly "Octillion Corp.)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 2010 AND 2009 AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2010
(Expressed in U.S. Dollars)

			Cumulative
	Year Ended		May 5, 1998
	August 31,		(Inception) to
	2010	2009	August 31, 2010

Revenue	$-	$-	$-

Operating (income) expense
Marketing	592,344	423,513	3,155,382
Wages and benefits	313,481	(3,161,464)	1,117,477
Management fees - related party	-	4,472	207,546
Professional fees	446,803	294,867	1,171,908
Research and development	685,549	323,848	1,446,324
License fee	20,000	-	20,000
Travel and entertainment	56,967	66,651	356,265
Other operating expenses	236,920	97,519	555,770
Total operating (income) expense	2,352,064	(1,950,594)	8,030,672

Income (loss) from operations	(2,352,064)	1,950,594	(8,030,672)

Other income (expense)
Interest income	-	7,743	98,582
Interest expense	-	(267)	(11,002)
Loss on disposal of fixed assets	-	-	(5,307)
Gain on dissolution of foreign subsidiary	-	59,704	59,704
Foreign exchange loss	(1,344)	(56,599)	(84,885)
Change in fair value of warrant liability	2,120,272	-	2,120,272
Payable forgiven	-	-	30,000
Total other income (expense)	2,118,928	10,581	2,207,364

Income (loss) from continuing operations	(233,136)	1,961,175	(5,823,308)

Loss from discontinued operations	-	-	(162,097)

Net income (loss)	$(233,136)	$1,961,175	$(5,985,405)

Net income (loss) per share - basic and diluted	$(0.00)	$0.03

Weighted average number of common shares outstanding - basic and diluted	58,600,600	57,837,460

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(formerly "Octillion Corp.")
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FROM MAY 5, 1998 (INCEPTION) TO AUGUST 31, 2010
(Expressed in U.S. Dollars)

						Accumulated
						Other	Deficit Accumulated
	Preferred Stock		Common Stock		Additional	Comprehensive	During the	Comprehensive	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Income (Loss)	Development Stage	Income (Loss)	Equity (Deficit)

Restricted common stock issued to related parties for management services at $0.003 per share	-	$-	9,000,000	$9,000	$(6,000)	$-	$-	$-	$3,000

Unrestricted common stock sales to third parties at $0.13 per share	-	-	1,125,000	1,125	148,875	-	-	-	150,000

Comprehensive income (loss)
Net loss for the year ended August 31, 1998	-	-	-	-	-	-	(12,326)	(12,326)	(12,326)
Total comprehensive loss								(12,326)

Balance, August 31, 1998	-	-	10,125,000	10,125	142,875	-	(12,326)	-	140,674

Comprehensive income (loss)
Net loss for the year ended August 31, 1999	-	-	-	-	-	-	(77,946)	(77,946)	(77,946)
Total comprehensive loss								(77,946)

Balance, August 31, 1999	-	-	10,125,000	10,125	142,875	-	(90,272)	-	62,728

Comprehensive income (loss)
Net loss for the year ended August 31, 2000	-	-	-	-	-	-	(12,446)	(12,446)	(12,446)
Total comprehensive loss								(12,446)

Balance, August 31, 2000	-	-	10,125,000	10,125	142,875	-	(102,718)	-	50,282

Comprehensive income (loss)
Net loss for year ended August 31, 2001	-	-	-	-	-	-	(12,904)	(12,904)	(12,904)
Total comprehensive loss								(12,904)

Balance, August 31, 2001	-	-	10,125,000	10,125	142,875	-	(115,622)	-	37,378

Comprehensive income (loss)
Net loss for the year ended August 31, 2002	-	-	-	-	-	-	(54,935)	(54,935)	(54,935)
Total comprehensive loss								(54,935)

Balance, August 31, 2002	-	-	10,125,000	10,125	142,875	-	(170,557)	-	(17,557)

Restricted common stock issued to a related party to satisfy outstanding management fees at $0.003 per share on December 19, 2002	-	-	24,000,000	24,000	56,000	-	-	-	80,000

Restricted common stock issued to a related party to satisfy outstanding management fees at $0.003 per share on March 18, 2003	-	-	6,999,600	7,000	16,332	-	-	-	23,332

Comprehensive income (loss)
Net loss for the year ended August 31, 2003	-	-	-	-	-	-	(97,662)	(97,662)	(97,662)
Total comprehensive loss								(97,662)

Balance, August 31, 2003	-	-	41,124,600	41,125	215,207	-	(268,219)	-	(11,887)

Comprehensive income (loss)
Net loss for the year ended August 31, 2004	-	-	-	-	-	-	(19,787)	(19,787)	(19,787)
Total comprehensive loss								(19,787)

Balance, August 31, 2004	-	-	41,124,600	41,125	215,207	-	(288,006)	-	(31,674)

Comprehensive income (loss)
Net loss for the year ended August 31, 2005	-	-	-	-	-	-	(103,142)	(103,142)	(103,142)
Total comprehensive loss								(103,142)

Balance, August 31, 2005	-	-	41,124,600	41,125	215,207	-	(391,148)	-	(134,816)

Issuance of common stock and warrants at $0.17 per share on May 16, 2006	-	-	3,000,000	3,000	497,000	-	-	-	500,000

Comprehensive income (loss)
Net loss for the year ended August 31, 2006	-	-	-	-	-	-	(157,982)	(157,982)	(157,982)
Total comprehensive loss								(157,982)

Balance, August 31, 2006	-	-	44,124,600	44,125	712,207	-	(549,130)	-	207,202

Exercise of Class A Warrants at $0.167per share during November - December 2006	-	-	3,000,000	3,000	497,000	-	-	-	500,000

Exercise of Class B Warrants at $0.183per share November - May 2007	-	-	3,000,000	3,000	547,000	-	-	-	550,000

Exercise of Class C Warrants at $0.50per share during August 2007	-	-	980,000	980	489,020	-	-	-	490,000

Exercise of Class D Warrants at $0.55per share during August 2007	-	-	880,000	880	483,120	-	-	-	484,000

Exercise of Class E Warrants at $0.60per share during August 2007	-	-	880,000	880	527,120	-	-	-	528,000

Issuance of common stock and warrants at $0.50 per share on April 23, 2007	-	-	1,000,000	1,000	499,000	-	-	-	500,000

Dividend paid - spin off of MircoChannel
Technologies Corporation	-	-	-	-	-	-	(400,000)	-	(400,000)

Comprehensive income (loss)
Foreign currency translation adjustments	-	-	-	-	-	(1,811)	-	(1,811)	(1,811)

Net loss for the year ended August 31, 2007	-	-	-	-	-	-	(1,442,769)	(1,442,769)	(1,442,769)
Total comprehensive loss								(1,444,580)

Balance, August 31, 2007	-	-	53,864,600	53,865	3,754,467	(1,811)	(2,391,899)		1,414,622

Common stock and warrants issued for cash and services at $1.00 per Unit in February 2008	-	-	3,675,000	3,675	3,392,280	-	-	-	3,395,955

Exercise of Class C Warrants at $0.50per share during March 2008	-	-	20,000	20	9,980	-	-	-	10,000

Exercise of Class D Warrants at $0.55per share during May 2008	-	-	20,000	20	10,980	-	-	-	11,000

Exercise of Class F Warrants at $1.25per share during April - May 2008	-	-	175,000	175	218,575	-	-	-	218,750

Stock based compensation	-	-	-	-	3,600,303	-	-	-	3,600,303

Comprehensive income (loss)
Foreign currency translation adjustments	-	-	-	-	-	12,504	-	12,504	12,504

Net loss for the year ended August 31, 2008	-	-	-	-	-	-	(5,721,545)	(5,721,545)	(5,721,545)
Total comprehensive loss								(5,709,041)

Balance, August 31, 2008	-	-	57,754,600	57,755	10,986,585	10,693	(8,113,444)		2,941,589

Exercise of Class E Warrants at $0.60per share during July 2009	-	-	20,000	20	11,980	-	-	-	12,000

Exercise of Class F Warrants at $1.25 per share during July - August 2009	-	-	826,000	826	1,031,674	-	-	-	1,032,500

Stock based compensation	-	-	-	-	183,312	-	-	-	183,312

Reversal of stock based compensation due to forfeiture of stock options	-	-	-	-	(3,591,093)	-	-	-	(3,591,093)

Comprehensive income
Foreign currency translation adjustments	-	-	-	-	-	(10,693)	-	(10,693)	(10,693)

Net loss for the year ended August 31, 2009	-	-	-	-	-	-	1,961,175	1,961,175	1,961,175
Total comprehensive income								1,950,482

Balance, August 31, 2009	-	-	58,600,600	58,601	8,622,458	-	(6,152,269)		2,528,790

Stock based compensation	-	-	-	-	661,040	-	-	-	661,040

Reversal of stock based compensation due to forfeiture of stock options	-	-	-	-	(478,971)	-	-	-	(478,971)

Cumulative adjustment upon adoption of ASC 815-40	-	-	-	-	(1,785,560)	-	(342,771)	-	(2,128,331)

Net loss for the year ended August 31, 2010	-	-	-	-	-	-	(233,136)	(233,136)	(233,136)
Total comprehensive loss								$(233,136)

Balance, August 31, 2010	-	$-	58,600,600	$58,601	$7,018,967	$-	$(6,728,176)		$349,392

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(Formerly "Octillion Corp.")
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 2010 AND 2009 AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2010
(Expressed in U.S. Dollars)

			Cumulative
	Year Ended		May 5, 1998
	August 31,		(Inception) to
	2010	2009	August 31, 2010

Cash flows from operating activities
Income (loss) from continuing operations	$(233,136)	$1,961,175	$(5,823,308)
Add: loss from discontinued operations	-	-	(162,097)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation	-	-	4,482
Stock based compensation expense	661,040	183,312	4,444,655
Reversal of stock based compensation expense due to forfeiture of stock options	(478,971)	(3,591,093)	(4,070,064)
Change in fair value of warrant liability	(2,120,272)	-	(2,120,272)
Loss of disposal of fixed assets	-	-	5,307
Payable written off	-	-	(30,000)
Common stock issued for services	-	-	3,000
Common stock issued for debt settlement	-	-	103,332
Changes in operating assets and liabilities:
Decrease (increase) in deferred research and development costs	(24,648)	100,960	(64,207)
Increase in prepaid expenses and other current assets	(6,792)	(7,086)	(14,378)
Increase (decrease) in accounts payable	(30,914)	63,136	67,553
Increase in accrued liabilities	-	-	156,109
Increase in accounts payable - related party	-	-	30,000
Net cash used in operating activities	(2,233,693)	(1,289,596)	(7,469,888)

Cash flows from investing activity
Purchase of fixed assets	-	-	(9,789)
Net cash used in investing activity	-	-	(9,789)

Cash flows from financing activities
Proceeds from the issuance of common stock and exercise of warrants, net	-	1,044,500	8,382,205
Repayment of promissory note	-	-	(155,000)
Proceeds from promissory notes	-	-	155,000
Dividend paid	-	-	(400,000)
Net cash provided by financing activities	-	1,044,500	7,982,205

Increase (decrease) in cash and cash equivalents	(2,233,693)	(245,096)	502,528

Effect of foreign currency translation	-	(10,693)	-

Cash and cash equivalents at beginning of period	2,736,221	2,992,010	-

Cash and cash equivalents at end of period	$502,528	$2,736,221	$502,528

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$267	$11,002
Income taxes paid in cash	$-	$-	$-

Supplemental disclosure of non-cash transactions:
Accrued management fees converted to equity	$-	$-	$103,332
Warrants issued for broker commissions	$-	$-	$642,980

(The accompanying notes are an integral part of these consolidated financial statements)

NEW ENERGY TECHNOLOGIES, INC.
(Formerly “Octillion Corp.”)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2010 and 2009
(Expressed in U.S. Dollars)

Note 1. Organization and Description of Business

New Energy Technologies, Inc. (the “Company”) was incorporated in the State of Nevada on May 5, 1998, under the name “Octillion Corp.” On December 2, 2008, the Company amended its Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Sungen Energy, Inc. (“Sungen”), Kinetic Energy Corporation (“KEC”), Octillion Technologies Limited (“Octillion Technologies”), and New Energy Solar Corporation (“New Energy Solar”).

Sungen was incorporated on July 11, 2006 in the State of Nevada and has no assets and no liabilities.

KEC was incorporated on June 19, 2008 in the State of Nevada and has no assets and no liabilities.

Octillion Technologies was incorporated on April 11, 2007 in the Province of British Columbia, Canada for providing administrative services to the Company’s Canadian office. The Company ceased to conduct business in Canada on August 31, 2008 and closed this office. As a result, the Company dissolved Octillion Technologies and eliminated all intercompany balances, effective December 1, 2008.

New Energy Solar was incorporated on February 9, 2009 in the State of Florida and has no assets and no liabilities.

On August 22, 2007, the Company spun off its wholly-owned biotechnology subsidiary, MicroChannel Technologies Corporation (“MicroChannel”) with the shareholders of the Company. The net assets and results of operations of MicroChannel of the prior period have been reclassified as discontinued operations.

Since inception, the Company has been a technology incubator focused on the identification, acquisition, development and eventual commercialization of emerging technologies initially in the biotech and subsequently in the alternative energy sectors. However, commencing in August 2007 with the spinoff of the Company’s then wholly-owned subsidiary, MicroChannel Technologies Corporation, the Company elected to focus all of its resources on alternative energy technologies. Accordingly, effective December 2, 2008 the Company changed its name to “New Energy Technologies, Inc.” so as to more accurately reflect its focus on alternative energy technologies. The Company’s strategy is to develop new technologies and, where warranted, acquire rights to obtain licenses to technologies and products that are being developed by third parties, primarily universities and government agencies, through sponsored research and development agreements.

The Company conducts its current operations through its two wholly-owned subsidiaries:

•	KEC; and
•	New Energy Solar

The Company is currently focusing its development efforts on two technologies, namely:

•	MotionPower™ Technology for capturing the kinetic energy of moving vehicles to generate electricity; and

•	SolarWindow™ Technology which enables see-through glass windows to generate electricity by coating their glass surfaces with electricity-generating coatings.

Note 2. Going Concern Uncertainties

The Company is a development stage company, has not generated any revenues, has an accumulated deficit of $6,728,176 as of August 31, 2010, and does not have positive cash flows from operating activities. The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.

Due to the start-up nature of the Company’s business, the Company expects to incur additional losses as it continues to develop its technologies. To date, the Company’s cash flow requirements have primarily been met by a private placement of common stock and warrants for net proceeds of $3,395,955 on February 12, 2008 and proceeds received from the exercise of warrants. Management recognizes that in order to meet the Company’s capital requirements, and continue to operate, additional financing will be necessary. The Company expects to raise additional funds through private or public equity investments in order to support existing operations and expand the range and scope of its business operations. The Company will seek access to private or public equity but there is no assurance that such additional funds will be available for the Company to finance its operations on acceptable terms, if at all. Furthermore, there is no assurance that the net proceeds received from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company’s operations. If the Company is unable to raise additional capital or generate positive cash flow, it is unlikely that the Company will be able to continue as a going concern.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. These consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principles of Consolidation

These consolidated financial statements presented are those of the Company and its wholly-owned subsidiaries, MicroChannel Technologies Corporation, Octillion Technologies Limited, Sungen Energy, Inc. Kinetic Energy Corporation, and New Energy Solar Corporation. As a result of the spin-off of MicroChannel, on August 22, 2007, the net assets and results of operations of MicroChannel have been reclassified as discontinued operations. All significant intercompany balances and transactions have been eliminated.

Accounting Estimates

The preparation of the Company’s consolidated financial statements requires management to make estimates and use assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for the Company include accounting for research and development costs, accounting for stock-based compensation, and valuation of equity instruments. On an on-going basis, the Company evaluates its estimates. Actual results and outcomes may differ materially from these estimates and assumptions.

Reclassifications

Certain reclassifications have been made to prior fiscal year amounts or balances to conform to the presentation adopted in the current fiscal year.

Foreign Operations and Foreign Currency Translation

The functional currencies of the Company’s international subsidiaries are the local currency of the country in which the subsidiary is located. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to accumulated other comprehensive income. Revenues and expenses of the Company’s consolidated foreign operations are translated at the average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in foreign exchange gain or loss.

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid investments with original maturities of three months or less. On occasion, the Company has amounts deposited with financial institutions in excess of federally insured limits.

Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Liabilities valued with Level 3 inputs are described below in “Note 8. warrants.”

The carrying value of cash and cash equivalents, accounts payable, and accrued liabilities approximate their fair value because of the short-term nature of these instruments and their liquidity. The fair value of the Company’s Class F Callable warrants was $8,059 at August 31, 2010, using the Black-Scholes model (see “Note 8. warrants”). Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Research and Development

Research and development costs represent costs incurred to develop the Company’s technology, including salaries and benefits for research and development personnel, allocated overhead and facility occupancy costs, supplies, equipment purchase and repair and other costs. Research and development costs are expensed when incurred, except for nonrefundable advance payments for future research and development activities which are capitalized and recognized as expense as the related services are performed.

During the years ended August 31, 2010 and 2009, the Company incurred $685,549 and $323,848 on research and development activities. From inception (May 5, 1998) to August 31, 2010, the Company incurred $1,446,324 on research and development activities.

Stock-Based Compensation

The Company measures all employee stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period. The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards on the date of grant. The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and risk free interest rates. See “Note 8. warrants” and “Note 9. Stock Options” for additional information on the Company’s stock-based compensation plans.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. The Company reports a liability for unrecognized tax benefits resulting from uncertain income tax positions taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense or other expense, respectively. See “Note 11. Income Taxes” for further discussion.

Segment Reporting

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

Net Income (Loss) Per Share

The computation of basic net income (loss) per share is based on the weighted average number of shares that were outstanding during the year. The computation of diluted net income (loss) per share is based on the weighted average number of shares used in the basic net income (loss) per share calculation plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method for shares subject to stock options and warrants. See “Note 4. Net Income (Loss) Per Share” for further discussion.

All share and per share amounts reflect the 3 for 1 stock split effective September 1, 2006.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Recently Adopted Accounting Pronouncements

The Company reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion. The Company believes that none of the new standards will have a significant impact on its consolidated financial statements.

Note 4. Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common and dilutive common equivalent shares outstanding during the period.

During the year ended August 31, 2010, the Company recorded a net loss. Excluded from the computation of diluted net loss per share for the year ended August 31, 2010, because their effect would be anti-dilutive, are stock options and warrants to acquire 5,776,000 shares of common stock with a weighted-average exercise price of $0.94 per share.

During the year ended August 31, 2009, stock options and warrants to purchase 5,438,500 shares of common stock with a weighted-average exercise price of $0.97 per share were not included in the diluted earnings per share computation as the effects would have been anti-dilutive.

For purposes of earnings per share computations, shares of common stock that are issuable at the end of a reporting period are included as outstanding.

Following is the computation of basic and diluted net income (loss) per share for the years ended August 31, 2010 and 2009:

	Year Ended
	August 31,
	2010	2009

Numerator - net income (loss)	$(233,136)	$1,961,175

Denominator - weighted average number of common shares outstanding -basic and diluted	58,600,600	57,837,460

Basic and diluted net income (loss) per share	$(0.00)	$0.03

Note 5. SolarWindow™ Technology

Current Research Agreements

USF Sponsored Research Agreement, Option Agreement, and License Agreement

On May 20, 2009, the Company, through its wholly-owned subsidiary, New Energy Solar, entered into a research agreement (the “USF Sponsored Research Agreement”) with University of South Florida Board of Trustees (“USF”), for support to the project entitled “Semitransparent Flexible Power Foil (SFPF)” relating to the development of a prototype flexible semi-transparent organic power foil (1ft. x 1ft. dimension) for use as an energy-generating window glass in building-integrated photovoltaic products (the “SolarWindow™ Technology”). Pursuant to SEC Rule 24b-2, the Company submitted a request to the SEC for confidential treatment of certain portions of the USF Sponsored Research Agreement, relating to the payment terms and scope of work under the USF Sponsored Research Agreement. The Company’s request was granted by the SEC on June 11, 2009. Accordingly, the terms of the USF Sponsored Research Agreement have not been disclosed.

On May 20, 2009, the Company, through its wholly-owned subsidiary, New Energy Solar, also entered into an Option Agreement (the “USF Option Agreement”) with the University of South Florida Research Foundation, Inc., a not for profit corporation under Chapter 617 Florida Statutes, and a direct support organization of USF, pursuant to which New Energy Solar has the right to an exclusive option to obtain an exclusive worldwide commercial license under certain patents relating to the SolarWindow™ Technology. Pursuant to SEC Rule 24b-2 the Company submitted a request to the SEC for confidential treatment of certain portions of the USF Option Agreement, relating to the payment terms and scope of work under the USF Option Agreement. The Company’s request was granted by the SEC on June 11, 2009. Accordingly, these terms of the USF Option Agreement have not been disclosed.

On June 21, 2010, the Company, through its wholly-owned subsidiary, New Energy Solar, entered into a license agreement (the “USF License Agreement”) with the University of South Florida Research Foundation. The USF License Agreement is related to the Company’s continuing development of a prototype flexible semi-transparent organic power foil (1ft by 1ft dimension) for an energy-generating window glass in building-integrated photovoltaic products. Pursuant to SEC Rule 24b-2 the Company submitted a request to the SEC for confidential treatment of certain portions of the USF License Agreement, relating to the payment terms under the USF License Agreement. The Company’s request was granted by the SEC on July 7, 2010. Accordingly, certain terms and provisions of the USF License Agreement have not been disclosed.

Effective November 30, 2010, the Company entered into an addendum to the USF License Agreement, with USF expanding the scope of the USF License Agreement (the “Addendum”). On December 3, 2010 the Company filed a confidential treatment request with the SEC regarding certain terms and provisions of the Addendum. The SEC has requested that the Company modify its confidential treatment request to more specifically identify those terms as to which it seeks confidential treatment. The Company is in the process of responding to the SEC’s request.

Terminated Research Agreements

UIUC Sponsored Research Agreement

On August 25, 2006, through its wholly-owned subsidiary, Sungen, the Company entered into a Sponsored Research Agreement (“UIUC Sponsored Research Agreement”) with the University of Illinois at Urbana-Champaign (“UIUC”) for the development of a new patent-pending technology to integrate films of silicon nanoparticle material on glass substrates, acting as photovoltaic solar cells that have the potential to convert normal home and office glass windows into ones capable of converting solar energy into electricity, with limited loss of transparency and minimal changes in manufacturing infrastructure (the “UIUC Silicon Nanoparticle Energy Technology”). On July 23, 2007, the Company through its wholly owned subsidiary, Sungen, amended its Sponsored Research Agreement with the UIUC. Pursuant to this amended Sponsored Research Agreement, the Company agreed to provide an additional $203,617 to the previously awarded amount of $219,201 for a total of $422,818, to the University of Illinois in order to accelerate the development of films of silicon nanoparticle material composed of nanosilicon photovoltaic solar cells that have the potential to convert solar radiation to electrical energy.

The UIUC Sponsored Research Agreement expired on August 22, 2008. As of this date, the Company had advanced a total of $266,709 to the University of Illinois pursuant to the terms of the UIUC Sponsored Research Agreement. Pursuant to the terms of the UIUC Sponsored Research Agreement, the Company was to advance an additional $156,109 to the University of Illinois, which is included in other accrued liabilities at August 31, 2010 and 2009. However, the Company has not made the advance pending determination as to whether funds previously paid to UIUC under the terms of the UIUC Sponsored Research Agreement have been fully expended. The Company is of the opinion that to the extent these funds were not expended they are refundable to the Company.

During both of the years ended August 31, 2010 and 2009 the Company did not record any research and development expense pursuant to the UIUC Sponsored Research Agreement. During the period from inception (May 5, 1998) to August 31, 2010, the Company recorded $422,818 as research and development expense pursuant to the UIUC Sponsored Research Agreement.

Oakland Sponsored Research Agreement

On August 18, 2008, the Company entered into a two-year Sponsored Research Agreement (“Oakland Sponsored Research Agreement”) with scientists at Oakland University to further the development of its photovoltaic technology for generating electricity on transparent glass windows.

Pursuant to the terms of the Oakland Sponsored Research Agreement the Company agreed to advance a total of $348,066 to fund the research and development activities of which $140,519 was payable on or before September 1, 2008, $127,547 was payable on or before October 1, 2009 and $80,000 was payable on demand during the contract period for reimbursement of materials provided by Oakland University. In August 2008, the Company advanced $140,519 to Oakland University pursuant to the Oakland Sponsored Research Agreement. In February 2009, in order to preserve our working capital, the Company decided that it was in its best interest not to proceed forward with the Oakland Sponsored Research Agreement and exercised its termination right by providing written notice to Oakland University of its election to terminate the Oakland Sponsored Research Agreement. As of the termination date of the Oakland Sponsored Research Agreement, $20,220 of the $140,519 initially advanced to Oakland University had been expended; all during the quarter ended February 28, 2009, and is included in research and development expense for the year ended August 31, 2009. The remaining $120,299 was refunded to the Company in April 2009.

Note 6. MotionPower™ Technology

Veryst Agreement

On November 4, 2008, the Company, through its wholly-owned subsidiary, KEC, entered into an agreement (the “Veryst Agreement”) with Veryst Engineering LLC (“Veryst”) relating to the development of a car and truck energy harvester. The Veryst Agreement continues until terminated by either Veryst Engineering LLC or KEC. Pursuant to SEC Rule 24b-2 the Company submitted to the SEC a request for confidential treatment of certain portions of the Veryst Agreement, relating to the payment terms, scope of work and the milestone terms of the license agreement under the Veryst Agreement. The Company’s request was granted on November 25, 2008.

On September 9, 2009, the Company entered into two additional agreements with Veryst whereby Veryst performed additional testing of its vehicle energy harvester and advanced prototyping as well as continued development of a commercial scale truck energy harvester.

During the years ended August 31, 2010 and 2009, the Company recorded $298,915 and $4,176, respectively, as research and development expense pursuant to the agreements with Veryst entered into on September 9, 2009. During the period from inception (May 5, 1998) to August 31, 2010, the Company recorded $303,091 as research and development expense pursuant to these same agreements.

On July 6, 2010, the Company entered into another agreement with Veryst whereby Veryst performed services associated with improving system energy capture and conversion, and enhancing electrical power production.

During the years ended August 31, 2010 and 2009, the Company recorded $48,000 and $0, respectively, as research and development expense pursuant to the agreement with Veryst entered into on July 6, 2010. During the period from inception (May 5, 1998) to August 31, 2010, the Company recorded $48,000 as research and development expense pursuant to the same agreement.

The Company continues to utilize Veryst, on a consulting basis, to further test and calibrate its MotionPower™ Technology.

Sigma Design Agreement

On May 1, 2009, KEC entered into a consulting agreement (the “Initial Sigma Consulting Agreement”) with Sigma Design Company (“Sigma Design”) whereby Sigma Design provided ongoing engineering and product development services relating to the development of the Company’s MotionPower™ Technology. On August 25, 2009, KEC entered into an additional consulting agreement with Sigma Design whereby Sigma Design continued to provide engineering services relating to the development of the Company’s MotionPower™ Technology (the “Additional Sigma Consulting Agreement”). On June 25, 2010, KEC entered into another consulting agreement with Sigma Design whereby Sigma Design will develop a modified prototype for the MotionPower™ Technology, which will deliver more output than the original prototype. The agreements between KEC and Sigma Design are collectively referred to herein as the (“Sigma Design Agreements”). Each of the Sigma Design Agreements may be terminated by either Sigma Design or the Company upon 30 days written notice to the other party. The Company has also engaged Sigma Design to conduct durability field tests of its MotionPower™ Technology.

During the years ended August 31, 2010 and 2009, the Company recorded $197,102 and $69,169, respectively, as research and development expense pursuant to the Sigma Design Agreements and services provided for the durability field tests. During the period from inception (May 5, 1998) to August 31, 2010, the Company recorded $266,271 as research and development expense pursuant to the Sigma Design Agreements and services provided for the durability field tests.

Note 7. Capital Stock

Preferred Stock

At August 31, 2010, there were 1,000,000 shares of preferred stock (par value $0.10 per share) authorized, of which no shares were issued and outstanding. The Board has the authority to issue such stock in one or more series, to fix the number of shares and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Common Stock

On February 12, 2008, the Company consummated the sale of an aggregate of 3,675,000 shares of its common stock and Class F Callable Warrants to purchase up to an additional 3,675,000 shares of the Company’s common stock for aggregate gross proceeds of $3,675,000 pursuant to the terms of a Securities Purchase Agreement dated February 8, 2008 (the “2008 Private Placement”) with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Investors”). The Class F Callable Warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.25 per share.

The number of shares issuable upon exercise of the Class F Callable Warrants and the exercise price of the Class F Callable Warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by the Company of additional securities, unless such issuance is at a price per share which is less than the then applicable exercise price of the Class F Callable Warrants (“Dilutive Issuance”), in which event then the exercise price shall be reduced and only reduced to equal the lower issuance price and the number of shares issuable upon exercise thereof shall be increased such that the aggregate exercise price payable thereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. The potential adjustment to the Class F Callable Warrants exercise price and number of underlying shares of common stock results in a settlement amount that does not equal the difference between the fair value of a fixed number of the Company’s common stock and a fixed exercise price. Accordingly, the Class F Callable Warrants are not considered indexed to the Company’s own stock and therefore need to be accounted for as a derivative. As of August 31, 2010 the Company has not sold any shares of common stock or common stock equivalents that would result in an adjustment to the exercise price or number of shares of common stock underlying the Class F Callable Warrants. See “Note 8. Warrants.”

The Class F Callable Warrants are callable by the Company, at a repurchase price of $0.001 per warrant, subject to certain conditions, after the earlier to occur of (i) the expiration of the then applicable hold periods for a cashless exercise under Rule 144 as promulgated pursuant to the Securities Act of 1933, as amended or (ii) the date the registration statement filed pursuant to the Registration Rights Agreement is declared effective by the SEC, which was declared effective by the SEC on March 21, 2008, if New Energy Technologies, Inc.’s common stock, the volume weighted average price for each of 5 consecutive Trading Days exceeds $1.75.

Pursuant to the 2008 Private Placement and the Registration Rights Agreement, the Company and the Investors have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature.

The Company engaged an agent (the “Agent”) to help in the fund raising efforts of the 2008 Private Placement. The Agent was paid a total cash fee of 7% ($257,250) of the aggregate gross proceeds and Class F Callable Warrants to purchase 514,500 shares of the Company’s common stock valued at $642,980 and representing 7% of the total number of shares purchased by the Investors. In addition, the Agent was reimbursed $6,045 for expenses incurred on behalf of the Company.

At the time of grant, the fair value of the 4,189,500 Class F Callable Warrants was $5,236,875, using the Black-Scholes Option Pricing Model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 159.33%, risk-free interest rates of 4.76%, and expected lives of 3 years. The proceeds received pursuant to the 2008 Private Placement allocated to the warrants were $2,337,885.

Note 8. Warrants

Class E Warrants

On April 23, 2010, the Company’s outstanding 100,000 Class E Warrants expired unexercised. Therefore, as of August 31, 2010, there are no Class E Warrants outstanding.

Class F Callable Warrants

On February 12, 2008, the Company completed the 2008 Private Placement (see “Note 7. Capital Stock”). Pursuant to the 2008 Private Placement and payment of a commission to an Agent, the Company issued 4,189,500 Class F Callable Warrants, each to purchase a share of common stock at $1.25 per share, expiring on February 12, 2011. Refer to “Note 7. Capital Stock - Common Stock” for additional disclosures regarding the terms and conditions related to the Class F Callable Warrants.

As of August 31, 2010, there were 3,188,500 Class F Callable Warrants outstanding and exercisable.

Class F Callable Warrant Liability

On September 1, 2009, the Company adopted guidance which is now part of ASC 815-40, Contracts in Entity’s Own Equity. The Company determined that its Class F Callable Warrants contained a Dilutive Issuance provision. As a result, the Company reclassified 3,188,500 of its Class F Callable Warrants to long-term warrant liability, resulting in a cumulative adjustment to accumulated deficit as of September 1, 2009 of $342,771.

The Company’s Class F Callable Warrants are considered derivative financial liabilities and are therefore required to be adjusted to fair value each quarter. Fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the Company uses a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

The Company has valued its warrant liability at August 31, 2010 using a Black-Scholes model (Level 3 inputs) containing the following assumptions: dividend yield of 0%, expected volatility of 68.99%, risk-free interest rate of 0.19%, and expected term of 0.45 years. The Company recorded a non-cash gain related to the Class F Callable Warrants of $2,120,272 during the year ended August 31, 2010. The Company does not intend to sell any shares of common stock or common stock equivalents at a price that is below the exercise price of Class F Callable Warrants, prior to their expiration date of February 12, 2011, which would result in an adjustment to the exercise price or number of shares of common stock underlying the Class F Callable Warrants. Since the Company determined that the future probability of a Dilutive Issuance is deemed unlikely, it did not have a material impact on the fair value of the Class F Callable Warrants at August 31, 2010.

The following reconciles the warrant liability for the year ended August 31, 2010:

Beginning Balance, September 1, 2009	$2,128,331
Change in fair value of warrant liability	(2,120,272)
Ending Balance, August 31, 2010	$8,059

There were no Class E Warrants or Class F Callable Warrants granted or exercised during the year ended August 31, 2010. During the year ended August 31, 2009, the Company received cash proceeds of $1,044,500 for the exercise of 20,000 Class E Warrants and 826,000 Class F Warrants.

Note 9. Stock Options

On October 10, 2006, the Board (the “Board”) of the Company adopted and approved the 2006 Incentive Stock Option Plan (the “2006 Stock Plan”) that provides for the grant of stock options to employees, directors, officers and consultants. The 2006 Stock Plan provides for the granting of stock options to purchase a maximum of 15,000,000 shares of the Company’s common stock. Stock options granted to employees under the Company’s 2006 Stock Plan generally vest over two to five years or as otherwise determined by the plan administrator. Stock options to purchase shares of the Company’s common stock expire no later than ten years after the date of grant.

The per share exercise price for each stock option is determined by the Board and may not be below fair market value on the date of grant. The fair market value of the Company’s common stock is the closing price of the common stock as listed on the Over the Counter Bulletin Board (the “OTCBB”) on the date of grant or, if the Company’s common stock is not traded on the date of grant, the first day of active trading following the date of grant.

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period. The grant date fair value of stock options is based on the price of a share of the Company’s common stock on the date of grant. In determining the grant date fair value of stock options, the Company uses the Black-Scholes option pricing model which requires management to make assumptions regarding the option lives, expected volatility, and risk-free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term. The Company does not anticipate declaring dividends in the foreseeable future. Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option. The Company uses the “simplified” method for determining the expected term of its “plain vanilla” stock options. The Company recognizes compensation expense for only the portion of stock options that are expected to vest. Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates. If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods.

A summary of the Company’s stock option activity for the years ended August 31, 2010 and 2009 and related information follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at August 31, 2008	1,350,000	$1.66		$
Grants	2,150,000	0.54
Forfeitures	(1,350,000)	1.63
Outstanding at August 31, 2009	2,150,000	0.56
Grants	2,800,000	0.54
Forfeitures	(2,250,000)	0.52
Outstanding at August 31, 2010	2,700,000	0.57	8.1 years		16,000

Exercisable at August 31, 2010	500,000	0.55	1.3 years		12,400

Available for grant at August 31, 2010	12,300,000

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of its fourth quarter of 2010 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on August 31, 2010. The intrinsic value changes based on the fair market value of the Company’s common stock.

The following table sets forth the share-based compensation cost resulting from stock option grants, including those previously granted and vesting over time, that were recorded in the Company’s Statements of Operations for the years ended August 31, 2010 and 2009:

	Year Ended
	August 31,
	2010	2009

Wages and benefits	$111,691	$(3,451,959)
Professional fees	70,378	44,178
Total	$182,069	$(3,407,781)

Stock Options Granted to and Forfeited by Meetesh Patel

Mr. Meetesh Patel was appointed a Director of the Company on September 19, 2008, the President and Chief Executive Officer (“CEO”) on October 15, 2008 and the Chief Financial Officer (“CFO”) on January 9, 2009. On August 9, 2010, Mr. Patel resigned from all executive positions held with the Company and as one of its directors.

Pursuant to an Employment Agreement dated June 24, 2009 with Mr. Patel, the Board approved an annual salary of $150,000, a stipend of $1,200 per month, beginning October 15, 2008, the date he was appointed President and Chief Executive Officer and continuing the duration of the term of the Employment Agreement to cover medical insurance premiums until such time as we could provide an alternative medical insurance plan, and the grant of a stock option to purchase up to 2,000,000 shares of the Company’s common stock, subject to certain vesting requirements, at an exercise price of $0.52 per share, the fair market value of the Company’s common stock on the date of grant. The grant date fair value of the 2,000,000 stock options was estimated at $0.49 each, for a total of $980,000, using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 147.10%, risk-free interest rate of 3.39%, and expected life of 6.25 years. Pursuant to the stock option agreement, all unvested stock options were forfeited when Mr. Patel ceased to serve as an officer or director of the Company. Therefore, effective upon resignation, all 2,000,000 unvested stock options were forfeited by Mr. Patel. During the years ended August 31, 2010 and 2009, the Company recorded stock compensation of $344,021 and $121,819, respectively, for the amortization of the fair value of this stock option. Since the stock option was forfeited prior to any of it vesting, the $465,840 previously recognized for stock compensation was reversed on August 9, 2010, the date of forfeiture.

On December 15, 2009, the Board approved, and the Company granted a stock option to Mr. Patel to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $0.44 per share, the fair market value of the Company’s common stock on the date of grant. The stock option granted to Mr. Patel was fully vested and exercisable upon grant. The grant date fair value of the 250,000 stock options was estimated at $0.33 each, for a total of $82,500, using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 143.72%, risk-free interest rate of 0.88%, and expected life of 2.5 years. Pursuant to the stock option agreement, Mr. Patel has 90 days following the date he ceased to be an officer or director of the Company to exercise these stock options. Accordingly, Mr. Patel had until November 7, 2010 to exercise the 250,000 stock options granted to him. During the year ended August 31, 2010, the Company recorded stock compensation of $82,500 related to this grant. Since the fair value of the stock options was recognized as expense upon grant and the stock options were fully vested, the Company did not record any reversal of stock compensation related to this grant upon Mr. Patel’s resignation. On November 1, 2010, Mr. Patel exercised 70,000 of the 250,000 stock options granted to him on December 15, 2009. The remaining 180,000 stock options were forfeited, unexercised, effective November 7, 2010.

On April 6, 2010, the Company entered into an amendment to the Employment Agreement dated June 24, 2009 with Mr. Patel (the “Amended Employment Agreement”), pursuant to which Mr. Patel agreed to continue to serve as the Company’s President and CEO, until March 31, 2011 (the “Employee Employment Commitment”). In consideration of the Employee Employment Commitment, Mr. Patel was granted a stock option to purchase up to 150,000 shares of the Company’s common stock at an exercise price of $0.58 per share, the fair market value of the Company’s common stock on the date of grant. Subject to the terms, restrictions and earlier termination provisions as set forth in the option agreement dated April 6, 2010 between the Company and Mr. Patel, the option vests as follows:

(a)	as to 37,500 on June 30, 2010;
(b)	as to 37,500 on September 30, 2010;
(c)	as to 37,500 on December 31, 2010; and
(d)	as to 37,500 on March 31, 2011.

The grant date fair value of the 150,000 stock options was estimated at $0.48 each, for a total of $72,403, using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 139.58%, risk-free interest rate of 2.71%, and expected life of 3.75 years. As of the date that Mr. Patel tendered his resignation, 37,500 of the 150,000 stock options had vested. Pursuant to the stock option agreement, the vesting of this stock option was accelerated when the Company mutually terminated the Amended Employment Agreement between the Company and Mr. Patel and Mr. Patel has the right at any time within the then remaining exercise period of such vested stock options to exercise the 150,000 stock options granted to him on April 6, 2010. During the year ended August 31, 2010, the Company recorded stock compensation of $72,403 related to this grant. On November 1, 2010, Mr. Patel exercised all 150,000 of these stock options via the cashless exercise option set forth in the option agreement and the Company issued 80,952 shares of its common stock in full settlement of this of this stock option exercise.

Stock Options Granted to and Forfeited by John A. Conklin

On April 1, 2010, the Company entered into a consulting agreement with Mr. John A. Conklin whereby Mr. Conklin provided technical advice, guidance, and management oversight to help advance the commercial development of the Company’s technologies, including but not necessarily limited to its SolarWindow™ and MotionPower™ technologies. In consideration of Mr. Conklin’s services, the Company paid Mr. Conklin $11,000 per calendar month for the first three calendar months of the consulting agreement and $12,444 for each calendar month of service thereafter. In additional consideration of Mr. Conklin’s services, the Company granted Mr. Conklin a stock option to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $0.54 per share, the fair market value of the Company’s common stock on the date of grant. The stock option granted Mr. Conklin vests upon the achievement of specific technical, product development, and/or business milestones. The grant date fair value of the 250,000 stock options was estimated at $0.48 each for a total of $119,975, using the Black-Scholes option pricing model with the following weighted average assumptions: 0% dividend yield, expected volatility of 139.53%, risk-free interest rate of 2.59%, and expected life of five years. Under the terms of the stock option agreement, the stock option agreement terminates and there will be no further vesting of stock options effective as of the date that Mr. Conklin ceases to provide consulting services to the Company. Upon termination of such service, Mr. Conklin will have a specified period of time to exercise vested stock options, if any.

Upon Mr. Patel’s resignation, the Company appointed Mr. Conklin to serve as the Company’s President, CEO, and CFO, effective August 9, 2010. Pursuant to Mr. Conklin’s Employment Agreement dated August 9, 2010, the 250,000 stock options previously granted to him on April 1, 2010 were forfeited. During the year ended August 31, 2010, the Company recorded stock compensation of $13,131 for the amortization of the fair value of the 250,000 stock options. Since the stock option was forfeited prior to any of it vesting, the $13,131 previously recognized for stock compensation was reversed on August 9, 2010, the date of forfeiture, resulting in a net $0 impact to the consolidated financial statements.

Pursuant to Mr. Conklin’s Employment Agreement dated August 9, 2010, the Board approved an annual salary of $150,000, a stipend of $1,000 per month during the term of Mr. Conklin’s Employment Agreement to cover medical insurance premiums until such time as the Company can provide an alternative medical insurance plan, and the grant of a stock option to purchase up to 2,000,000 shares of the Company’s common stock, subject to certain vesting requirements, at an exercise price of $0.55 per share. The stock option expires ten years from the date of grant, on August 9, 2020. Subject to the restrictions and earlier termination provisions set forth in the stock option agreement, the option vests as follows:

1. as to 500,000 shares or such portion thereof as may be determined by the Board at its sole discretion, when one or more of the following items related the development, production, manufacturing, and sale of any commercially viable product have been successfully executed:

(a) completion of final design and/or engineering;
(b) the establishment of manufacturing facilities, whether in-house or outsourced; and
(c) the initial filing of any product safety approval applications, if required, in order to allow for the commercial sale of products by the Company;

2. as to 500,000 shares upon commencing commercial sales of any of the Company’s products, as reported in the Company's financial statements, whether to retail customers or wholesale customers;

3. 100,000 shares for each calendar year of service in an Executive Position for the next five years (500,000 shares in the aggregate), which shall become exercisable as follows:

(a) as to 100,000 shares on August 9, 2011;
(b) as to 100,000 shares on August 9, 2012;
(c) as to 100,000 shares on August 9, 2013;
(d) as to 100,000 shares on August 9, 2014; and
(e) as to 100,000 shares on August 9, 2015.

4. as to 500,000 shares when, to the Board’s satisfaction, the Company enters into a favorable business partnership with a third-party commercial organization in the industry segment related to the Company’s product development and sales efforts, under any of the following conditions:

(a) a product development relationship whereby the third-party partner makes a significant financial investment, as determined at the Board’s discretion, directed towards the development of the Company’s products; or
(b) a product development relationship whereby the third-party partner invests significant research and development resources, as determined at the Board’s discretion, directed towards the development of the Company’s products; or
(c) a strategic partnership with the third-party partner where, as determined at the Board’s discretion, such a partnership provides significant business advantages to the Company which it would otherwise not have, whether related to product development, commercial sales, industry position, or business reputation.

The fair market value of the Company’s common stock on the date of grant was $0.54 per share. The grant date fair value of the 2,000,000 stock options was estimated at $0.50 each, for a total of $1,008,814, using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 134.81%, risk-free interest rate of 2.21%, and expected life of 7.2 years. During the year ended August 31, 2010, the Company recorded stock compensation of $78,607 for the amortization of the fair value of this stock option.

Stock Options Granted to Board Members

On December 15, 2009, the Board approved, and the Company granted, a stock option to each of three of its non-employee directors permitting each to purchase, subject to applicable vesting provisions, 50,000 shares of the Company’s common stock at an exercise price of $0.44 per share, the fair market value of the Company’s common stock on the date of grant. Each stock option expires five years from the date of grant, on December 15, 2014 and vests as follows: (a) as to 20,000 shares on December 16, 2009; (b) as to 15,000 shares on December 16, 2010; and (c) as to 15,000 shares on December 16, 2011. The stock options are further subject to the terms and conditions of a stock option agreement between each director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The grant date fair value of each 50,000 stock option was estimated at $0.35 each, for a total of $17,500, using the Black-Scholes option pricing model with the following weighted average assumptions: 0% dividend yield, expected volatility of 140.41%, risk-free interest rate of 1.38%, and expected life of 3.25 years. During the year ended August 31, 2010, the Company recorded stock compensation of $37,734 for the amortization of the fair value of these stock options.

In addition to stock compensation recorded for the stock option grants and forfeitures discussed above, the Company recorded stock compensation of $32,645 during the year ended August 31, 2010 for stock options previously granted and vesting over time.

During the year ended August 31, 2009, the Company recorded stock compensation of $183,312 for stock options previously granted to Board members and the former consultant CFO, Frank Fabio, that vest over time. During the year ended August 31, 2009, the Company also recorded a reversal of stock compensation expense previously recorded of $3,591,093 for the forfeiture of stock options upon the resignation of Mr. Fabio as the Company’s CFO, Mr. Nicholas Cucinelli as the Company’s CEO, and Mr. Gladwin as a director of the Company.

As of August 31, 2010, the Company had $980,126 of total unrecognized compensation cost related to unvested stock options which is expected to be recognized over a period of 5.0 years.

The following table summarizes information about stock options outstanding and exercisable at August 31, 2010:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
	Options	Contractual	Exercise	Options	Contractual	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price

$ 0.44	400,000	1.7	$0.44	310,000	1.0	$0.44
0.55	2,000,000	9.9	0.55	—	—	—
0.58	150,000	0.3	0.58	150,000	0.3	0.58
0.85	100,000	8.0	0.85	20,000	8.0	0.85
1.66	50,000	7.5	1.66	20,000	7.5	1.66
$ 0.44 – $ 1.66	2,700,000	8.1	$0.57	500,000	1.3	$0.55

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

Note 10. Related Party Transactions

During the years ended August 31, 2010 and 2009, the Company incurred $313,481, including stock compensation of $111,690, as compensation for services that executive officers provided to the Company.

Non-employee Board members receive $2,500 per quarter for services rendered in the capacity of a Board member.

During the year ended August 31, 2010, the Company incurred $100,379, including stock compensation of $70,379, for services rendered by non-employee directors of the Company, which is included in professional fees.

During the year ended August 31, 2009, the Company incurred $75,911, including stock compensation of $44,178, for services rendered by non-employee directors of the Company, which is included in professional fees.

On December 15, 2009, the Board approved, and the Company granted, a stock option to each of three of its non-employee directors permitting each to purchase, subject to applicable vesting provisions, 50,000 shares of the Company’s common stock at an exercise price of $0.44 per share, the fair market value of the Company’s common stock on the date of grant. Each stock option expires five years from the date of grant, on December 15, 2014 and vests as follows: (a) as to 20,000 shares on December 16, 2009; (b) as to 15,000 shares on December 16, 2010; and (c) as to 15,000 shares on December 16, 2011. The stock options are further subject to the terms and conditions of a stock option agreement between each director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The grant date fair value of each 50,000 stock option was estimated at $0.35 each, for a total of $17,500, using the Black-Scholes option pricing model with the following weighted average assumptions: 0% dividend yield, expected volatility of 140.41%, risk-free interest rate of 1.38%, and expected life of 3.25 years. During the year ended August 31, 2010, the Company recorded stock compensation of $37,734 for the amortization of the fair value of these stock options.

On September 9, 2008, the Company granted a stock option to each of two of its directors permitting each to purchase, subject to applicable vesting provisions, 50,000 shares of the Company’s common stock at an exercise price of $0.85 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on September 9, 2009, and annually thereafter. The stock options are further subject to the terms and conditions of a stock option agreement between each director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The fair value of the aggregate 100,000 stock options granted was estimated at $0.77 each, for a total of $77,000. During the years ended August 31, 2010 and 2009 the Company recorded $19,763 and $35,163 as stock compensation expense related to these stock options.

On March 10, 2008, the Company granted a stock option to each of two of its directors permitting each to purchase, subject to applicable vesting provisions, 50,000 shares of the Company’s common stock at an exercise price of $1.66 per share. Each stock option vests in five equal annual installments of 10,000 options each, commencing on February 8, 2009 and annually thereafter. The stock options are further subject to the terms and conditions of a stock option agreement between each director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have a specified period of time to exercise vested stock options, if any. The fair value of the aggregate 100,000 stock options granted was $123,000. During the years ended August 31, 2010 and 2009, the Company recorded $12,882 and $22,277 as stock compensation expense related to these stock options.

Stock compensation recorded during the year ended August 31, 2009 includes the reversal of stock compensation expense of $13,262 recorded in fiscal year 2008 for Mr. Gladwin’s stock option. On September 9, 2008, Mr. Gladwin resigned from the Company’s Board. Upon Mr. Gladwin’s resignation, the stock option granted to him on March 10, 2008 to purchase 50,000 shares of common stock was forfeited.

During the years ended August 31, 2010 and 2009, the law firm of Sierchio & Company, LLP (“S&C LLP”), the Company’s corporate and securities legal counsel, provided $144,038 and $102,460 of legal services to the Company. Joseph Sierchio, a non-employee director of the Company, is a principal of S&C LLP. At August 31, 2010, the Company owed S&C LLP $7,950 which is included in accounts payable.

The Company’s corporate office is located at 9192 Red Branch Road, Suite 110, Columbia, Maryland 21045. On December 1, 2009, the Company entered into a one year sublease agreement with MVP Law Group, P.A., of which the Company’s former Chief Executive Officer and President is a founder and managing attorney. Rent for this office space is $900 per month through November 30, 2010. The Company’s sublease with MVP Law Group, P.A., will renew effective December 1, 2010 for an additional twelve months, at which time its monthly rent will increase to $1,100 per month. Additionally, the Company paid a $900 security deposit.

All related party transactions are recorded at the exchange amount established and agreed to between related parties and are in the normal course of business.

Note 11. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at August 31, 2010 and 2009 are as follows:

	Year Ended
	August 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$1,270,464	$864,813
Capitalized research and development	418,152	209,575
Stock based compensation	127,361	65,457
Accrued research and development fees	53,077	53,077
Research and development credit carry forward	85,179	37,808
Total deferred tax assets	1,954,233	1,230,730

Less: valuation allowance	(1,954,233)	(1,230,730)
Net deferred tax asset	$—	$—

The net increase in the valuation allowance for deferred tax assets was $723,503 for the year ended August 31, 2010. The net decrease in the valuation allowance for deferred tax assets was $720,778 for the year ended August 31, 2009. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

For federal income tax purposes, the Company has net U.S. operating loss carry forwards at August 31, 2010 available to offset future federal taxable income, if any, of $3,736,660, which will fully expire by the fiscal year ended August 31, 2030. Accordingly, there is no current tax expense for the years ended August 31, 2010 and 2009. In addition, the Company has research and development tax credit carry forwards of $85,179 at August 31, 2010, which are available to offset federal income taxes and begin to expire during the year ended August 31, 2026.

The utilization of the tax net operating loss carry forwards may be limited due to ownership changes that have occurred as a result of sales of common stock.

The effects of state income taxes were insignificant for the years ended August 31, 2010 and 2009.

The following is a reconciliation between expected income tax benefit (expense) and actual, using the applicable statutory income tax rate of 34% for the years ended August 31, 2010 and 2009:

	Year Ended
	August 31,
	2010	2009

Income tax benefit (expense) at statutory rate	$79,266	$(666,800)
Non-deductible fund raising costs	-	(17,440)
Non-deductible meals and entertainment	(1,915)	(2,445)
Liquidation of Canadian subsidiary - permanent difference	(99,724)	-
Change in fair value of warrant liability	720,892	-
Research and development credit	47,372	13,683
Other	(22,388)	(47,776)
Change in valuation allowance	(723,503)	720,778
	$-	$-

The fiscal years 2007 through 2010 remain open to examination by federal authorities and other jurisdictions in which the Company operates.

Note 12: Subsequent Events

Subsequent to August 31, 2010 and as of the date of this report, investors exercised an aggregate of 3,039,500 Class F Callable Warrants pursuant to which the Company received proceeds of $3,799,375 and issued 3,039,500 shares of its common stock.

On November 1, 2010, Mr. Meetesh Patel exercised an aggregate of 220,000 stock options previously granted to him. Pursuant to the terms of the stock option agreements, the Company received proceeds of $30,800 and issued 150,952 shares of its common stock. Please refer to “Note 9. Stock Options.”

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

Securities and exchange commission filing fee	$
NYSE Amex Listing Fee	$
Accounting fees and expenses	$
Legal fees and expenses	$
Transfer agent and fees	$
Printing and mailing expenses	$
Miscellaneous	$
Total	$

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws also contain broad indemnification provisions. We have entered into indemnification agreements with each of our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On April 23, 2007, we completed a private placement of 333,334 units at a price of $1.50 each to six individuals all of whom reside in British Columbia, Canada. Each unit consisted of one share of our common stock, one Class C Non-redeemable warrant to purchase a share of common stock at $1.50 per share for a period of 18 months from the date of issuance, one Class D Non-redeemable warrant to purchase a share of common stock at $1.68 per share for a period of 24 months from the date of issuance and one Class E Non-redeemable warrant to purchase a share of common stock at $1.80 per share for a period of 36 months from the date of issuance. We believe that these sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation S as promulgated thereunder.

On February 12, 2008, we consummated the sale an aggregate of 1,225,000 shares of our common stock and Class F Callable Warrants to purchase up to an additional 1,225,000 shares of our common stock at a purchase price of $3.00 per unit for an aggregate purchase price of $3,675,000 pursuant to the terms of a Securities Purchase Agreement dated February 8, 2008, with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Class F Callable Warrants have an exercise price of $3.75 per share and expire on February 12, 2011.

The offer and sale of the securities was made to a limited number of institutional and other accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(2) under the Securities Act and Regulation D promulgated thereunder. There was no general solicitation or advertising with respect to the private placement and each of the purchasers provided written representations of an intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities.

           On April 6, 2010, the Company entered into an amendment to the Employment Agreement dated June 24, 2009 with Mr. Patel (the “Amended Employment Agreement”), pursuant to which Mr. Patel agreed to continue to serve as the Company’s President and CEO, until March 31, 2011 (the “Employee Employment Commitment”). In consideration of the Employee Employment Commitment, Mr. Patel was granted a stock option to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $1.74 per share. Subject to the terms, restrictions and earlier termination provisions as set forth in the option agreement dated April 6, 2010 between the Company and Mr. Patel, the option vests as follows:

(f)	as to 12,500 on June 30, 2010;
(g)	as to 12,500 on September 30, 2010;
(h)	as to 12,500 on December 31, 2010; and
(i)	as to 12,500 on March 31, 2011.

On August 9, 2010, Mr. Patel resigned from all executive positions held with us and as one of our directors. As of the date of Mr. Patel’s resignation, 12,500 of his 50,000 stock options had vested. Pursuant to the stock option agreement, the vesting of this stock option was accelerated when we mutually terminated the Amended Employment Agreement between us and Mr. Patel and Mr. Patel had the right at any time within the then remaining exercise period of such vested stock options to exercise the 50,000 stock options granted to him on April 6, 2010. On November 1, 2010, Mr. Patel exercised all 50,000 of these stock options via the cashless exercise option set forth in the option agreement and we issued 26,984 shares of our common stock in full settlement of this stock option exercise.

The issuance of the common stock pursuant to the above transaction is exempt from registration pursuant to Section 4(2) of the Securities Act, and the stock certificate contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation, as amended (2)

3.2	Certificate of Amendment to the Articles of Incorporation changing name to New Energy Technologies, Inc. (2)

3.3	Certificate of Amendment to the Articles of Incorporation increasing the authorized shares from 100,000,000 to 300,000,000 (3)

3.4	Certificate of Change to the Articles of Incorporation relating to the one-for-three reverse stock split (3)

3.5	Bylaws (2)

4.1	Form of Common Stock Certificate (1)

4.2	Securities Purchase Agreement dated February 8, 2008 (2)

5.1	Opinion of Sierchio & Company, LLP regarding the legality of the securities being registered (1)

10.1	Employment Termination Agreement with Mr. Cucinelli (2)

10.2	Employment Agreement dated June 24, 2009, between New Energy Technologies, Inc. and Meetesh Patel (2)

10.3	Amendment to the Employment Agreement dated June 24, 2010, dated April 6, 2010, between New Energy Technologies, Inc. and Meetesh Patel (2)

10.4	Stock Option Agreement Dated April 6, 2010 between New Energy Technologies, Inc. and Meetesh Patel (2)

10.5	Employment Agreement dated February 1, 201,0 between New Energy Technologies, Inc. and James B. Wilkinson (2)

10.6	Resignation and Mutual Determination to Terminate Employment between New Energy Technologies, Inc. and James B. Wilkinson, dated February 15, 2010 (2)

10.7	Amended Form of Stock Option Agreement dated as of December 15, 2009, between Meetesh Patel and New Energy Technologies, Inc., correcting the grant date (2)

10.8	Amended Form of Stock Option Agreement dated as of December 15, 2009 between New Energy Technologies, Inc. and its non-employee directors, correcting the grant date (2)

10.9	Employment Agreement dated August 9, 2010, between New Energy Technologies, Inc. and John A. Conklin (4)

10.10	Stock Option Agreement dated August 9, 2010, between New Energy Technologies, Inc. and John A. Conklin (4)

10.11	Employment Agreement dated December 17, 2010, between New Energy Technologies, Inc. and Andrew Farago (5)

10.12	Stock Option Agreement dated December 17, 2010, between New Energy Technologies, Inc. and Andrew Farago (5)

10.13	Stock Option Agreement dated January 17, 2011, between New Energy Technologies, Inc. and Jatinder Bhogal (6)

10.14	Stock Option Agreement dated January 17, 2011, between New Energy Technologies, Inc. and Alistair Livesey (6)

10.15	Stock Option Agreement dated January 17, 2011, between New Energy Technologies, Inc. and Joseph Sierchio (6)

10.16	Stock Option Agreement dated January 19, 2011, between New Energy Technologies, Inc. and Javier Jimenez (6)

10.17	Consultancy Agreement dated February 1, 2011, between New Energy Technologies, Inc. and Elliot Maza (7)

10.18	Employment Agreement dated February 2, 2011, between New Energy Technologies, Inc. and Scott Taper (8)

10.19	Redacted USF Sponsored Research Agreement (2) (9)

10.20	Redacted USF Option Agreement (2) (9)

10.21	Redacted Veryst Agreement (2) (8)

10.22	Redacted Sigma Design Agreement (2) (8)

10.23
Redacted Standard Exclusive License Agreement with Sublicensing Terms entered into on June 21, 2010, by and between the University of South Florida Research Foundation, Inc. and New Energy Solar Corporation (the “License Agreement”) (7) (9)

10.24	Redacted Addendum 1 dated November 30, 2010, to the License Agreement by and between the University of South Florida Research Foundation, Inc. and New Energy Solar Corporation (9) (10)

10.25
Redacted Stevenson-Wydler Cooperative Research and Development Agreement dated March 18, 2011 by and between New Energy Technologies, Inc. and the Alliance for Sustainable Energy, LLC, operator of The National Renewable Energy Laboratory under its U.S. Department of Energy Contract No. DE-AC36- 08GO28308 (9)(11)

10.26	2006 Incentive Stock Option Plan (12)

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1 hereto) (13)

23.2	Consent of Peterson Sullivan LLP (13)

24.1	Power of Attorney (13)

(1) To be filed by amendment.
(2) Incorporated by reference to the exhibits filed as part of the report on Form 10-Q filed by New Energy Technologies, Inc. on April 16, 2010.
(3) Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on March 21, 2011.
(4) Incorporated by reference to the Form 10-K filed by New Energy Technologies, Inc. on December 13, 2010.
(5) Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on December 23, 2010.
(6) Incorporated by reference to the Form 8-K/A filed by New Energy Technologies, Inc. on January 21, 2011.
(7) Incorporated by reference to the Form 8-K dated February 1, 2011, filed by New Energy Technologies, Inc. on February 4, 2011.
(8) Incorporated by reference to the Form 8-K filed by New Energy Technologies, Inc. on February 8, 2011.
(9)Confidential treatment has been granted with respect to certain portions of this exhibit.
(10) Incorporated by reference to the Form 8-K dated November 30, 2010, filed by New Energy Technologies, Inc. on February 4, 2011.
(11) Incorporated by reference to the Form 8-K/A filed by New Energy Technologies, Inc. filed on April 7, 2011.
(12) Incorporated by reference to the Form S-8 filed by New Energy Technologies, Inc. on March 15, 2011.
(13) Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbia, State of Maryland, on June 21, 2011.

New Energy Technologies, Inc.

/s/ John A. Conklin
Name:	John A. Conklin
Title:	President and Chief Executive Officer

/s/ Elliot Maza
Name:	Elliot Maza
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ John A. Conklin		Dated: June 21, 2011
Name:	John A. Conklin
Title:	President and Chief Executive Officer

/s/ Elliot Maza		Dated: June 21, 2011
Name:	Elliot Maza
Title:	Chief Financial Officer

/s/ Alastair Livesey		Dated: June 21, 2011
Name:	Alastair Livesey
Title:	Director

/s/ Jatinder S. Bhogal		Dated: June 21, 2011
Name:	Jatinder S. Bhogal
Title:	Director

/s/ Joseph Sierchio		Dated: June 21, 2011
Name:	Joseph Sierchio
Title:	Director

/s/ Javier Jimenez		Dated: June 21, 2011
Name:	Javier Jimenez
Title:	Director

/s/ Peter Fusaro		Dated: June 21, 2011
Name:	Peter Fusaro
Title:	Director

/s/ Todd Pitcher		Dated: June 21, 2011
Name:	Todd Pitcher
Title:	Director